UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
DAYFORCE, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dayforce, Inc.
[  ], 2025
To our Stockholders:
You are cordially invited to attend a special meeting of stockholders of Dayforce, Inc., a Delaware corporation (the “Company,” “Dayforce,” “we,” “us” and “our”), on [  ] at [  ], Eastern Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting [  ]. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” shall mean virtually present at the special meeting.
On August 20, 2025, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Dawn Bidco, LLC, a Delaware limited liability company (“Parent”), and Dawn Acquisition Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), providing for, on the terms and subject to the conditions of the merger agreement, the acquisition of the Company by Parent at a price of $70.00 in cash, without interest, per share of common stock, par value $0.01 per share, of the Company (“Company common stock”) issued and outstanding. On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). Parent and Merger Sub are affiliates of Thoma Bravo Fund XIV, L.P., Thoma Bravo Fund XIV-A, L.P., Thoma Bravo Executive Fund XIV, L.P., Thoma Bravo Executive Fund XIV-a, L.P., Thoma Bravo Fund XV, L.P., Thoma Bravo Fund XV-A, L.P., Thoma Bravo Executive Fund XV, L.P., Thoma Bravo Fund XVI, L.P., Thoma Bravo Fund XVI-A, L.P., Thoma Bravo Fund XVI-B, SCSP, Thoma Bravo Executive Fund XVI, L.P., Thoma Bravo Employee Fund, L.P. and Thoma Bravo Employee Fund II, L.P. (each, a “Thoma Bravo Fund” and together, the “Thoma Bravo Funds”), and Parent, Merger Sub, and the Thoma Bravo Funds are each affiliated with Thoma Bravo, L.P. (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors.
If the merger is consummated, you will be entitled to receive $70.00 in cash, without interest, in exchange for each share of Company common stock you own at the effective time of the merger (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto, as they contain important information about, among other things, the merger and how it affects you.
The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) directed that the Company submit the adoption of the merger agreement to a vote of the holders of Company common stock and the holder of the special voting share (acting as Trustee for the holders of Exchangeable Shares (as defined below)) (collectively, the “Holders”) in accordance with the terms of the merger agreement; and (4) resolved to recommend that the Holders adopt the merger agreement (including recommending to holders of Exchangeable Shares to direct the holder of the special voting share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting the merger agreement).
At the special meeting, the Holders will be asked to consider and vote on (1) a proposal to adopt the merger agreement (the “merger agreement proposal”), (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including consummation of the merger (the “advisory compensation proposal”) and (3) a proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”). The Board recommends you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
Your vote is important. We cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the outstanding capital stock of the Company entitled to vote thereon at the special meeting. Whether or not you plan to attend the virtual special meeting as a holder of shares of Company common stock, we want to make sure your shares of Company common stock are represented at the meeting. Please promptly follow the voting instructions provided on the enclosed proxy card to submit your vote. If you hold shares of Ceridian AcquisitionCo ULC (the “Exchangeable Shares”), your enclosed proxy card contains further details regarding voting instructions.
After reading the accompanying proxy statement, if you are a holder of Company common stock, please authorize a proxy to vote your shares of Company common stock by completing, dating, signing and returning your proxy card by mail or by granting your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). You may also vote your shares of Company common stock by attending and voting at the virtual special meeting. Instructions regarding the methods of authorizing your proxy for shares of Company common stock are detailed in the section of the accompanying proxy statement entitled “The Special Meeting—Voting Procedures.” If you attend the special meeting and vote your shares of Company common stock thereat, your vote will revoke any proxy that you have previously submitted. If you hold Company common stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company common stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you hold Exchangeable Shares, your enclosed proxy card contains further details regarding voting instructions. If you have any questions or need assistance voting, please contact our proxy solicitation agent:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 456-3422
Banks and Brokers may call collect: (212) 750-5833
On behalf of the Board, thank you for your continued support.

Sincerely,

DAVID OSSIP
Chief Executive Officer and Chair of the Board

[  ], 2025
The merger has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission. Neither the U.S. Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [  ], 2025 and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about [  ], 2025.

Dayforce, Inc.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY
VIA WEBCAST ON [  ]
Notice is hereby given that a special meeting of stockholders of Dayforce, Inc., a Delaware corporation (the “Company,” “Dayforce,” “we,” “us” and “our”), to be held on [  ] at [  ] a.m. Eastern Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting [  ]. The Company’s stockholders will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” shall mean virtually present at the special meeting. The special meeting is being held for the purpose of acting on the following matters:

Items of Business:	1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 20, 2025 (the “merger agreement”), by and among the Company, Dawn Bidco, LLC, a Delaware limited liability company (“Parent”), and Dawn Acquisition Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which and on the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). We refer to this proposal as the “merger agreement proposal.”

2.
To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger, which proposal we refer to as the “advisory compensation proposal.”

3.
To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement, which proposal we refer to as the “adjournment proposal.”

Record Date:
Only the holders of record of Company common stock at the close of business on [ ], 2025—the record date for the special meeting—and the holder (the “Trustee”) of the one outstanding share of special voting preferred stock, par value $0.01 per share (the “Special Voting Share,” and together with the Company common stock, the “Voting Stock”) will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.

If you hold Exchangeable Shares, you are entitled to direct the Trustee to cast the number of votes equal to the number of shares of Company common stock issuable upon the exchange of the Exchangeable Shares you held on the record date.

General:
The merger agreement proposal must be approved by the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the outstanding shares of the Company common stock, and by the Special Voting Share. Assuming a quorum is present, (x) with respect to shares of Company common stock, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from the merger agreement proposal and (y) with respect to Exchangeable Shares, if you fail to direct the Trustee

3

on how to cast the vote with respect to your Exchangeable Shares, it will have the same effect as a vote against the merger agreement proposal. Accordingly, your vote is very important regardless of the number of shares of Company common stock or Exchangeable Shares that you own. Whether or not you plan to attend the virtual special meeting, we request that you vote your shares of Company common stock or Exchangeable Shares promptly. If you attend the virtual special meeting and you are a Company stockholder of record at the close of business on the record date, you may continue to have your shares of Company common stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of Company common stock at the virtual special meeting. Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions.

With respect to shares of Company common stock, if you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that your shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the virtual special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal. With respect to Exchangeable Shares, if you fail to direct the Trustee on how to cast votes with respect to your Exchangeable Shares, the number of shares of Company common stock issuable upon the exchange of your Exchangeable Shares will not be counted for purposes of determining whether a quorum is present at the virtual special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote (in person or by represented by proxy) of a majority of the votes cast on the applicable proposal. Assuming a quorum is present, (x) with respect to shares of Company common stock, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your bank, broker or other nominee on how to vote, and (y) with respect to Exchangeable Shares, if you fail to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares, it will have no effect on the outcome of these proposals. Abstentions (as voted with respect to shares of Company common stock or Exchangeable Shares) will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.

If a quorum is not present or represented at the special meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, may adjourn the special meeting.

For Company common stockholders of record, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the virtual special meeting. For Company common stockholders that hold their shares in “street name,” any proxy may be revoked through such stockholder’s broker, bank or other nominee and in accordance with its procedures or by voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions, including how to revoke a proxy.

4

For more information concerning the virtual special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) directed that the Company submit the adoption of the merger agreement to a vote of the holders of Company common stock and the holder of the special voting share (acting as Trustee for the holders of Exchangeable Shares (as defined below) (collectively, the “Holders”)) in accordance with the terms of the merger agreement; and (4) resolved to recommend that the Holders adopt the merger agreement (including recommending to holders of Exchangeable Shares to direct the holder of the special voting share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting the merger agreement).

Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the virtual special meeting, we want to make sure your shares of Company common stock and Exchangeable Shares (through the Trustee holding the special voting share) are represented at the meeting. With respect to shares of Company common stock, you may cast your vote by authorizing your proxy in advance of the virtual special meeting by mail, over the internet or by telephone (using the instructions provided in the enclosed proxy card). For voting by mail, please mark, sign, date and return, as promptly as possible, the enclosed proxy card in the postage-paid reply envelope provided. If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction form from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions.

By Order of the Board of Directors

Sincerely,

DAVID OSSIP
Chief Executive Officer and Chair of the Board
Dated: [ ]

5

i

ii

MARKET PRICE AND DIVIDEND INFORMATION	109

HOUSEHOLDING	110

STOCKHOLDER PROPOSALS	111

WHERE YOU CAN FIND ADDITIONAL INFORMATION	112

ANNEX A: THE MERGER AGREEMENT	A-113

ANNEX B: OPINION OF EVERCORE GROUP L.L.C.	B-1

iii

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement attached as Annex A to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”
Except as otherwise specifically noted in this proxy statement, the “Company,” “we,” “our,” “us” and similar words refer to Dayforce, Inc. Throughout this proxy statement, we refer to Dawn Bidco, LLC as “Parent” and to Dawn Acquisition Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated August 20, 2025, by and among Parent, Merger Sub and the Company as the “merger agreement”; our common stock, par value $0.01 per share, as “Company common stock”; our one outstanding share of special voting preferred stock, par value $0.01 per share, as the “Special Voting Share” and, together with the Company common stock, the “Voting Stock”; the exchangeable shares of Ceridian AcquisitionCo ULC as the “Exchangeable Shares”; the holder of the Special Voting Share as the “Trustee”; and the holders of Company common stock and the trustee as “Company stockholders.”
The Parties

(page 25)
Dayforce, Inc.
Dayforce, Inc. is a global human capital management (“HCM”) software company. Dayforce, our flagship Cloud HCM platform, provides a full suite of HCM functionality, including global human resources (“HR”), payroll and tax, workforce management, benefits, and talent intelligence functionality. In addition to Dayforce, we sell Powerpay, a Cloud HR and payroll solution for the Canadian small business market, through both direct sales and established partner channels. We also continue to support customers using our legacy North America solutions and customers using our acquired solutions in the Asia Pacific Japan region.
We were incorporated in July 2013 in Delaware under the name Ceridian HCM Holding Inc. Our principal executive offices are located at 3311 East Old Shakopee Road, Minneapolis, MN 55425, and our telephone number is (952) 853-8100. Shares of Company common stock are listed on the New York Stock Exchange (“NYSE”) and on the Toronto Stock Exchange (“TSX”) under the trading symbol “DAY.”
Dawn Bidco, LLC
Parent was formed on July 28, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
The principal executive offices of Parent are c/o Thoma Bravo, L.P., One Market Plaza, Suite 2400, San Francisco, CA 94105 with a telephone number of (415) 263-3660.
Dawn Acquisition Merger Sub, Inc.
Merger Sub is a direct wholly owned subsidiary of Parent and was formed on July 28, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
Parent and Merger Sub are affiliates of Thoma Bravo Fund XIV, L.P., Thoma Bravo Fund XIV-A, L.P., Thoma Bravo Executive Fund XIV, L.P., Thoma Bravo Executive Fund XIV-a, L.P., Thoma Bravo Fund XV, L.P., Thoma Bravo Fund XV-A, L.P., Thoma Bravo Executive Fund XV, L.P., Thoma Bravo Fund XVI, L.P., Thoma Bravo Fund XVI-A, L.P., Thoma Bravo Fund XVI-B, SCSP, Thoma Bravo Executive Fund XVI, L.P.,

Thoma Bravo Employee Fund, L.P. and Thoma Bravo Employee Fund II, L.P. (each, a “Thoma Bravo Fund” and together, the “Thoma Bravo Funds”), and Parent, Merger Sub, and the Thoma Bravo Funds are each affiliated with Thoma Bravo, L.P. (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the effective time, the surviving corporation will be indirectly owned by the Thoma Bravo Funds and certain of its affiliates.
In connection with the transactions contemplated by the merger agreement, the Thoma Bravo Funds have provided Parent with an equity commitment and Parent has obtained debt financing commitments from certain lenders specified in, and party to, the debt commitment letter (as defined below under the section of this proxy statement entitled “The Merger—Financing of the Merger”) (the “Lenders”). The amounts committed under the commitment letters (as defined below under the section of this proxy statement entitled
“The Merger—Financing of the Merger”) will be used to fund the aggregate purchase price required to be paid at the closing of the merger (the “closing”) and to also fund certain other payments at the closing (including the Required Amounts (as defined below under the section of this proxy statement entitled “The Merger—Financing of the Merger”)), subject to the terms and conditions of the merger agreement. In addition, the Thoma Bravo Funds have agreed to guarantee the payment of certain obligations of Parent and/or Merger Sub under the merger agreement, subject to an aggregate cap equal to $712 million, including any termination fee that becomes payable by Parent, certain damages, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger.”
The principal executive offices of Merger Sub are c/o Thoma Bravo, L.P., One Market Plaza, Suite 2400, San Francisco, CA 94105 with a telephone number of (415) 263-3660.
The Special Meeting

(page 26)
The special meeting of Company stockholders will be held on [  ] at [  ], Eastern Time, in a virtual-only meeting format. Holders of Company common stock must register to attend the meeting prior to the start of the meeting. To register to attend the virtual special meeting, you should [  ].
If you are holder of Company common stock, you will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.
Holders of Exchangeable Shares will be represented at the special meeting through the Trustee.
Record Date and Stockholders Entitled to Vote; Vote Required

(pages 27 and 28)
Only the holders of record of Company common stock at the close of business on [  ], the record date for the special meeting, and the Trustee will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [  ] shares of Company common stock outstanding and entitled to vote, and the Special Voting Share represents an additional [  ] shares of Company common stock issuable upon exchange of the Exchangeable Shares for a total of [  ] votes represented by the outstanding shares of Voting Stock. Each Company common stockholder is entitled to one vote per share of Company common stock held by such stockholder on the record date, and each holder of Exchangeable Shares is entitled to direct the Trustee to cast the number of votes equal to the number of shares of Company common stock issuable upon the exchange of the Exchangeable Shares held by such holder of Exchangeable Shares on the record date, on each of the proposals presented in this proxy statement.
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the outstanding shares of the Company common stock, and by the

Special Voting Share (the “Company stockholder approval”). Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority in voting power of the votes cast on such proposal at the special meeting. The approval of the adjournment proposal requires the affirmative vote of a majority in voting power of the votes cast on such proposal at the special meeting (whether or not a quorum is present). Neither approval of the advisory compensation proposal nor approval of the adjournment proposal is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Voting by Company Directors and Executive Officers

(page 30)
As of September 8, 2025, the directors and executive officers of the Company beneficially owned an aggregate of 7,183,988 shares of Company common stock (including shares of Company common stock issuable upon the exchange of the Exchangeable Shares), or approximately 4.5% of the then-outstanding Voting Stock. We currently expect that all directors and executive officers of the Company will vote their shares of Company common stock or Exchangeable Shares (through the Trustee) “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
The Merger; Certain Effects of the Merger; Consideration To Be Received in the Merger

(pages 36, 62 and 80)
On August 20, 2025, the Company entered into the merger agreement with Parent and Merger Sub, providing for, among other things and on the terms and subject to the conditions of the merger agreement, the acquisition of the Company by Parent at a price of $70.00 in cash, without interest, per share of Company common stock issued and outstanding (the “merger consideration”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). A copy of the merger agreement is included as Annex A to this proxy statement. If the merger is completed, following the completion of the merger, you will not own any shares of the capital stock of the surviving corporation.
If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the time the merger is consummated (the “effective time”) will be canceled and converted automatically into, and will thereafter represent only, the right to receive $70.00 in cash, without interest, other than shares of Company common stock that are (1) owned by the Company as treasury stock or held by Parent or Merger Sub immediately prior to the effective time, which will be canceled and will cease to exist and no consideration will be delivered in exchange therefor, (2) owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the effective time, which will be, at the election of Parent, either converted into shares of common stock of the surviving corporation or canceled (the shares described in clauses (1) and (2), “excluded shares”) and (3) held by any person who is entitled to and properly demands appraisal of such shares pursuant to, and complies in all respects with, Section 262 (“Section 262”) of the Delaware General Corporation Law (the “DGCL”) (the “appraisal shares”).
Under the terms of the merger agreement, prior to the effective time of the merger, the Company is required to cause Dayforce Canada Ltd. to acquire pursuant to the applicable articles of Ceridian AcquisitionCo ULC each outstanding Exchangeable Share (other than those owned by the Company or its subsidiaries) in exchange for one share of Company common stock, all in accordance with the terms and conditions of certain agreements governing the Exchangeable Shares and the articles of Ceridian AcquisitionCo ULC. We refer to this as the “Mandatory Exchange.” For the avoidance of doubt, holders of the Exchangeable Shares will retain the ability prior to the consummation of the Mandatory Exchange to exchange Exchangeable Shares for shares of Company common stock in accordance with the articles of Ceridian AcquisitionCo ULC. As described above, each share of Company common stock issued and outstanding immediately prior to the effective time will be canceled and converted automatically into, and will thereafter represent only, the right to receive $70.00 in cash, without interest.

Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from NYSE and the TSX, deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and cease to be a reporting issuer in each applicable jurisdiction in Canada, as soon as reasonably practicable following the effective time, and, accordingly, following the consummation of the foregoing, the Company common stock will no longer be publicly traded.
Recommendation of the Board

(page 26)
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) directed that the Company submit the adoption of the merger agreement to a vote of the Holders in accordance with the terms of the merger agreement; and (4) resolved to recommend that the Holders adopt the merger agreement (including recommending to holders of Exchangeable Shares to direct the holder of the special voting share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting the merger agreement). Accordingly, the Board recommends that you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
Prior to the adoption of the merger agreement by the Company’s stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement, the Board may effect an adverse recommendation change (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), including by withdrawing or withholding the foregoing recommendation, under certain circumstances in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) or in connection with a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), if the Board complies with certain procedures in the merger agreement.
Opinion of the Company’s Financial Advisor

(page 56)
The Company retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the potential sale of a majority or more of the outstanding common stock or the consolidated assets of the Company. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock (other than shares of common stock (i) owned by the Company as treasury stock or by any wholly owned subsidiary of the Company, (ii) held by Parent or Merger Sub and (iii) that are Appraisal Shares (as defined in the Merger Agreement) (the “Excluded Shares”)). At a meeting of the Board held on August 19, 2025, Evercore presented its financial analyses to the Board in connection with the merger, and discussed the financial considerations relating thereto and advised the Board that Evercore was ready to opine, at the request of the Board, that the proposed $70.00 merger consideration was fair from a financial point of view to the stockholders of the Company. Subsequently, on August 20, 2025, Evercore delivered to the Board its written opinion, dated as the same date, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such holders (other than the Excluded Shares).
The full text of the written opinion of Evercore, dated as of August 20, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.
Effects on the Company if the Merger Is Not Consummated

(page 63)
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock, the Company will continue as an independent public company, the Company common stock will continue to be listed and traded on NYSE and TSX, the Company common stock will continue to be registered under the Exchange Act, the Company will remain a reporting issuer in certain jurisdictions in Canada and the Company’s stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock. Additionally, it is also expected that in such situation, the Exchangeable Shares will remain outstanding.
Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a termination fee of $351 million (the “Company termination fee”) and, under certain other specified circumstances, Parent may be required to pay the Company a termination fee of $702 million (the “Parent termination fee”). Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”
Financing of the Merger

(page 63)
We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $12.3 billion, which will be funded via equity and debt financing described below.
The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, subject to satisfaction of certain conditions in the merger agreement, they will have available to them sufficient funds to satisfy all of their obligations under the merger agreement on the closing date and under the commitment letters (as defined below). This includes funds needed to: (1) pay the Company’s stockholders the amounts due under the merger agreement for their Company common stock, (2) make payments in respect of our outstanding Company Options, Company RSUs, and Company PSUs payable at the closing of the merger pursuant to the merger agreement and (3) repay or refinance certain indebtedness, including payments of all amounts required to be paid in connection with the merger pursuant to (a) the Credit Agreement, dated as of February 29, 2024, between the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended by the First Amendment dated as of February 14, 2025, (b) the Indenture, dated as of March 5, 2021, between the Company and Wilmington Trust, National Association (the “Convertible Note Indenture”) and the 0.25% Convertible Senior Notes due 2026 issued pursuant thereto (the “2026 Convertible Notes”), and (c) each of the letter agreements Re: Base Call Option Transaction, each dated as of March 2, 2021 between the Company and each of JPMorgan Chase Bank, National Association, New York Branch, Barclays Bank PLC, Citibank, N.A. and Deutsche Bank AG, London Branch and/or their respective affiliates, as the same may have been supplemented by additional letters entered into by the parties thereto on March 2, 2021, and as may have been further amended, restated, supplemented, or otherwise modified (the “Capped Call Transactions”) (collectively, the “Required Amounts”).
The Thoma Bravo Funds have committed to contribute or cause to be contributed to Parent at the closing of the merger certain equity financing, subject to the terms and conditions set forth in an equity commitment letter, dated as of August 20, 2025 (the “equity commitment letter”). The Company is an express third-party beneficiary of the equity commitment letter solely with respect to enforcing Parent’s right to cause the commitment under the equity commitment letter by the Thoma Bravo Funds to be funded to Parent in accordance with the equity commitment letter, and to cause Parent to enforce its rights against the Thoma Bravo Funds to perform their funding obligations under the equity commitment letter, in each case subject to (1) the limitations and conditions set forth in the equity commitment letter and (2) the terms and conditions of the merger agreement.
Pursuant to the limited guarantee delivered by the Thoma Bravo Funds in favor of the Company, dated as of August 20, 2025 (the “limited guarantee”), the Thoma Bravo Funds have agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the merger agreement, subject to an aggregate cap equal to $712 million, including any termination fee that becomes payable by Parent, certain damages, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement.
In addition, in connection with the merger agreement, Parent entered into a debt commitment letter, dated as of August 20, 2025 (as amended, supplemented or otherwise modified, the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”) with the Lenders, pursuant to which the Lenders have committed to provide, upon certain terms and subject to certain conditions, Merger Sub with debt financing (as defined in the section of this proxy statement entitled “The Merger—Financing of the Merger”). For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger.”
Pursuant to the merger agreement, Parent and Merger Sub will use reasonable efforts to take (and shall cause its affiliates to use their reasonable best efforts to take) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the financing contemplated by the commitment letters and will use reasonable best efforts to take all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the financings on the terms and subject only to the conditions described in the commitment letters on a timely basis, on or prior to the date on which the merger is required to be consummated pursuant to the term of the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Financing.”
The Company has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries (and their respective representatives) to use their reasonable best efforts to provide, to Parent and Merger Sub such cooperation as is customary and reasonably requested by Merger Sub in connection with the arrangement of the financing contemplated by the debt commitment letter, subject to the terms set forth in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Financing.”
Limited Guarantee

(see page 65)
On the terms and subject to the conditions set forth in the limited guarantee, the Thoma Bravo Funds have agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the merger agreement, subject to an aggregate cap equal to $712 million, including any termination fee that becomes payable by Parent, certain damages, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger.”
Interests of the Company’s Directors and Executive Officers in the Merger

(page 70)
In considering the recommendation of the Board with respect to the merger, the Company’s stockholders and holders of Exchangeable Shares should be aware that the directors and executive officers of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders and holders of Exchangeable Shares generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that the Company’s stockholders and holders of Exchangeable Shares vote to approve the merger agreement proposal and the advisor compensation proposal. These interests include, among others, the following:
•
Some of the Company’s executive officers and directors hold vested Company equity awards, which will be converted into the right to receive a cash payment based on the merger consideration at the effective time;

•	Each of the Company’s non-employee directors holds unvested Director RSUs, which will fully vest at the effective time;
•
Each of the Company’s executive officers holds unvested Company RSUs and unvested Company PSUs, which will be converted into the Replacement Awards based on the merger consideration, subject to the same vesting terms and conditions (except that any performance conditions will be deemed achieved at 100% of target performance levels and subject to other specified exceptions). All such Replacement Awards will remain subject to “double-trigger” vesting upon a termination without cause within 12 months following the effective time;

•
With the exception of Jeffrey Jacobs (Head of Accounting and Financial Reporting), each of the Company’s executive officers is party to an employment agreement that provides for severance payments and benefits in connection with a termination of employment without cause following the effective time; and

•
The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with its directors and executive officers.

For more information, see the sections entitled “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of the Company's Directors and Executive Officers in the Merger.”
Treatment of Company Equity Awards

(page 81)
At the effective time, each Company equity award will be treated as follows, in all cases subject to all required withholding taxes:
•
Company Options. Each option to purchase shares of the Company’s common stock (each, a “Company Option”) that is outstanding and vested as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Company common stock subject to such vested Company Option multiplied by (y) the excess, if any, of the merger consideration over the per share exercise price of such vested Company Option. Any unvested Company Option and any vested Company Option with a per share price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•
Vested Company RSUs and Vested Company PSUs. Each award of restricted stock units with respect to shares of Company common stock subject to solely time-based vesting conditions (“Company RSUs”) and each award of restricted stock units with respect to shares of Company common stock that vests on the achievement of performance-based goals (“Company PSUs”) that are, in each case, outstanding and vested as of immediately prior to the effective time, will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company common stock subject to such vested Company RSUs or Company PSUs multiplied by the merger consideration;

•
Director RSUs. Each award of unvested and unexpired Company RSUs held by a non-employee director (“Director RSUs”) that is outstanding as of immediately prior to the effective time will fully vest and be converted into the right to receive an amount in cash equal to the number of shares of Company common stock subject to such Director RSUs multiplied by the merger consideration; and

•
Unvested Company RSUs and Unvested Company PSUs. Each award of unvested Company RSUs and each award of unvested Company PSUs that is, in each case, outstanding as of immediately prior to the effective time and that is not an award of Director RSUs will be canceled and replaced with an award equal to the number of shares of Company common stock subject to such unvested Company RSUs or Company PSUs as of immediately prior to the effective time (with such number of shares, in the case of any such Company PSUs, determined assuming achievement of the applicable performance metrics at 100% of target performance levels), multiplied by the merger consideration, which award will be settled in (x) cash or (y) for holders who are residents of Canada (or other non-U.S. jurisdictions and who are otherwise jointly designated by the Company and Parent) where the conversion to a cash award would result in adverse tax consequences on such holders, a right to receive shares of non-voting preferred stock in a direct or indirect sole equityholder of Parent with a fixed value per share equal to the merger consideration (each, a “Replacement Award”). Each Replacement Award will be subject, with certain exceptions, to the same vesting terms and conditions as applied to the replaced unvested Company RSU or Company PSU (except that, with respect to Company PSUs, any performance conditions will be deemed achieved at 100% of target performance levels).

See “The Merger Agreement—Treatment of Company Equity Awards.”
Company GESPP

(page 81)
Following the date of the merger agreement, no new offering periods or purchase periods may be commenced pursuant to the Company’s Global Employee Stock Purchase Plan (“Company GESPP”), and no employees may newly participate in or increase their contribution rates or purchase elections pursuant to the Company GESPP.
If the effective time occurs prior to the end of any outstanding offering period in existence under the Company GESPP as of August 20, 2025, all outstanding purchase rights under the Company GESPP will automatically be exercised, in accordance with the terms of the Company GESPP, no later than five business days prior to the effective time, and the Company GESPP will terminate at such time (such date, the “Final Exercise Date”). Each share of Company common stock purchased on the Final Exercise Date will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding).
See “The Merger Agreement—Company GESPP.”
Material U.S. Federal Income Tax Consequences of the Merger

(page 74)
The receipt of cash in exchange for Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a “U.S. holder” (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges Company common stock for cash in the merger will recognize gain or loss equal to the difference, if any, between (i) the amount of cash that such U.S. holder receives in the merger and (ii) such U.S. holder’s adjusted tax basis in the shares of Company common stock surrendered in exchange therefor. Except in certain specific circumstances described under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” a non-U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges Company common stock for cash in the merger generally will not be subject to U.S. federal income tax unless such non-U.S. holder has certain connections with the United States.
You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes in light of your particular circumstances.

Regulatory Approvals in Connection with the Merger

(page 77)
The obligations of the parties to effect the merger are subject to, among other things, the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been terminated or expired, the waiting period applicable to the merger under the Competition Act of 1985, as amended (the “Competition Act”) having expired, the receipt of antitrust approval in Australia, and the receipt of approval from the Foreign Investment Review Board in Australia.
Consummation of the merger is also subject to receipt of an approval or nondisapproval letter from the Office of the Comptroller of the Currency (“OCC”) under the requirements of 12 CFR 5.50 and approvals or notices from certain state financial regulatory authorities, which are also in the process of being submitted and obtained.
The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the closing conditions to be satisfied as promptly as reasonably practicable and to take certain actions to resolve objections under any applicable laws. However, Parent and its affiliates (including Thoma Bravo) are not required to agree to any materially burdensome regulatory condition and the Company is not permitted to agree to take any action leading to a materially burdensome regulatory condition without Parent’s prior written consent. A “materially burdensome regulatory condition” means (i) a condition or restriction with respect to obtaining any consent, approval, nondisapproval letter, waiver or non-objection from the OCC that would reasonably be expected to result in a material adverse effect on the business, properties, assets, operations or financial condition of the Company and its subsidiaries, taken as a whole, on the one hand, or, following the closing, Parent, Merger Sub (and their respective affiliates), on the other hand, measured in each case on a scale relative to the size of the Company and its subsidiaries, taken as a whole, immediately prior to the merger, or (ii) any condition, restriction or action (including with respect to any sale, divestment, hold separate, termination or amendment of any contract) with respect to any portfolio company (as such term is commonly understood in private equity industry) of Parent’s affiliates in relation to obtaining the expiration or termination of any applicable waiting period or any consent, clearance or approval required under any antitrust laws or foreign direct investment (“FDI”) laws. Parent is also not required to take any action that would cause Parent or any of its affiliates to become subject to the Bank Holding Company Act of 1956, as amended.
For more information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger.”
Appraisal Rights

(page 83)
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.”
No Solicitation; Change in Board Recommendation

(page 90)
The merger agreement generally restricts the Company’s ability to directly or indirectly solicit takeover proposals (as defined below under the section entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) from third parties (including by furnishing non-public information), to participate in discussions or negotiations with third parties regarding any takeover proposal or to enter into agreements providing for any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal on the Board’s (or a Board committee’s) determination in good faith, after consultation with financial advisors and outside legal counsel, that such takeover proposal constitutes or could reasonably be expected to result in a superior proposal.
Conditions of the Merger

(page 100)
Each party’s obligations to effect the merger are subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable law), on or prior to the closing date, of certain conditions, including:
•
no law or judgment enacted, promulgated, issued, entered or amended after the date of the merger agreement by any governmental authority of competent jurisdiction is in effect enjoining or otherwise prohibiting consummation of the merger;

•
the expiration of the waiting period applicable to the consummation of the merger under the HSR Act or early termination thereof will have been granted, approval under the Competition Act shall have been received, and any waiting period or consent, clearance or approval applicable to the consummation of the merger under the other antitrust laws and FDI laws of the agreed-upon jurisdictions has expired, been terminated, obtained or deemed to have been granted or jurisdiction will have been denied, as applicable;

•	an approval or nondisapproval letter from the OCC under the requirements of 12 CFR 5.50 shall have been obtained and remain in full force and effect;
•	the approvals or notices from certain state financial regulatory authorities shall have been obtained and remain in full force and effect; and
•	the receipt of the Company stockholder approval.
The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) on or prior to the closing date of the following additional conditions:
•	the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement, subject to certain materiality qualifications;
•
the Company having complied with or performed in all material respects the obligations required to be complied with or performed by the Company at or prior to the effective time under the merger agreement;

•	the absence of any material adverse effect (as defined under “The Merger Agreement—Representations and Warranties”) occurring after the date of the merger agreement; and
•
the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth above have been satisfied.

The obligations of Company to consummate the merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) on or prior to the closing date of the following additional conditions:
•	the truthfulness and correctness of representations and warranties of Parent and Merger Sub to the extent specified in the merger agreement, subject to certain materiality qualifications;
•
Parent and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the effective time under the merger agreement; and

•
the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective name by a duly authorized executive officer thereof, certifying that the conditions set forth above have been satisfied.

The consummation of the merger is not conditioned upon Parent or Merger Sub’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Termination of the Merger Agreement

(page 101)
The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of the Company and Parent.
Termination by Either the Company or Parent
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the merger agreement and abandon the transactions contemplated by the merger agreement at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the effective time has not occurred on or prior to May 21, 2026 (the “outside date”); provided that this right to terminate the merger agreement will not be available to a party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of the effective time to occur on or before the outside date;

•
any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority (“judgment”) having the effect set forth in the first bullet described above in the section of this proxy statement entitled “Conditions of the Merger” is in effect and has become final and nonappealable; provided that this right to terminate will not be available to a party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the issuance or entry of such judgment, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such judgment in accordance with its obligations set forth under the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts”; or

•	the special meeting of Company stockholders (including any adjournments or postponements thereof) has concluded and Company stockholder approval is not obtained.
Termination by Parent
Parent may also terminate the merger agreement and abandon the transactions contemplated by the merger agreement by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the Company has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or any of its representations or warranties in the merger agreement have become inaccurate, which breach or failure to perform or inaccuracy (1) would give rise to the failure of any of the conditions set forth under the sixth and seventh bullets described above in the section of this proxy statement entitled “Conditions of the Merger” and (2) is incapable of being cured prior to the outside date or, if curable by such date, is not cured within the earlier of (a) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating Parent’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination, is given by Parent to the Company and (b) the outside date; provided that Parent will not have the right to terminate the merger agreement pursuant to this right to terminate if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	the Board or a committee thereof has made an adverse recommendation change.
Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions contemplated by the merger agreement by written notice to Parent at any time prior to the effective time, whether before or after receipt of the Company stockholder approval (except as otherwise noted), if:
•
either Parent or Merger Sub has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or any of their representations or warranties in the merger agreement has become inaccurate, which breach or failure to perform or inaccuracy (1) would give rise to the failure of any of the conditions set forth under the tenth and eleventh bullets described above in the section of this proxy statement entitled “Conditions of the Merger” and (2) is incapable of being cured prior to the outside date or, if curable by such date, is not cured within the earlier of (a) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating the Company’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination, is given by the Company to Parent and (b) the outside date; provided that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•
prior to receipt of Company stockholder approval, in connection with entering into a Company acquisition agreement providing for a superior proposal in accordance with the applicable terms of the merger agreement; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company termination fee; or

•
(1) the conditions set forth under the first through ninth bullets described above in the section of this proxy statement entitled “Conditions of the Merger” have been satisfied or waived on the date the closing was required to have occurred pursuant to the terms of the merger agreement (other than those conditions that by their nature are to be satisfied at the closing but provided that such conditions were capable of being satisfied if the closing were to occur on such date), (2) Parent has failed to consummate the closing on the date on which Parent is required to consummate the closing of the merger pursuant to the terms of the merger agreement, (3) the Company has, after the date that the closing was required to have occurred under terms of the merger agreement and at least three business days prior to seeking to terminate the merger agreement pursuant to this right to terminate, irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the closing and (4) Parent and Merger Sub have not consummated the closing of the merger by the earlier of (a) the outside date and (b) the end of the third business day following delivery of such written confirmation.
Termination Fees

(page 103)
The Company will be required to pay to Parent the Company termination fee of $351 million if:
•
the merger agreement is terminated (1) by Parent pursuant to the provisions described in the second bullet point described above in the section of this proxy statement entitled “Termination of the Merger Agreement—Termination by Parent” or (2) by the Company pursuant to the provisions described in the second bullet point described above in the section of this proxy statement entitled “Termination of the Merger Agreement—Termination by the Company”; and the amount will be paid in the case of clause (1), within two business days after such termination or in the case of clause (2), simultaneously with such termination; or

•
(1) the merger agreement is terminated by the Company or Parent pursuant to the provisions described in the third bullet point described above in the section of this proxy statement entitled “Termination of the Merger Agreement—Termination by Either the Company or Parent” or by Parent pursuant to the provisions described in the first bullet point described above in the section of this proxy statement entitled “Termination of the Merger Agreement—Termination by Parent”; and (2) (a) a bona fide takeover proposal has been publicly made, proposed or communicated by a third party after the date of the merger agreement and not withdrawn prior to the special meeting of Company stockholders and (b) within twelve months after the date the merger agreement is terminated, the Company consummates, or enters into a definitive agreement providing for and later consummates, a takeover proposal, and the amount will be paid within two business days after the consummation of such takeover proposal; provided that purposes of clauses (1) and (2) above the references to “20%” in the definition of takeover proposal will be deemed to be references to “50%.”

Parent will be required to pay to the Company the Parent termination fee of $702 million if the merger agreement is terminated (1) by the Company pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “Termination of the Merger Agreement—Termination by the Company” or (2) by the Company or Parent agreement pursuant to the provisions described in the first bullet point described above in the section of this proxy statement entitled “Termination of the Merger Agreement—Termination by Either the Company or Parent” and, in each case, at the time of such termination, the Company could have terminated the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “Termination of the Merger Agreement—Termination by the Company,” and such amount will be paid (1) in the case of any such termination by Parent, concurrently with and as a condition to the termination by Parent and (2) in the case of any such termination by the Company, within two business days after such termination.
Current Price of Company Common Stock
On [  ], the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of Company common stock on NYSE was $[  ] and on the TSX was CAD $[  ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your Company common stock.

Additional Information

(page 112)
You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL
MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger and the merger agreement. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On August 20, 2025, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger agreement proposal and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”
Q:	As a holder of Company common stock, what will I receive in the merger?
A:
If the merger is consummated, you will be entitled to receive $70.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time.

Q:	What will happen to the Exchangeable Shares?
A:
Under the terms of the merger agreement, prior to the effective time of the merger, the Company is required to cause Dayforce Canada Ltd. to acquire pursuant to the applicable articles of Ceridian AcquisitionCo ULC each outstanding Exchangeable Share (other than those owned by the Company or its subsidiaries) in exchange for one share of Company common stock, all in accordance with the terms and conditions of certain agreements governing the Exchangeable Shares and the articles of Ceridian AcquisitionCo ULC. We refer to this as the “Mandatory Exchange.” For the avoidance of doubt, holders of the Exchangeable Shares will retain the ability prior to the consummation of the Mandatory Exchange to exchange Exchangeable Shares for shares of Company common stock in accordance with the articles of Ceridian AcquisitionCo ULC. As described above, each share of Company common stock issued and outstanding immediately prior to the effective time will be canceled and converted automatically into, and will thereafter represent only, the right to receive $70.00 in cash, without interest.

Q:	When and where is the special meeting of our stockholders?
A:
The special meeting of Company stockholders will be held on [  ] at [  ], Eastern Time, in a virtual-only meeting format. We are conducting the special meeting in a virtual-only format, so our stockholders can participate from any geographic location with Internet connectivity. We believe this enhances accessibility to the special meeting for all of our stockholders and reduces the carbon footprint of our activities. Company stockholders will not be able to physically attend the special meeting.

If you are a holder of Company Common Stock, must register to attend the meeting prior to the start of the meeting. To register to attend the virtual special meeting, you should visit [  ]. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting. We encourage you to access the special meeting before the start time of [  ], Eastern Time. Please allow ample time to log into the audio webcast and test your computer systems.
Holders of Exchangeable Shares will be represented at the special meeting through the Trustee.
Q:	Who is entitled to attend and vote at the special meeting?
A:
Only Company common stockholders of record at the close of business on [  ], the record date for the special meeting, and the Trustee will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [  ] shares of Company common stock outstanding and entitled to vote, and the Special Voting Share represents an additional [  ] shares of Company common stock issuable upon exchange of the Exchangeable Shares for a total of [  ] votes represented by the outstanding shares of Voting Stock. Each Company common stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date, and the Trustee is entitled to one vote per Exchangeable Share owned of record at the close of business on the record date by registered holders of such Exchangeable Shares and for which the Trustee has received voting instructions, on each of the proposals presented in this proxy statement.
Company Common Stockholders
If on [  ], you were a “record” holder of Company common stock (that is, if you held Company common stock in your own name in the stock register maintained by our transfer agent, Equiniti Trust Company, LLC (“Equiniti”)), you are entitled to attend and vote at the virtual special meeting or by proxy. Whether or not you intend to attend the virtual special meeting, we encourage you to authorize a proxy to vote now, online, by phone or by mailing a proxy card to ensure that your vote is counted.
If on [  ], you were the beneficial owner of Company common stock held in “street name” (that is, if you held Company common stock through your bank, broker or other nominee), then these materials are being forwarded to you by that organization. You may direct your bank, broker or other nominee how to vote your Company common stock by following the voting instructions on the enclosed form provided by your bank, broker or other nominee. If you hold any Company common stock through your bank, broker or other nominee and wish to attend the virtual special meeting, you may attend the virtual special meeting but may not be able to vote unless you first obtain a legal proxy issued in your name from such broker, bank or other nominee. Once you have received a legal proxy issued in your name from your bank, broker or other nominee, please email a scan or image of it to the Inspector of Elections for the special meeting, [  ] (“[  ]”), at [  ] with “Legal Proxy” noted in the subject line.
For additional information on how to vote at the special meeting, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures.”
Holders of Exchangeable Shares
Holders of Exchangeable Shares will be represented at the special meeting through the Trustee.
For 10 days prior to the special meeting, the names of Company stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, at the Company’s principal executive offices located at 3311 East Old Shakopee Road, Minneapolis, MN 55425, by contacting the Corporate Secretary of the Company.
Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, the Holders will be asked to consider and vote on the following proposals:
•	the merger agreement proposal;
•	the advisory compensation proposal; and
•	the adjournment proposal.
Q:	How does the Board recommend that I vote?
A:	The Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers may have interests that may be different from, or in addition to, the interests of the Company stockholders and holders of Exchangeable Shares generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Q:	What constitutes a quorum for purposes of the special meeting?
A:
A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person at the special meeting or represented by proxy to constitute a quorum. For purposes of determining whether a quorum is present, “all issued and outstanding stock entitled to vote” will include the number of shares of Company common stock issuable upon the exchange of the Exchangeable Shares.

With respect to shares of Company common stock, if you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that your shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the virtual special meeting. With respect to Exchangeable Shares, if you fail to direct the Trustee on how to cast votes with respect to your Exchangeable Shares, the number of shares of Company common stock issuable upon the exchange of your Exchangeable Shares will not be counted for purposes of determining whether a quorum is present at the virtual special meeting.
If a quorum is not present or represented at the special meeting, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken.
If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company common stockholder of record entitled to vote at the special meeting and to the Trustee. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, the special meeting may be postponed or adjourned to solicit additional proxies.
Q:	What vote of our stockholders is required to approve each of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the outstanding shares of Voting Stock. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Abstentions, failures to vote (including, in the case of Company common stock, a failure to authorize a proxy to vote on your behalf and, in the case of Exchangeable shares, a failure to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including, in the case of Company common stock, a failure to authorize a proxy to vote on your behalf and, in the case of Exchangeable Shares, a failure to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Abstentions, failures to vote (including, in the case of Company common stock, a failure to authorize a proxy to vote on your behalf and, in the case of Exchangeable shares, a failure to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares) and broker non-votes will have no effect on the outcome of the adjournment proposal, regardless of whether a quorum is present at the special meeting. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
With respect to shares of Company common stock, a broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions.
Q:	How do the Company’s directors and executive officers intend to vote?
A:
As of September 8, 2025, the directors and executive officers of the Company beneficially owned an aggregate of 7,183,988 shares of Company common stock (including shares of Company common stock issuable upon the exchange of the Exchangeable Shares), or approximately 4.5% of the then-outstanding Voting Stock. We currently expect that all directors and executive officers of the Company will vote their shares of Company common stock or Exchangeable Shares (through the Trustee) “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?
A:
In considering the recommendation of the Board with respect to the merger, the Company’s stockholders and holders of Exchangeable Shares should be aware that the directors and executive officers of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders and holders of Exchangeable Shares generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that the Company’s stockholders and holders of Exchangeable Shares vote to approve the merger agreement proposal and the advisor compensation proposal. These interests include, among others, the following:

•
Some of the Company’s executive officers and directors hold vested Company equity awards, which will be converted into the right to receive a cash payment based on the merger consideration at the effective time;

•	Each of the Company’s non-employee directors holds unvested Director RSUs, which will fully vest at the effective time;
•
Each of the Company’s executive officers holds unvested Company RSUs and unvested Company PSUs, which will be converted into the Replacement Awards based on the merger consideration, subject to the same vesting terms and conditions (except that any performance conditions will be deemed achieved at 100% of target performance levels and subject to other specified exceptions). All such Replacement Awards will remain subject to “double-trigger” vesting upon a termination without cause within 12 months following the effective time;

•
With the exception of Jeffrey Jacobs (Head of Accounting and Financial Reporting), each of the Company’s executive officers is party to an employment agreement that provides for severance payments and benefits in connection with a termination of employment without cause following the effective time; and

•
The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What will happen to outstanding Company equity awards in the merger?
A:	At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:
•
Company Options. Each Company Option that is outstanding and vested as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Company common stock subject to such vested Company Option multiplied by (y) the excess, if any, of the merger consideration over the per share exercise price of such vested Company Option. Any unvested Company Option and any vested Company Option with a per share price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•
Vested Company RSUs and Vested Company PSUs. Each award of Company RSUs and each award of Company PSUs that are, in each case, outstanding and vested as of immediately prior to the effective time, will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company common stock subject to such vested Company RSUs or Company PSUs multiplied by the merger consideration;

•
Director RSUs. Each award of Director RSUs that is outstanding as of immediately prior to the effective time will fully vest and be converted into the right to receive an amount in cash equal to the number of shares of Company common stock subject to such Director RSUs multiplied by the merger consideration; and

•
Unvested Company RSUs and Unvested Company PSUs. Each award of unvested Company RSUs and each award of unvested Company PSUs that is, in each case, outstanding as of immediately prior to the effective time and that is not an award of Director RSUs will be canceled and replaced with a Replacement Award based on the merger consideration. Each Replacement Award will be subject, with certain exceptions, to the same vesting terms and conditions as applied to the replaced unvested Company RSUs or Company PSUs (except that, with respect to Company PSUs, any performance conditions will be deemed achieved at 100% of target performance levels).

•	See “The Merger Agreement—Treatment of Company Equity Awards.”
Q:	What will happen to my participation in the Company’s Employee Stock Purchase Plan (GESPP)?
A:
Following the date of the merger agreement, no new offering periods or purchase periods may be commenced pursuant to the Company GESPP, and no employees may newly participate in or increase their contribution rates or purchase elections pursuant to the Company GESPP. If the effective time occurs prior to the end of any outstanding offering period in existence under the Company GESPP as of August 20, 2025 all outstanding purchase rights under the Company GESPP will automatically be exercised, in accordance with the terms of the Company GESPP, no later than five business days prior to the effective time and the Company GESPP will terminate at such time (such date, the “Final Exercise Date”). Each share of Company common stock purchased on the Final Exercise Date will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding).

Q:	What happens if I transfer my Company common stock before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own Company common stock on the record date and transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of Company common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of Company common stock.

Q:	What happens if I transfer or redeem my Exchangeable Share before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own Exchangeable Shares on the record date and transfer or redeem your Exchangeable Shares after the record date but prior to the special meeting, you will retain your right to direct the Trustee on how to cast the votes corresponding to such Exchangeable Shares at the special meeting.

Q:	How do I vote if I am a Company common stockholder of record or hold my shares in “street name”?
A:
If you are a Company common stockholder of record, you may vote in advance by authorizing a proxy for the special meeting by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided or by granting your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). You may also vote by attending the virtual special meeting and voting during the live webcast.

If your shares of Company common stock are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee that is considered the Company stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares via the internet or by phone if the bank, broker or other nominee offers these options to you or by completing, dating, signing and returning a voting instruction form by mail. Your bank, broker or other nominee will send you instructions on how to submit your voting instructions for your shares of Company common stock. To vote at the virtual special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and register in advance. Please see “The Special Meeting—Registering for the Special Meeting” for information on how to register in advance.
For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures.”
Whether or not you plan to attend the virtual special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the virtual special meeting and vote during the live webcast if you have already voted by proxy.
Q:	How do I vote if I am a holder of Exchangeable Shares?
A:
If you hold Exchangeable Shares, you are entitled to direct the Trustee to cast the number of votes equal to the number of shares of Company common stock issuable upon the exchange of the Exchangeable Shares you held on the record date. The Trustee will vote pursuant to your voting instructions, which must be received prior to [  ] EST on [  ], 2025. Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the outstanding shares of Voting Stock entitled to vote on the matter. Assuming a quorum is present, (x) with respect to shares of Company common stock, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from the merger agreement proposal and (y) with respect to Exchangeable Shares, if you fail to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares, it will have the same effect as a vote “AGAINST” the merger agreement proposal. Accordingly, your vote is very important regardless of the number of shares of Company common stock or Exchangeable Shares that you own. Whether or not you plan to attend the virtual special meeting, we request that you vote your shares of Company common stock or Exchangeable Shares promptly. Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on the proposal. Assuming a quorum is present, (x) with respect to shares of Company common stock, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your bank, broker or other nominee on how to vote, and (y) with respect to Exchangeable Shares, if you fail to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares, it will have no effect on the outcome of these proposals. Abstentions (as voted with respect to shares of Company common stock or Exchangeable Shares) will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.

Q:	If I am a holder of Company common stock, can I change my vote after I have delivered my proxy?
A:	Yes. For the Company common stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:
•
you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”;

•	you may submit a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Dayforce, Inc., 3311 East Old Shakopee Road, Minneapolis, MN 55425; or
•	you may attend the virtual special meeting and vote during the live webcast. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name,” you will need to revoke or resubmit your proxy through your broker, bank or other nominee and in accordance with its procedures. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). To vote at the virtual special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and register in advance. Please see “The Special Meeting—Registering for the Special Meeting” for information on how to register in advance.
Q:	If I am a holder of Exchangeable Shares, can I change my vote after I have delivered my instructions to the Trustee?
A:
Yes. Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions, including on how to change their votes after they have delivered instructions to the Trustee.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company common stock. You may also receive multiple copies of this proxy statement or multiple proxy or voting instruction cards if you hold both shares of Company common stock and Exchangeable Shares. Please submit each proxy and voting instruction card that you receive to ensure that all of your shares of Company common stock and Exchangeable Shares are voted.

Q:	If I hold my Company common stock in certificated form, should I send in my stock certificates now?
A:
No. Parent will designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration in accordance with the merger agreement. At or prior to the effective time, Parent will deposit or cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate merger consideration. Promptly after the effective time, and in any event not later than the fifth business day after the effective time, Parent and the surviving corporation will cause the paying agent to mail to each holder of record of Company common stock entitled to the merger consideration a letter of transmittal and instructions advising such Company stockholder how to surrender its certificates representing shares of Company common stock in exchange for the merger consideration. Each holder of Company common stock will be entitled to receive the merger consideration on surrender of such certificates for cancelation to the paying agent, together with the associated letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the paying agent. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Payment for Stock.”
Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Company common stock?
A:
Yes. Company common stockholders are entitled to appraisal rights under Section 262 of the DGCL so long as they take certain actions and meet certain conditions, including that they do not vote (in person or by proxy) in favor of the merger agreement proposal. For more information regarding appraisal rights, see “The Merger—Appraisal Rights.” Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights.

Q:	When is the merger expected to be consummated?
A:
We currently expect to consummate the merger in early 2026, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement.

Q:	What effect will the merger have on the Company?
If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from NYSE and the TSX, and deregistered under the Exchange Act, and cease to be a reporting issuer in each applicable jurisdiction in Canada, as soon as reasonably practicable following the effective time, and, accordingly, following the consummation of the merger, the Company common stock will no longer be publicly traded.
Under the terms of the merger agreement, prior to the effective time of the merger, the Company is required to cause Dayforce Canada Ltd. to acquire pursuant to the applicable articles of Ceridian AcquisitionCo ULC each outstanding Exchangeable Share (other than those owned by the Company or its subsidiaries) in exchange for one share of Company common stock, all in accordance with the terms and conditions of certain agreements governing the Exchangeable Shares and the articles of Ceridian AcquisitionCo ULC. We refer to this as the “Mandatory Exchange.” For the avoidance of doubt, holders of the Exchangeable Shares will retain the ability prior to the consummation of the Mandatory Exchange to exchange Exchangeable Shares for shares of Company common stock in accordance with the articles of Ceridian AcquisitionCo ULC. As described above, each share of Company common stock issued and outstanding immediately prior to the effective time will be canceled and converted automatically into, and will thereafter represent only, the right to receive $70.00 in cash, without interest.
Q:	What happens if the merger is not consummated?
A:
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NYSE and the TSX, the Company common stock will continue to be registered under the Exchange Act, the Company will remain a reporting issuer in certain jurisdictions in Canada, and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock. Additionally, it is also expected that in such situation, the Exchangeable Shares will remain outstanding.

Under certain circumstances, the Company will be required to pay Parent a termination fee equal to $351 million and, under certain other circumstances, Parent will be required to pay the Company a termination fee equal to $702 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”
Q:	What is householding and how does it affect me?
A:
The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more of the Company common stockholders sharing the same address by delivering a single proxy statement addressed to those Company common stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for Company common stockholders and cost savings for companies.
Banks, brokers or other nominees with account holders who are Company common stockholders may be “householding” proxy materials. A single proxy statement will be delivered to multiple Company common stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. If you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker or other nominee and write or call us at the following address or phone number: Dayforce, Inc., Attention: Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, or 1-(866) 540-7095. Company common stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their banks, brokers or other nominees. We will promptly deliver an additional copy of the proxy statement to any Company common stockholder who so requests.
Q:	Who can help answer my questions?
A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitation agent:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 456-3422
Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the merger. These statements are based on various assumptions, whether or not identified in this communication, and on current expectations and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of the Company.
These forward-looking statements are subject to a number of risks and uncertainties, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that Company stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally.
Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) and Canadian securities regulators on February 28, 2025, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by the Company from time to time with the SEC and Canadian securities regulators. These filings, when available, are available on the investor relations section of the Company website at https://investors.dayforce.com or on the SEC’s website at https://www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.
There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

THE PARTIES
Dayforce, Inc.
Dayforce, Inc. is a global human capital management (“HCM”) software company. Dayforce, our flagship Cloud HCM platform, provides a full suite of HCM functionality, including global human resources (“HR”), payroll and tax, workforce management, benefits, and talent intelligence functionality. In addition to Dayforce, we sell Powerpay, a Cloud HR and payroll solution for the Canadian small business market, through both direct sales and established partner channels. We also continue to support customers using our legacy North America solutions and customers using our acquired solutions in the Asia Pacific Japan region.
We were incorporated in July 2013 in Delaware under the name Ceridian HCM Holding Inc. Our principal executive offices are located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, and our telephone number is (952) 853-8100. Shares of Company common stock are listed on the New York Stock Exchange (“NYSE”) and on the Toronto Stock Exchange (“TSX”) under the trading symbol “DAY.”
Dawn Bidco, LLC
Parent was formed on July 28, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
The principal executive offices of Parent are c/o Thoma Bravo, L.P., One Market Plaza, Suite 2400, San Francisco, CA 94105 with a telephone number of (415) 263-3660.
Dawn Acquisition Merger Sub, Inc.
Merger Sub is a direct wholly owned subsidiary of Parent and was formed on July 28, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
Parent and Merger Sub are affiliates of Thoma Bravo Fund XIV, L.P., Thoma Bravo Fund XIV-A, L.P., Thoma Bravo Executive Fund XIV, L.P., Thoma Bravo Executive Fund XIV-a, L.P., Thoma Bravo Fund XV, L.P., Thoma Bravo Fund XV-A, L.P., Thoma Bravo Executive Fund XV, L.P., Thoma Bravo Fund XVI, L.P., Thoma Bravo Fund XVI-A, L.P., Thoma Bravo Fund XVI-B, SCSP, Thoma Bravo Executive Fund XVI, L.P., Thoma Bravo Employee Fund, L.P. and Thoma Bravo Employee Fund II, L.P. (each, a “Thoma Bravo Fund” and together, the “Thoma Bravo Funds”), and Parent, Merger Sub, and the Thoma Bravo Funds are each affiliated with Thoma Bravo, L.P. (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the effective time, the surviving corporation will be indirectly owned by the Thoma Bravo Fund and certain of its affiliates.
In connection with the transactions contemplated by the merger agreement, the Thoma Bravo Funds have provided Parent with an equity commitment and Parent has obtained debt financing commitments from those certain lenders specified in, and party to, the debt commitment letter (as defined below under “—Financing of the Merger”) (the “Lenders”). The amounts committed under the commitment letters (as defined below under “—Financing of the Merger”) will be used to fund the aggregate purchase price required to be paid at the closing of the merger (the “closing”) and to also fund certain other payments at the closing (including the Required Amounts (as defined below under “—Financing of the Merger”)), subject to the terms and conditions of the merger agreement. In addition, the Thoma Bravo Funds have agreed to guarantee the payment of certain liabilities and obligations of Parent and/or Merger Sub under the merger agreement, subject to an aggregate cap equal to $712 million, including any termination fee, certain damages, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger.”
The principal executive offices of Merger Sub are c/o Thoma Bravo, L.P., One Market Plaza, Suite 2400, San Francisco, CA 94105 with a telephone number of (415) 263-3660.

THE SPECIAL MEETING
We are furnishing this proxy statement to Company stockholders and holders of Exchangeable Shares as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.
Date, Time and Place
The special meeting of Company stockholders will be held on [   ] at [ ], Eastern Time, in a virtual-only meeting format.
Holders of Company Common Stock. To attend the virtual special meeting, Company stockholders must register prior to the start of the meeting. To register, please visit [   ]. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting. All shareholders are entitled to attend the special meeting; however, you are entitled to participate, meaning you are entitled to vote and submit questions at the special meeting, only if you were a stockholder of record as of the close of business on the record date, or if you were a beneficial owner of shares of Company common stock as of the record date and you obtain a legal proxy in accordance with the instructions below.
Holders of Exchangeable Shares. Holders of Exchangeable Shares will be represented at the special meeting through the Trustee.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:
•	to consider and vote on the merger agreement proposal;
•	to consider and vote on the advisory compensation proposal; and
•	to consider and vote on the adjournment proposal.
A copy of the merger agreement is attached as Annex A to this proxy statement.
Recommendation of the Board
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions. The Board (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable; (3) directed that the Company submit the adoption of the merger agreement to a vote of the Holders in accordance with the terms of the merger agreement; and (4) resolved to recommend that the Holders adopt the merger agreement (including recommending to holders of Exchangeable Shares to direct the holder of the special voting share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting the merger agreement). Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
Registering for the Special Meeting
Stockholders of Record of Company Common Stock
If you are a record holder of Company common stock (in other words, you hold Company common stock in your own name in the stock register maintained by our transfer agent, Equiniti), then are entitled to virtually attend and participate in the special meeting. You must register to attend the meeting prior to the start of the meeting. To register to attend the virtual special meeting, you should visit [ ]. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting.

Beneficial (“Street Name”) Stockholders of Company Common Stock
If you hold your shares in “street name” (in other words, your Company common stock is held in the name of your bank, broker or other nominee), you are entitled to virtually attend the special meeting but must first obtain a legal proxy in order to vote your shares at the special meeting. You must register to attend the meeting prior to the start of the meeting. To register to attend the virtual special meeting, you should visit [ ]. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting.
If you wish to participate and vote your shares at the virtual special meeting, you must first obtain a legal proxy from your bank, broker or other nominee. Once you have received a legal proxy from your bank, broker or other nominee, please email a scan or image of it to the Inspector of Elections for the special meeting, [  ], at [ ] with “Legal Proxy” noted in the subject line. If you request a legal proxy from your bank, broker or other nominee, you should note that the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf and, in that case, you would only be able to vote at the virtual special meeting. Failure to provide a legal proxy may invalidate any votes placed at the virtual special meeting.
Holders of Exchangeable Shares
Holders of Exchangeable Shares will be represented at the special meeting through the Trustee.
Record Date and Stockholders Entitled to Vote
Only the holders of record of Company common stock at the close of business on [   ], the record date for the special meeting, and the Trustee will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [   ] shares of Company common stock outstanding and entitled to vote, and the Special Voting Share represents an additional [   ] shares of Company common stock issuable upon exchange of the Exchangeable Shares for a total of [ ] votes represented by the outstanding shares of Voting Stock. Each Company common stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date, and each holder of Exchangeable Shares is entitled to direct the Trustee to cast the number of votes equal to the number of shares of Company common stock issuable upon the exchange of the Exchangeable Shares held by such holder of Exchangeable Shares on the record date, on each of the proposals presented in this proxy statement.
For 10 days prior to the special meeting, the names of stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, at the Company’s principal executive offices located at 3311 East Old Shakopee Road, Minneapolis, MN 55425, by contacting the Corporate Secretary of the Company.
Quorum
A majority of all issued and outstanding stock entitled to vote on the record date, present in person or represented by proxy at the special meeting, constitutes a quorum for the transaction of business at the special meeting. For purposes of determining whether a quorum is present, “all issued and outstanding stock entitled to vote” will include the number of shares of Company common stock issuable upon the exchange of the Exchangeable Shares. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. For shares of the Company common stock, broker non-votes will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.
If a quorum is not present or represented at the special meeting, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, may adjourn the special meeting, may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company common stockholder of record entitled to vote at the special meeting and to the Trustee. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Vote Required
Approval of the Merger Agreement Proposal
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the outstanding shares of the Voting Stock. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Abstentions, failures to vote (including, in the case of Company common stock, a failure to authorize a proxy to vote on your behalf and, in the case of Exchangeable Shares, a failure to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.
Approval of the Advisory Compensation Proposal
The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including, in the case of Company common stock, a failure to authorize a proxy to vote on your behalf and, in the case of Exchangeable Shares, a failure to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the surviving corporation. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.
Approval of the Adjournment Proposal
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Abstentions, failures to vote (including, in the case of Company common stock, a failure to authorize a proxy to vote on your behalf and, in the case of Exchangeable shares, a failure to direct the Trustee on how to cast the vote with respect to your Exchangeable Shares) and broker non-votes will have no effect on the outcome of the adjournment proposal, regardless of whether a quorum is present at the special meeting. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal and vice versa.
Neither approval of the advisory compensation proposal nor approval of the adjournment proposal is a condition to the consummation of the merger.
With respect to shares of Company common stock, a broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions.
Voting Procedures
Whether or not you plan to attend the virtual special meeting and regardless of the number of shares of Company common stock or Exchangeable Shares you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.
If you are a record holder of Company common stock (in other words, you held Company common stock in your own name in the stock register maintained by our transfer agent, Computershare) and to ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the virtual special meeting. In order to vote by proxy card, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). For your mailed proxy card to be counted, we must receive it before 11:59 p.m. Eastern Time on [ ], one day before the special meeting. You may also vote by attending the virtual special meeting and voting during the live webcast.
If you hold your shares of Company common stock in “street name” (in other words, your Company common stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete, date, sign and mail the enclosed voting instruction form from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. To vote at the virtual special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and register in advance. Please see “The Special Meeting—Registering for the Special Meeting” above for information on how to register in advance. Without following the voting and/or registration instructions, your Company common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal and will not have any effect on the advisory compensation proposal and adjournment proposal.
If you hold Exchangeable Shares, you are entitled to direct the Trustee to cast the number of votes equal to the number of shares of Company common stock issuable upon the exchange of the Exchangeable Shares you held on the record date. The Trustee will vote pursuant to your voting instructions, which must be received prior to [  ] p.m. Eastern Time on [ ]. Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions.
For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (877) 456-3422 (banks and brokers may call collect at (212) 750-5833).
How Proxies Are Voted
If you complete and submit your proxy card or voting instructions for shares of Company common stock, the persons named as proxies will follow your instructions. If you are a holder of record for shares of Company common stock and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions.

Revocation of Proxies
For Company common stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:
•
you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”;

•	you may submit a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Dayforce, Inc., 3311 East Old Shakopee Road, Minneapolis, MN 55425; or
•	you may attend the virtual special meeting and vote during the live webcast. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares of Company common stock in “street name,” you will need to revoke or resubmit your proxy through your broker, bank or other nominee and in accordance with its procedures. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the virtual special meeting and vote during the webcast, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy issued in your name from your broker, bank or other nominee, who is the Company common stockholder of record, and register in advance to attend the meeting.
Holders of Exchangeable Shares will receive a proxy card that contains further details regarding voting instructions, including on how to change their votes after they have delivered instructions to the Trustee.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and NYSE regulations. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to solicit proxies at a total cost to the Company of approximately $[ ].
Adjournments
Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. If a quorum is not present in person or represented by proxy at the special meeting, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, without notice, provided that the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company common stockholder of record entitled to vote at the special meeting and the Trustee. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting.
Voting by Company Directors and Executive Officers
As of September 8, 2025, the directors and executive officers of the Company beneficially owned an aggregate of 7,183,988 shares of Company common stock (including shares of Company common stock issuable upon the exchange of the Exchangeable Shares), or approximately 4.5% of the then-outstanding Voting Stock.

We currently expect that all directors and executive officers of the Company will vote their shares of Company common stock or Exchangeable Shares (through the Trustee) “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
The Company’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders or holders of Exchangeable Shares generally. For more information, see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Appraisal Rights
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.”

Other Matters
Pursuant to the DGCL and the Company’s by-laws, only the matters set forth in the notice of special meeting may be brought before the special meeting.
Assistance
If you have any questions or need assistance in registering, completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 456-3422
Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1: MERGER AGREEMENT PROPOSAL
We are asking Company common stockholders and holders of Exchangeable Shares (voting through the Trustee) to vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.
The Board recommends a vote “FOR” the approval of the merger agreement proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking Company common stockholders and holders of Exchangeable Shares (voting through the Trustee) to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger. As required by those rules, the Company is asking Company common stockholders and holders of Exchangeable Shares (voting through the Trustee) to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers,” including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board; as the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The Board recommends a vote “FOR” the approval of the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the merger agreement proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger agreement proposal.
The Company is asking Company common stockholders to authorize the holder of any proxy solicited by the Board and holders of Exchangeable Shares to authorize the Trustee to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement proposal at the time of the special meeting.
The Board recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER
Overview
The Company is seeking the adoption by Company stockholders of the merger agreement the Company entered into on August 20, 2025 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Board has authorized and approved the execution, delivery and performance by the Company of the merger agreement and declared the merger agreement advisable, and recommends that Holders vote to adopt the merger agreement.
Background of the Merger
The Board and senior management regularly review and evaluate the Company’s business and long-term strategy, competitive position, historical performance, future prospects and opportunities, with the goal of enhancing stockholder value. These reviews have included discussions as to the Company’s strategic alternatives, including continuing to execute on its strategy as a standalone company, pursuing acquisitions or pursuing a sale or business combination transaction.
In addition, David Ossip, the Chair and Chief Executive Officer of the Company, has routinely met with representatives of strategic parties and financial sponsors, including as a result of inbound requests from such parties, to discuss trends and developments in the HCM technology and software industry, market conditions, the Company’s business and to assess whether there may be an opportunity for a potential transaction involving the Company that would enhance value for the Company’s stockholders. Mr. Ossip has regularly updated members of the Board regarding such discussions.
On August 30, 2024, Mr. Ossip was contacted by Mr. Orlando Bravo, managing partner of Thoma Bravo. Messrs. Ossip and Bravo held a brief call later that day. In the call, Mr. Bravo provided Mr. Ossip with an introduction to Thoma Bravo and expressed Thoma Bravo’s interest in the Company’s business. Mr. Bravo indicated that he would be in touch.
On September 16, 2024, Mr. Bravo reached out to Mr. Ossip and requested a meeting between Mr. Ossip and representatives of Thoma Bravo to learn more about the Company.
Following the September 16, 2024 call, Mr. Ossip discussed the meeting request with Mr. Gerald Throop, Lead Director of the Company, and Thomas Hagerty, director of the Company and Chair of the Acquisition and Finance Committee of the Board. Following discussion, they agreed that Mr. Ossip should meet with Thoma Bravo and continue to explore its potential interest in the Company subject to first entering into a confidentiality agreement. Mr. Ossip sent Mr. Bravo a draft customary confidentiality agreement (the “NDA”) prepared by the Company’s outside counsel, Wachtell, Lipton, Rosen & Katz (who we refer to as “Wachtell Lipton”), which was subsequently executed on September 20, 2024. The NDA required the Company’s prior written consent for Thoma Bravo to engage in discussions with any potential equity or debt financing sources.
On September 24, 2024, Mr. Ossip and Mr. Jeremy Johnson, Executive Vice President and Chief Financial Officer of the Company, met with Mr. Bravo and several other representatives of Thoma Bravo, including Mr. Holden Spaht, a managing partner at Thoma Bravo. At this meeting, Mr. Ossip and Mr. Johnson provided the representatives of Thoma Bravo with an overview of the Company and its business and answered questions from the Thoma Bravo representatives.
On September 27, 2024, Mr. Johnson held a follow-up discussion with representatives of Thoma Bravo with respect to various financial questions.
Shortly after these meetings, Mr. Bravo contacted Mr. Ossip and expressed a preliminary interest in exploring an acquisition of the Company by Thoma Bravo and provided a soft price indication around $65 per share of Company common stock. After discussing the indication with Messrs. Throop and Hagerty, Mr. Ossip informed Mr. Bravo that $65 was not a price at which the Company would be willing to consider a potential transaction. On September 27, 2024, the closing price of the Company common stock on the NYSE was $60.20.
Following this discussion, there was no further interaction with Thoma Bravo relating to a potential transaction until February 2025.

On October 29, 2024, the Board held a regular scheduled meeting, which was attended by members of senior management for a portion of the meeting. Mr. Ossip updated the Board in executive session about the preliminary discussion with representatives of Thoma Bravo. Following the executive session, Mr. Johnson led a discussion with the Board regarding the Company’s third quarter results and fourth quarter 2024 and full year 2024 guidance. The Board also discussed its long range and short range financial plans, with a focus on the Company’s cost structure and revenue growth.
On October 30, 2024, the Company released its third quarter results, which included increases in recurring revenue year-over-year and in year-to-date cash flows from operating activities.
On November 12, 2024, the Company hosted an investor day during which it provided an overview of its vision, strategy and multi-year long range financial model, including plans to increase free cash flow to $1 billion by 2031.
On January 30, 2025, the Board held a regular scheduled meeting, which was attended by members of senior management. Mr. Johnson led a discussion with the Board regarding fourth quarter and year-end performance metrics and highlights, including a miss in fourth quarter 2024 guidance. The Board also discussed and approved the Company’s 2025 short range plan, which included an efficiency plan of cost reductions, and discussed financial guidance for 2025.
On February 5, 2025, the Company reported fourth quarter and full year 2024 results and raised its adjusted EBITDA guidance for fiscal year 2025.
On February 26, 2025, the Company also announced an efficiency plan with an expected reduction of approximately 5% of the Company’s workforce together with pre-tax cost savings that the efficiency plan was expected to generate in fiscal year 2025 and on an annualized run-rate basis. On February 26, 2025, the closing price of the Company common stock on the NYSE was $62.60.
In late February 2025, a representative of Thoma Bravo reached out to Mr. Ossip expressing an interest in reengaging with the Company and requested a meeting between the senior management of the Company and representatives of Thoma Bravo to discuss the Company’s business.
On February 28, 2025, the Board held a regular scheduled meeting, which was attended by members of senior management for a portion of the meeting. During executive session, Mr. Ossip updated the Board on the recent outreach from Thoma Bravo. The Board authorized Mr. Ossip to engage in discussions and diligence with Thoma Bravo to explore whether Thoma Bravo would be willing to meaningfully improve its prior indicative proposal. The Board discussed the status of the efficiency program and the reaction of the market and other key constituencies to its announcement and observed the significant downward trend in the price of the Company common stock over the past few months.
During March 2025, there were multiple diligence meetings and calls between representatives of Thoma Bravo and Messrs. Ossip and Johnson regarding the Company’s business with a view towards providing a basis for Thoma Bravo to raise its prior indicative price.
On March 26, 2025, following these diligence meetings, Messrs. Bravo and Spaht verbally reiterated Thoma Bravo’s interest in acquiring the Company and provided a soft price indication of $68 per share. On March 26, 2025, the closing price of the Company common stock on the NYSE was $59.67.
Following discussions with Messrs. Throop and Hagerty, Mr. Ossip advised Messrs. Bravo and Spaht that a price of $68 per share did not fully value the Company. The following day, Mr. Bravo called Mr. Ossip and asked him to stay in touch.
On April 7, 2025, Mr. Ossip received a call from a senior executive of another private equity firm, which we refer to as “Financial Sponsor A,” expressing interest in exploring a potential acquisition of the Company. On April 8, 2025, the Company entered into a customary confidentiality agreement with Financial Sponsor A, which similarly required the Company’s consent for Financial Sponsor A to engage in discussions with any equity or debt financing sources.

On April 10, 2025, Messrs. Ossip and Johnson held a meeting with representatives of Financial Sponsor A and a potential co-investor of Financial Sponsor A (who joined the confidentiality agreement between the Company and Financial Sponsor A). Messrs. Ossip and Johnson provided representatives of Financial Sponsor A and the potential co-investor with an overview of various aspects of the Company’s business.
On April 11, 2025, Mr. Bravo called Mr. Ossip and requested a diligence meeting with other senior leaders of the Company who had not been involved in prior diligence meetings. Mr. Bravo also told Mr. Ossip that Thoma Bravo was considering sending the Board a letter of intent proposing a $68 price per share and requested a 30-day exclusivity period. Mr. Ossip discussed this information with Messrs. Throop and Hagerty who indicated that the Company should hold a special Board meeting to update the Board regarding the status of discussions with Thoma Bravo as well as Financial Sponsor A and to determine next steps. On April 11, 2025, the closing price of the Company common stock on the NYSE was $56.16.
On April 14, 2025, the Board held a special meeting, with members of the Company’s senior management and a representative of Wachtell Lipton in attendance. Mr. Ossip provided the Board with an update on the discussions with representatives of Thoma Bravo that had occurred since they had reengaged in late February, including the indicative $68 acquisition price proposed by Thoma Bravo and the request for exclusivity, as well as the discussions with Financial Sponsor A. Mr. Ossip also updated the Board on the status of two other inbound inquiries that he had received that he viewed as highly preliminary. The first was an introductory meeting that Mr. Ossip had in early March with representatives of a large private equity firm, which we refer to as “Financial Sponsor B”, which had been arranged by an investment bank that had reached out to Mr. Ossip. Mr. Ossip stated that the meeting was very high level, that no confidential information had been exchanged with Financial Sponsor B and that he had not received any request for a follow-up. Mr. Ossip also informed the Board that he had been approached by investment banks seeking to act as a matchmaker and encouraging him to request an introductory meeting with a specific strategic counterparty, which we refer to as “Strategic Party A.” Mr. Ossip stated that he was skeptical that there would be interest from Strategic Party A given his knowledge, based on prior discussions and interactions with Strategic Party A, about Strategic Party A’s business priorities, but that he would be willing to have a meeting. The representative of Wachtell Lipton provided the members of the Board with an overview of their fiduciary duties and other legal considerations in the context of evaluating the expressions of interest from Thoma Bravo and the potential interest from other parties. The Board discussed Thoma Bravo’s $68 verbal indication of interest, the discussions with Financial Sponsor A and the potential interest from other counterparties. The Board also discussed the Company’s business and performance relative to its long range plan, its views on the Company’s valuation as well as potential strategic alternatives, including the benefits and risks of conducting outreach to potentially interested parties or running a sale process. The Board also discussed management’s views on the universe of potential third party acquirers, which, consistent with discussions at prior Board meetings, management believed was limited. Management discussed that the universe of potential strategic buyers was small due to the market capitalization of the Company, and the strategic priorities and fit with others in the industry, including the limited interest in the payroll and workforce management sector from larger diversified software companies. Management also reviewed the lack of interest that had been demonstrated by potential strategic buyers in prior interactions with the Company, and Mr. Ossip noted that he would provide the Board with updates, if any, on interest from Strategic Party A in having a meeting. Management then discussed the universe of potential financial buyers, their prior discussions and interactions with certain financial buyers, the financial sponsors that had expressed interest in the HCM sector, and the large equity check that would be required from a financial buyer to fund a transaction of this size. Management then discussed the risks and complexities associated with a consortium deal of the type being contemplated by Financial Sponsor A that would likely involve multiple co-investors. During this discussion, a member of the Board asked Messrs. Hagerty and Ganesh Rao, who are each independent directors and managing directors of Thomas H. Lee Partners (who we refer to as “THL”), a private equity firm who previously was an investor in the Company, whether they believed THL would have an interest in participating in a consortium deal involving the Company. Mr. Hagerty stated that he was unaware of any current interest and would alert the Board if that changed. The Board also discussed whether to engage an investment banker at this time. Following discussion, the Board instructed senior management of the Company to communicate to Thoma Bravo that the $68 price was too low and to not enter into an exclusive negotiation agreement with Thoma Bravo at this time. The Board also authorized management to continue discussions with representatives of Thoma Bravo and Financial Sponsor A to determine whether there may be a proposal at a price that would be in the best interests of stockholders to pursue and authorized a limited increase in the members of senior management that it would make available for diligence. The Board also authorized senior management of the Company to continue its practice of meeting with potentially interested parties who contacted the Company to assess whether there may be something worth exploring that would enhance stockholder value, including Financial Sponsor B and Strategic Party A, but directed the Company to continue focusing on executing the strategic plan and that the Company was not authorized to conduct a process or, except as authorized by the Board, conduct outreach to third parties at this time. The Board also determined not to engage an investment banker at this preliminary stage given the potential risks for leaks but instructed senior management to schedule for its regular scheduled May Board meeting the annual market assessment and financial review for which a leading investment banking firm (the identity of which varies from year to year) provides a presentation to the Board regarding the industry and its view on the Company’s valuation.
Following the Board meeting, Mr. Ossip communicated to representatives of Thoma Bravo that the Company was not willing to enter into an exclusivity agreement and that the Board had concurred that the $68 price was too low but that it was willing to continue discussions and make certain additional members of the senior management team available for diligence.
On April 17, 2025, Messrs. Ossip and Johnson and additional members of the senior management team of the Company met with representatives of Thoma Bravo for the purpose of Thoma Bravo conducting additional diligence.
During late April 2025, there were meetings and an exchange of diligence materials with Financial Sponsor A and a second potential co-investor of Financial Sponsor A (who also joined the confidentiality agreement between the Company and Financial Sponsor A).
On May 1, 2025, members of the Company’s senior management team had a meeting with representatives of Thoma Bravo, including Mr. Spaht, in which Mr. Spaht reiterated Thoma Bravo’s interest in acquiring the Company, provided an overview of Thoma Bravo’s investment thesis and explained why Thoma Bravo would be a good partner for the Company, but did not increase the indicative price that Thoma Bravo was willing to offer.
Also on May 1, 2025, a senior executive of Financial Sponsor A contacted Mr. Ossip and indicated that Financial Sponsor A was potentially interested in acquiring the Company at a price between $61 and $63 per share. Mr. Ossip advised the senior executive of Financial Sponsor A that the Company would be unwilling to proceed with further discussions on that basis. The closing price of the Company common stock on the NYSE on May 1, 2025 was $58.62.
On May 2, 2025, the Board held a regular scheduled meeting with members of the Company’s senior management in attendance for portions of the meeting. Mr. Ossip reported that management had held additional meetings with Thoma Bravo since providing the feedback that $68 was too low but that Thoma Bravo had not increased its price. Mr. Ossip also provided the Board with the status update on the price offered by Financial Sponsor A and the Board concurred that the Company should not proceed with further discussions at that price level. Mr. Ossip also provided updates on the two other parties discussed at the April Board meeting. He reported that there had been no further interest shown since the April Board meeting by Financial Sponsor B in continuing discussions following the introductory meeting with in March. He also reported that with respect to Strategic Party A, he had received feedback since the April Board meeting that Strategic Party A was focused on other business priorities and was not interested in having a meeting with representatives of the Company at this time. Following these updates, representatives of an investment bank, which we refer to as “Investment Bank A,” joined the meeting for purposes of providing the annual update. The representatives of Investment Bank A were not informed of any of the expressions of interest received by the Company and Investment Bank A was not engaged by the Company as a financial advisor. Representatives of Investment Bank A led a presentation on an annual HCM industry update, the Company’s positioning within the industry as well as valuation analysis based on publicly available information, which included the Company’s long range targets, and the M&A environment in the industry. Representatives of Investment Bank A discussed the market underperformance in the HCM industry and observed that the Company had negatively diverged from its HCM peers with respect to market performance. Representatives of Investment Bank A discussed that, in their view, the dislocation in the Company’s valuation had been driven by recent macroeconomic uncertainty, idiosyncratic international exposure versus peers, lower free cash flow versus peers, a high mix of “float” revenue (from the investment of customer funds) and professional services revenue and investor questions on the Company’s ability and timeline to achieve its long-term financial targets. They also discussed that based on their analysis the Company common stock was fairly priced in the market (which for purposes of their analysis was $57.27, the closing price on April 24), was priced in line or higher than peers depending on the metric, leading to the need for the Company to focus on interim execution to drive confidence in long-term targets and to achieve a higher free cash flow multiple. Investment Bank A also provided its perspectives on merger and acquisition opportunities, including that the Company should consider a potential sale as a means of enhancing value for stockholders. After the representatives of Investment Bank A left the meeting, the Board engaged in further discussion about the presentation and the Company’s positioning in the industry, valuation and stock market performance.
On May 7, 2025, the Company reported first quarter 2025 results. The Company’s first quarter earnings call highlighted strong results with respect to revenue and EBITDA, which were slightly ahead of expectations, strong bookings and pipeline momentum (driven by full-suite and AI adoption), a softer second quarter guidance offset by confidence in second-half acceleration and ongoing margin and profitability improvements. The closing price of the Company common stock on the NYSE on May 7, 2025 was $54.44.
On June 10, 2025, Mr. Bravo called Mr. Ossip to inform him that Thoma Bravo would be sending a non-binding letter of intent (“LOI”). Shortly thereafter, Thoma Bravo delivered an LOI to Mr. Ossip, which was promptly provided to all of the members of the Board. In the LOI, Thoma Bravo proposed to acquire the Company at a price of $70 per share of Company common stock and described this purchase price as firm and representing Thoma Bravo’s best price for the Company. In the LOI, Thoma Bravo also requested a 20 business day period for the Company to negotiate exclusively with Thoma Bravo. The LOI also stated that Thoma Bravo and its debt financing sources would commit to 100% of the purchase price. The closing price of the Company common stock on the NYSE on June 10, 2025 was $59.91.
On June 16, 2025, the Board held a special meeting with members of the Company’s senior management and representatives of Wachtell Lipton in attendance. At this meeting, Mr. Ossip described the terms of the LOI and informed the Board that there had not been any engagement with Thoma Bravo since the last Board meeting prior to receiving the LOI. Mr. Johnson presented a preliminary valuation analysis to the Board, showing that the proposed $70 price represented approximately the present value of the Company achieving its publicly stated goal of $1 billion in free cash flow by 2031 based on certain assumptions that he discussed with the Board, together with a sensitivity analysis. The Board then engaged in a lengthy discussion regarding the Company’s business and the Board’s views on the intrinsic value of the Company, which referenced the presentation from Mr. Johnson and the recent presentation from Investment Bank A. Among other things, the Board discussed the proposed transaction relative to the Company’s long range plan. The Board discussed the Company’s recent financial performance, sales momentum in the business, challenges in growing revenue and improving margin as well as management’s expectations for the remainder of 2025 and under its long range plan. Representatives of Wachtell Lipton made a presentation to the Board regarding its fiduciary duties in connection with the evaluation of the proposed LOI and other legal considerations. Representatives of Wachtell Lipton then reviewed with the Board potential alternative responses to the Thoma Bravo proposal and considerations associated with each alternative. The Board discussed that given the potential for management to have interests that may be different from or in addition to those of stockholders generally, it was important for the independent directors of the Board to have a prominent role in overseeing and leading the transaction process and it designated Messrs. Throop and Haggerty to serve in that role and to work closely with Mr. Ossip. The Board directed Messrs. Throop and Hagerty to reach out to Thoma Bravo to discuss Thoma Bravo’s proposal further, including to assess Thoma Bravo’s willingness to increase its per-share price and to gather more information for the Board to make a decision about how to proceed.
On June 17, 2025, Messrs. Throop and Hagerty held a call with Messrs. Bravo and Spaht. Messrs. Throop and Hagerty stated that the Company was not for sale, that the Board had confidence in the Company’s business and management team and that there was no Board consensus to move forward with discussions with Thoma Bravo at the proposed $70 price per share. They explored whether Thoma Bravo would be willing to increase its price and, among other things, they asked the Thoma Bravo representatives to describe their plans and financial model for the business and their justification for the proposed acquisition price. Messrs. Bravo and Spaht stated that Thoma Bravo was maximally stretched at a $70 price per share, that they had started at $65, raised to $68 which was rejected and went back to find a way to a higher premium and that $70 reflected the upper end of the valuation that Thoma Bravo was willing to consider for acquiring the Company. Messrs. Bravo and Spaht also discussed their plans for the business as well as certain aspects of their financial model which supported their proposed valuation of the Company. The Thoma Bravo representatives explained their views on why the Board should consider a transaction at that price, including the underlying free cash flow multiples implied by the LOI price were extremely high and the various risks to Thoma Bravo’s model associated with the business and the downside macroeconomic risks that could compress multiples in the future, including risks relating to interest rates and employment levels. They also discussed at length the potential risks and opportunities that artificial intelligence could have on the Company’s business, including on general employment levels, which created significant uncertainty.
On June 20, 2025, at the request of Messrs. Throop and Hagerty, Messrs. Ossip and Johnson held a follow-up discussion with representatives of Thoma Bravo to further diligence certain financial aspects of Thoma Bravo’s plans for the business.
On June 20, 2025, the Board held a special meeting with members of the Company’s senior management and representatives of Wachtell Lipton in attendance. At this meeting, Messrs. Throop and Hagerty updated the Board on their discussion with Messrs. Bravo and Spaht, including that they had pushed Thoma Bravo on price and their view that it was unlikely that Thoma Bravo would be willing to meaningfully increase its price beyond the $70 offer, if at all. The Board discussed the rationale expressed by Thoma Bravo in support of its proposal and asked questions of the management team regarding how Thoma Bravo’s plans for the business may compare to the Company’s long range plan and engaged in a detailed discussion regarding the Company’s long range plan for 2025 through 2031 and the risks associated with achieving the targets set forth in the plan. The Board also discussed the feedback that they had received from stockholders regarding the Company’s first quarter performance and potential views stockholders may have on the proposed transaction. The Board also engaged in a preliminary discussion regarding other potential strategic alternatives. The Board did not make a decision regarding whether to proceed with the Thoma Bravo proposal and directed the Company’s senior management to provide additional information to the Board that would support the Board’s assessment of the LOI. Specifically, the Board requested presentations comparing the Company’s long range plan to Thoma Bravo’s potential plans for the Company, on the valuation of the Company relative to peers and regarding potential other financial and strategic buyers for the Company.
On June 30, 2025, Messrs. Bravo and Spaht had a call with Messrs. Throop and Hagerty and explained why they believed $70 was an attractive price for the Company’s stockholders, including various headwinds facing the Company and risks of not achieving its long-term financial targets. Mr. Throop pressed the Thoma Bravo representatives on increasing their price and they stated that Thoma Bravo had gone as far as it could on price.
Later that day, the Board held a special meeting with members of the Company’s senior management and representatives of Wachtell Lipton in attendance. Mr. Throop updated the Board on the call earlier that day with Messrs. Bravo and Spaht. The Company’s senior management reviewed with the Board a comparison of the Company’s long range plan with its understanding of Thoma Bravo’s plans for the business with a focus on understanding Thoma Bravo’s ability to increase its price as well as whether there were changes to the Company that would be advantageous for it to adopt if it continued to pursue its stand-alone plan. Management discussed, among other things, that Thoma Bravo’s plans for the business included more aggressive financial targets that involved higher execution risk, especially for a company subject to the scrutiny and reporting cycles of the public markets. The senior management team also discussed with the Board a comparison of the Company to peer companies based on certain valuation metrics, including the Company’s significantly higher trading multiple to peers based on unlevered free cash flows, how this varied with and without the inclusion of share-based compensation expense and the recent challenging market valuation dynamics faced by the Company that had been discussed with Investment Bank A. The Board also continued to discuss the Company’s business and performance on its long range plan, the Company’s markets, the potential for sales growth and margin expansion and associated risks and the potential for further cost cuts in the business.
The overall consensus of the Board was that there was meaningful execution and market risk over the next two to three years and beyond. The Board also discussed that the Company would be announcing second quarter earnings on August 6, 2025, management’s expectations of announcing a strong quarter of performance and plan to reaffirm its long term target of $1 billion in free cash flow by 2031 and the potential market reaction to the quarter. Senior management also presented its views on other potential strategic and financial buyers for the Company, which were consistent with the views that it had presented at the April Board meeting. Mr. Ossip reviewed in detail the meetings, outreach and discussions that he had with potential parties as well as with investment bankers. He first discussed the universe of potential strategic buyers, which he noted was small due to the market capitalization of the Company and potential strategic fit with the Company, including the limited interest in the payroll and workforce management sector from larger diversified software companies. Mr. Ossip then discussed for the potential strategic buyers, senior management’s prior interactions with those parties and the lack of interest that had been demonstrated by those third parties in exploring a potential business combination with the Company, including the recently expressed lack of interest from Strategic Party A due to other strategic priorities being pursued by that party. Mr. Ossip then discussed his views that the universe of potential financial buyers was also limited based on the small number of financial buyers who had demonstrated interest in the HCM sector and the large equity check that would be required from a financial buyer to fund a transaction of this size and the fact that many financial sponsors would need to form a consortium deal with multiple financial buyers and the complexities and increased execution risk associated with consummating such consortium transactions. He expressed the view, including based on the recent discussions with Financial Sponsor A, Financial Sponsor B and prior discussions with other potential financial buyers and his knowledge of investors in the sector, that he did not believe there was another financial sponsor who was likely to be interested, willing and able to pay a price higher than Thoma Bravo. The Board, whose members included directors with significant private equity and merger and acquisitions experience and knowledge of the HCM sector, engaged in a lengthy discussion regarding the benefits and risks of reaching out to other parties at this time, including whether another party would be willing and able to execute on a transaction at a higher price, the risks and complexities associated with a consortium transaction, the risks of leaks which could be damaging to the business, and the risk of distraction to the business from pursuing a broader process as well as the risk of Thoma Bravo not being willing to participate in a process given its focus on exclusivity. The Board also discussed the potential benefits of allowing Thoma Bravo to continue to conduct diligence with a view toward continuing to try to negotiate for a higher price and determining whether the Thoma Bravo proposal was actionable as well as the potential benefits and risks of delaying a final determination until after the Company’s second quarter earnings release in August. A consensus emerged among the Board that there was likely no other financial or strategic sponsor who would be willing and able to acquire the Company at a higher price than Thoma Bravo and that, in light of the value represented by the Thoma Bravo proposal compared to risks associated with the Company’s long range plan and the Company’s market performance, that the Company proceed in further negotiations and diligence with Thoma Bravo. The Board directed Messrs. Throop and Hagerty to inform Thoma Bravo that the Company would be willing to move forward with diligence, but was not yet in agreement with the $70 per share price and that the Company therefore proposed moving forward without execution of the LOI (including the exclusivity agreement).
On July 2, 2025, Messrs. Throop and Hagerty communicated the Board’s position to Messrs. Bravo and Spaht. In response, Messrs. Bravo and Spaht maintained that the Company agree to execute the LOI including the exclusivity agreement before Thoma Bravo would proceed with diligence and provided an overview of Thoma Bravo’s diligence priorities following execution of the LOI, which they described as confirmatory in nature.
On July 7, 2025, the Board held a special meeting with members of the Company’s senior management and representatives of Wachtell Lipton in attendance. Messrs. Throop and Hagerty updated the Board on their discussion with Messrs. Bravo and Spaht. Representatives from Wachtell Lipton discussed with the Board their fiduciary duties and legal considerations relating to the evaluation of the potential LOI and exclusivity agreement and also provided an overview of the transaction process if the Board determined to proceed including diligence, debt financing, negotiation of the merger agreement and financing commitments and the risk that at any point in the process Thoma Bravo may determine not to move forward or may revise the terms of its proposal. The Board discussed various considerations relating to the LOI including its views on the valuation of the Company, the risk of Thoma Bravo walking away if it insisted on a price increase as a pre-condition to executing the LOI and prior to Thoma Bravo conducting additional diligence and its views on the likelihood of Thoma Bravo raising its price at this stage or later in the process. The Board discussed the importance, if it proceeded in further discussions, of making clear to Thoma Bravo that it had not agreed to the $70 price to leave open the possibility of negotiating for a higher price once it was clear whether a deal was actionable and Thoma Bravo had completed its diligence. The Board also discussed the potential benefits and risks associated with waiting to make a final determination on whether to approve a transaction until after the Company’s second quarter earnings release in August. The Board then discussed that Thoma Bravo had insisted on execution of the exclusivity agreement to move forward, the exclusivity agreement was of limited duration, based on the prior discussions regarding strategic alternatives the Board did not have plans to conduct affirmative outreach to other third parties at this time and the exclusivity agreement did not commit the Company to moving forward with a transaction. After discussion, the Board determined to proceed with execution of the LOI including the exclusivity agreement, subject to certain modifications to make clear that the Board had not agreed to the $70 price, which would be clearly messaged to Thoma Bravo. The Board determined that Mr. Throop should communicate the Board’s determination to Thoma Bravo.
Later that day, Mr. Throop communicated with Messrs. Bravo and Spaht that the Company was willing to execute the LOI and proceed with transaction discussions but that the Board was not in agreement with the $70 price and required certain revisions to the LOI to make clear that the $70 price was subject to further approval by the Board. On July 8, 2025, Mr. Spaht advised Mr. Throop that the revisions were acceptable to Thoma Bravo, but reiterated that Thoma Bravo was maxed out at $70. Mr. Throop encouraged Thoma Bravo to do the additional diligence and look for additional value. Later that day, the Company and Thoma Bravo executed a revised LOI, which included a requirement for the Company to negotiate and work exclusively with Thoma Bravo regarding a potential acquisition of the Company for a period of 20 business days, expiring August 5, 2025.
On July 10, 2025, the Company provided Thoma Bravo and its representatives, including Thoma Bravo’s legal advisor, Kirkland & Ellis LLP (which we refer to as “Kirkland”), with access to a virtual data room, containing documents responsive to Thoma Bravo’s due diligence request list. The virtual data room was iteratively updated with additional due diligence information throughout the ensuing transaction negotiations.
On July 11, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of Wachtell Lipton in attendance. The Board discussed a request from Thoma Bravo to increase the 20-business day exclusivity period contained in the executed LOI by 10 days (i.e., to August 15, 2025) to permit Thoma Bravo to finish its financial and operational due diligence and provide consent under the NDA for Thoma Bravo to engage in discussions with potential debt financing sources. Following discussion, the Board determined that it was premature to extend exclusivity or provide consent for Thoma Bravo to conduct outreach to debt financing sources at this juncture. At the meeting, Messrs. Hagerty and Rao informed the Board that following the last Board meeting they had learned that THL may have an interest in evaluating the potential for participating as a minority investor in a Thoma Bravo transaction. As a result Messrs. Hagerty and Rao said that they would be recusing themselves from further involvement with the Board’s process involving the proposed transaction with Thoma Bravo to avoid the appearance of any potential conflict. The Board accepted their recusal and, after they departed the meeting, engaged in a discussion with Wachtell Lipton regarding this development. Among other things, they discussed that the Company’s consent was required prior to Thoma Bravo engaging in any discussions with equity or debt financing sources or co-investors, that none had been provided, and that the only equity financing source currently contemplated by Thoma Bravo was the Abu Dhabi Investment Authority (who we refer to as “ADIA”). The Board determined that it should review with the assistance of counsel under the oversight of Mr. Throop whether THL’s potential interest could have implications on the transaction process. The Board also authorized Mr. Brent Bickett to work with Mr. Throop to oversee the transaction process on behalf of the Board.
Following the July 11, 2025 Board meeting, Messrs. Hagerty and Rao did not participate in any further Board meetings or discussions that are referenced in this “Background to the Merger” and all references to the Board mean the Board other than the two recused directors.
During the remainder of July 2025 members of the Company’s management team held multiple due diligence sessions with representatives of Thoma Bravo, certain of which were also attended by representatives of the Company’s and Thoma Bravo’s respective advisors. Among other things, these due diligence meetings covered the Company’s financial model, operations, sales, products, technology and legal matters.
On July 12, 2025, the Company consented under the NDA to Thoma Bravo’s request to engage in discussions with ADIA as a potential equity financing source for the transaction (for clarity, investment funds affiliated with Thoma Bravo delivered at signing an equity commitment letter that provides support for all equity funding required in connection with the acquisition (notwithstanding ADIA’s involvement as an equity financing source), without any need for the Company to pursue equity funding from ADIA) and counsel to the Company and Thoma Bravo agreed on a formal protocol for reviewing requests for consents with respect to any future debt or equity financing sources. On July 13, 2025, Thoma Bravo reiterated its request through this formal protocol that the Company grant consent under the NDA to engage in discussions with certain debt financing sources.

On July 17, 2025, representatives of Kirkland sent a draft of the merger agreement to representatives of Wachtell Lipton. Later that day, Mr. Throop updated the Board that he had engaged Potter Anderson & Corroon LLP (which we refer to as “Potter Anderson”) as Delaware counsel to work together with Wachtell Lipton to advise the Board on certain legal and fiduciary matters.
On July 20, 2025, representatives of Kirkland sent a draft of the equity commitment letter, followed by a draft of the limited guarantee on July 22, 2025, to representatives of Wachtell Lipton.
During this time Mr. Throop had regular calls with representatives of Thoma Bravo regarding the transaction process and Mr. Throop and Mr. Bickett engaged in frequent discussions with Wachtell Lipton and the management team as part of the Board’s oversight of the process. Thoma Bravo continued to reiterate its request to engage in discussions with debt financing sources and also requested access to additional members of the management team for diligence.
On July 31, 2025, the Board held a regular scheduled meeting. Representatives of Wachtell Lipton and Potter Anderson advised the Board of the relevant facts that they had gathered in connection with their review of THL’s potential interest in the transaction and provided the Board with advice regarding the Board’s fiduciary duties and legal considerations relating to the transaction process. Following discussion, the Board determined that, to avoid any potential conflict of interest, the Board would not provide its consent under the NDA to any request from Thoma Bravo to have discussions with THL to act as an equity financing source (for clarity, the Company never received any such request from Thoma Bravo and THL is not acting as an equity investor in the transaction). Senior management then joined the meeting and Messrs. Throop and Ossip provided an update on diligence and discussions with Thoma Bravo since the last meeting and the Board discussed the current status of discussions with Thoma Bravo including its request for an exclusivity extension and access to debt financing sources. The Board also discussed a recommendation from Mr. Throop that it was the appropriate time to engage an independent financial advisor to assist the Board in its evaluation of the potential Thoma Bravo transaction, potential candidates, including Investment Bank A and Evercore, and his recommendation that the Board engage Evercore. Following discussion, the Board authorized Mr. Throop to engage Evercore as financial advisor to the Board. The Board also instructed Messrs. Throop and Bickett to continue to try to position the Company for a price increase and gave them the authority to agree to a short extension to the exclusivity period if appropriate. The Board also discussed the Company’s upcoming second quarter earnings release on August 6.
Later in the day on July 31, 2025, Mr. Throop contacted Evercore who began working as financial advisor.
Over the weekend of August 2 and 3, 2025, Mr. Spaht reached out to Messrs. Throop and Ossip and reiterated Thoma Bravo’s request that the Company agree to extend the exclusivity period to August 15, 2025, that the Company provide its consent for Thoma Bravo to engage in discussions with certain potential debt financing sources and that the Company provide access to additional members of the Company’s senior management team for diligence.
On the evening of August 4, 2025, Mr. Throop reached out to the members of the Board to confirm their support for communicating to Thoma Bravo that the Company would only consent to Thoma Bravo’s request for an extension of the exclusivity period and access to debt financing sources and additional members of the management team if Thoma Bravo provided a written indication that it intended to revisit and improve its proposed price together with written confirmation regarding sources and uses, diligence workplan and timeline to signing.
While Mr. Throop was in the process of reaching out to members of the Board, representatives of Thoma Bravo contacted Messrs. Ossip, Throop and representatives of Evercore reiterating the requests described above. Following a discussion with Mr. Throop, representatives of Evercore explained to Mr. Spaht that the Company was discussing the requests with the Board, which would likely request a price increase along with written confirmation of Thoma Bravo’s funding sources and uses, diligence workplan and timeline. Mr. Spaht resisted the price request but said he would provide the other requested information, which Thoma Bravo provided later that evening.
On August 5, 2025, after receiving confirmation from the Board, at the request of Messrs. Throop and Bickett, representatives of Evercore delivered the message to Mr. Spaht that Thoma Bravo would need to provide a written indication that it intended to revisit and improve the proposed price prior to being granted an exclusivity extension, access to debt financing sources and access to additional members of management. Mr. Spaht declined to commit to revisit and improve the price and threatened to terminate discussions if the Company was not willing to grant Thoma Bravo’s requests.
Later that day at the direction of Messrs. Throop and Bickett, representatives of Evercore communicated to Mr. Spaht that, in light of Thoma Bravo’s inability to commit to work toward improving the price, the Company was unable to extend the exclusivity period and grant access to additional members of the Company’s leadership team but was willing to provide its consent to Thoma Bravo engaging in discussions with two identified debt financing sources and would continue to facilitate diligence. Mr. Spaht agreed that Thoma Bravo would continue discussions on that basis.
On August 5, 2025, the exclusivity period with Thoma Bravo expired.
On August 6, 2025, the Company released its second quarter earnings. The Company’s second quarter earnings call emphasized record bookings momentum and strengthened platform adoption, alongside a free cash flow margin guidance increase from a recent change in tax law, but noted that recurring revenue growth had slowed, creating investor caution around the steep second-half acceleration required to hit full-year targets despite strong enterprise traction and AI-driven deal adoption. The closing price of the Company common stock on the NYSE on August 6, 2025 was $53.40.
On the evening of August 7, 2025, Mr. Spaht called representatives of Evercore. Mr. Spaht said that the Company had a great quarter but the stock had not reacted well. He stated that the negative market reaction gave Thoma Bravo concerns about the exit multiple on its investment. He said that in advance of the Company’s Board meeting the next day, Thoma Bravo wanted to make clear that $70 is its best price, that they had not received final investment committee approval for the transaction and were focused on preserving the $70 price versus increasing it. He stated that Thoma Bravo felt comfortable on the status of the debt financing, repeated the request for access to additional members of the management team and stated that they were prepared to move quickly to announce a transaction.
On August 8, 2025, the Board held a meeting, with members of the Company’s senior management and representatives of Wachtell Lipton and Evercore in attendance. Mr. Throop provided an update to the Board on the status of discussions with Thoma Bravo, including Thoma Bravo’s rejection of the Company’s attempts to secure a price increase to the $70 offer. The Board discussed with the Company’s senior management and representatives of Evercore reaction from the market, investors and analysts to the Company’s second quarter earnings release which had been disappointing. Representatives of Wachtell Lipton reviewed with the Board its fiduciary duties and legal considerations in the context of the proposed transaction with Thoma Bravo, reviewed the transaction process to date and discussed their perspectives on potential next steps and relevant considerations. Representatives of Wachtell Lipton also discussed that, if the Board decided to move forward, there was significant work that remained prior to bringing a finalized transaction at $70 per share of Company common stock to the Board for approval, including Thoma Bravo’s debt financing process, the lack of final investment committee approvals from Thoma Bravo or ADIA, additional diligence that had been requested by Thoma Bravo, the negotiation of transaction agreements, and the associated risks to reaching an agreement, including execution risk, market risk, financing risk and leak risk. Representatives of Evercore then made a presentation to the Board. Evercore presented their preliminary valuation analysis and discussed their perspective on the Company’s intrinsic value, Thoma Bravo’s ability to pay, potential strategic alternatives and potential next steps with Thoma Bravo. Among other things, Evercore noted that the $70 price was on the high end of the range of implied equity values per share based on their preliminary valuation analysis. In connection with their discussions of potential strategic alternatives, the Evercore representatives provided the Board with an analysis of potential third party acquirers (which it viewed as limited in number), many of whom representatives of the management team had previously met (or attempted to meet) with, and their view that it was unlikely a third party buyer would be willing and able to execute a transaction at a price higher than the $70 proposal. They also discussed that any transaction with a third party would require a significant period of time, which would expose the Company to market risk, leak risk and risk of Thoma Bravo walking away. The Board extensively discussed its views on the Company’s business, the Evercore valuation analysis and their views on the Company’s valuation and market performance, and discussed the value represented by Thoma Bravo’s $70 proposal and how that favorably compared to the Company’s valuation based on the Evercore financial analysis. The Board discussed its belief that it had fully tested the $70 price with Thoma Bravo and that it was highly unlikely that Thoma Bravo would increase its proposed purchase price and that further attempts to seek an improved price from Thoma Bravo risked Thoma Bravo abandoning negotiations. The Board determined that the $70 per share price offered by Thoma Bravo was more favorable to the Company’s stockholders than the risk-adjusted value of remaining an independent public company. The Board also discussed the presentation on strategic alternatives by the representatives of Evercore and reaffirmed its view from prior board meetings that it was unlikely that there was a financial or strategic buyer who would be willing and able to acquire the Company at a higher price than Thoma Bravo and that there were significant risks to the Company associated with engaging in a sale process or conducting broader outreach at this time. The Board also considered whether to attempt to negotiate for a post-signing go shop provision and determined not to based, among other things, on the general ineffectiveness of such provisions, the Board’s views that it had appropriately evaluated strategic alternatives and determined that it was unlikely a financial or strategic buyer would be willing and able to consummate a transaction at a higher price than Thoma Bravo’s $70 proposal and its belief that Thoma Bravo would reject such a request. The Board discussed market and other risks in delaying entering into a transaction with Thoma Bravo and also discussed execution risks associated with the Thoma Bravo transaction, including the risk that Thoma Bravo could potentially seek to lower its price, which the Board said it would not entertain. Following these discussions, the Board authorized the Company to continue negotiations with Thoma Bravo on the basis of a price of $70 per share, with a view toward entering into definitive agreements promptly, subject to the final approval of the Board.
Later on August 8, 2025, Mr. Throop called Mr. Spaht and advised Mr. Spaht that, after considerable discussion, the Board was prepared to move forward expeditiously towards entering into definitive agreements on the basis of a price of $70 per share.
On August 12, 2025, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Kirkland and subsequently sent revised drafts of the equity commitment letter and limited guarantee.
On August 13, 2025, representatives of Thoma Bravo communicated to representatives of the Company that the ADIA investment committee had approved the transaction at its investment committee meeting but that there had been extensive critical discussion and concerns raised relating to the exit multiple.
On August 14, 2025, Mr. Throop advised the Board on the status of ongoing diligence, Thoma Bravo’s financing discussions and progress on definitive documentation and indicated to the Board that the parties were working towards executing definitive documentation the following week and that the transaction remained subject to approval by the Thoma Bravo investment committee.
On August 15, 2025, representatives of Kirkland sent a revised draft of the merger agreement to representatives of Wachtell Lipton and counsel continued to exchange drafts of the equity commitment letter, limited guarantee and debt commitment letters.
Also on August 15, 2025, Mr. Spaht requested from Mr. Ossip an additional detailed diligence session to be scheduled on August 18, 2025 regarding the Company’s business plan, and raised questions regarding revenue growth, margin expansion and concerns regarding the exit multiple. Mr. Spaht said that Thoma Bravo’s investment committee meeting would take place following this diligence session.
On August 16, 2025, the Company entered into an engagement letter to formally engage Evercore as its financial advisor.
On August 17, 2025, Bloomberg published an article stating that Thoma Bravo was in talks to acquire the Company. The closing price of the Company common stock on the NYSE on August 15, 2025, the last day prior to the Bloomberg article, was $52.88.
On August 18, 2025, members of the Company’s senior management team held the requested business diligence session with representatives of Thoma Bravo. Representatives of Kirkland and Wachtell Lipton continued to negotiate the transaction agreements.
Several hours after the diligence call, Mr. Spaht called Mr. Ossip and advised Mr. Ossip that the Thoma Bravo investment committee had reviewed the transaction and due to the concerns that had been raised regarding the exit multiple and risks regarding revenue growth and margin expansion, was reducing the proposed price from $70 per share to $67.50 per share. Mr. Ossip advised Mr. Spaht that the Board had made clear that the Company would not enter into any transaction with Thoma Bravo at a price below $70 per share. Mr. Ossip also informed Mr. Spaht that given the run-up in the stock price as a result of the Bloomberg article the Company would need to put out a press release in the morning that it was no longer in discussions with Thoma Bravo. Following this discussion, Mr. Ossip called Mr. Throop who confirmed his agreement with the message delivered by Mr. Ossip and that the Company would only be willing to proceed at $70 and if Thoma Bravo committed to an expedited timeline for announcing a transaction. Subsequently, Mr. Bravo called Mr. Ossip to further discuss the proposed price change and Mr. Ossip stated that the Board had been clear that it would not entertain a price cut. Mr. Bravo indicated that he would discuss further with his team. Late that evening, Mr. Spaht again called Mr. Ossip and advised Mr. Ossip that Thoma Bravo was willing to proceed with the $70 per share price and would work to be in a position to announce a transaction after market on August 19, 2025 or prior to market open on August 20, 2025.
On August 19, 2025, representatives from Kirkland and Wachtell Lipton continued to negotiate and finalize the transaction agreements and the Company scheduled a Board meeting for later that afternoon. Shortly before the Company’s Board meeting, Mr. Spaht advised Mr. Ossip that prior to entering into a definitive agreement Thoma Bravo needed to conduct a final set of confirmatory diligence meetings which would delay signing by a day.
Late in the afternoon on August 19, 2025, the Board held a meeting, with members of the Company’s senior management and representatives of Wachtell Lipton and Evercore in attendance. The transaction documents were in substantially final form prior to this meeting of the Board. Mr. Ossip provided the Board with an update on the recent discussions with Thoma Bravo, including the price negotiations the prior evening and advised the Board about the recent request from Thoma Bravo to conduct a final set of confirmatory diligence meetings which Thoma Bravo had advised would delay the signing timeline by a day. Mr. Ossip also apprised the Board that the Company had not received any acquisition proposals or inbound indications of interest following the Bloomberg article. Representatives of Wachtell Lipton reviewed with the Board its fiduciary duties, discussed their views on the transaction process led by the Board, and summarized and discussed the terms of the merger agreement and other transaction documents, including the draft debt and equity financing commitments. Representatives of Evercore reviewed with the Board Evercore’s financial and valuation analysis regarding the $70 merger consideration proposed by Thoma Bravo and advised the Board that Evercore was ready to opine, at the request of the Board, that the proposed $70 merger consideration was fair from a financial point of view to the stockholders of the Company. After discussion and consideration of a variety of factors, including those discussed under “—Reasons for the Merger,” and the factors discussed at the Board’s August 8 meeting, the Board determined that it was prepared to move forward with approval of the Thoma Bravo transaction. The Board, with guidance from Wachtell Lipton, then engaged in a discussion relating to the proposed signing timeline, the rumors in the marketplace as a result of the Bloomberg article, and outreach from the stock exchanges on which the Company is listed. The Board determined that the Company should issue a press release prior to market open on August 20, 2025 that provided information to the market about the status of discussions and that the Company should encourage Thoma Bravo to move expeditiously to be in a position to sign and announce the transaction at that time. After further discussion, the Board unanimously resolved to proceed with the proposal from Thoma Bravo and (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable, (3) directed that the Company submit the adoption of the merger agreement to a vote of the holders of Company common stock and the special voting share in accordance with the terms of the merger agreement and (4) resolved to recommend that such holders adopt the merger agreement (including recommending to holders of Exchangeable Shares to direct the holder of the Special Voting Share to cast the votes corresponding to their Exchangeable Shares in favor of adopting the merger agreement). The Board discussed that Mr. Throop would keep the Board updated and that if signing was delayed Mr. Throop would confirm with the members of the Board prior to the Company entering into definitive agreements.
Following the Board meeting, representatives of Thoma Bravo indicated that they would not be prepared to announce the transaction prior to market open on August 20, 2025 due to the need for the additional diligence meetings and they acknowledged the Company’s plans to issue a press release regarding the status of discussions.
Prior to the open of trading on August 20, 2025, the Company issued a press release that it was engaged in advanced discussions with Thoma Bravo regarding a potential acquisition of the Company by Thoma Bravo for $70 per share.

On August 20, 2025, representatives of Thoma Bravo completed their final diligence meetings and Mr. Spaht confirmed to Messrs. Throop and Ossip that Thoma Bravo was prepared to finalize and execute transaction documents and announce the transaction.
At the request of Mr. Throop, on behalf of the Board, representatives of Evercore delivered a written opinion to the Board, dated as of August 20, 2025, which is attached to this proxy statement as Annex B, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such holders (other than the Excluded Shares). Mr. Throop received confirmation from the members of the Board to proceed with the transaction with Thoma Bravo on the basis of the resolutions adopted on August 19.
Representatives of Wachtell Lipton and Company management finalized the merger agreement and the other transaction documents with representatives of Kirkland and Thoma Bravo management by late evening on August 20, 2025, following which the parties executed the merger agreement and the other transaction documents.
On August 21, 2025, prior to the start of trading, the Company issued a press release announcing the execution of the merger agreement and the proposed terms of the acquisition by Thoma Bravo.
Recommendation of the Board
At the special meeting of the Board on August 19, 2025, after consideration, including of the material factors described in the section below entitled “The Merger—Reasons for the Merger,” and detailed discussions with the Company’s management and its legal and financial advisors, at such meeting and prior meetings of the Board, the Board:
•	authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement;
•	determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable;
•	directed that the Company submit the adoption of the merger agreement to a vote of the Holders in accordance with the terms of the merger agreement; and
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resolved to recommend that the Holders adopt the merger agreement (including recommending to holders of Exchangeable Shares to direct the holder of the special voting share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting the merger agreement).

Reasons for the Merger
As described above in the section of this proxy statement entitled “The Merger—Background of the Merger,” after careful consideration, the Board, at a special meeting held on August 19, 2025, (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement; (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declare the merger agreement advisable; (3) directed that the Company submit the adoption of the merger agreement to a vote of the Holders in accordance with the terms of the merger agreement; and (4) resolved to recommend that the Holders adopt the merger agreement (including recommending to holders of Exchangeable Shares to direct the holder of the special voting share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting the merger agreement). Accordingly, the Board recommends that the Holders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
In reaching its determination to authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, the Board consulted with and received the advice of its legal and financial advisors, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, the merger agreement and the transactions contemplated thereby, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):

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The merger consideration represents a significant premium over the unaffected share price of the Company common stock. The merger consideration of $70.00 per share represented a 32% premium over the $52.88 closing price of the Company common stock on August 15, 2025, the last trading day prior to the Bloomberg report regarding a potential transaction.

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Cash consideration. The Board considered the fact that the merger consideration is all cash, which provides certain, immediate value and liquidity to holders of Company common stock, especially when viewed against any internal or external risks and uncertainties associated with the Company’s stand-alone strategy, immediately upon the closing of the merger. The Board weighed the certainty of realizing a compelling value for shares of Company common stock by virtue of the merger against the uncertainty regarding the trading value for the Company’s common stock and the risks to the Company’s business.

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The risks relating to remaining a stand-alone company based on its knowledge of the Company’s business, strategy, financial performance and prospects. The Board evaluated the Company’s long-term strategic plan were it to remain an independent public company including the long range plan and financial forecasts prepared by the Company’s senior management, which reflect an application of various assumptions, and the inherent uncertainty of achieving these forecasts, as set forth below under the section of this proxy statement entitled “ —Certain Financial Forecasts,” and that as a result the Company’s actual financial results in future periods could differ materially from the long range plan and forecasts, including as a result of the significant risks associated with executing such plan. This evaluation included the Board’s review of the Company’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the HCM industry in which the Company operates, including the potential impact (which cannot be quantified) of those factors on the trading price of the Company’s common stock. The Board ultimately determined that the certainty of value provided by the acquisition of the Company by Parent for $70.00 per share in cash was more favorable to Company stockholders than the risk-adjusted value of remaining an independent public company, after accounting for the significant risks and uncertainties that the Company would face if it continued to operate on a standalone public company basis. Such risks include:

•	the HCM industry is highly competitive with increasing competitive intensity as larger incumbents move into the mid-market portion of the industry in which the Company primarily operates;
•	the Company’s ability to continue to substantially grow sales and revenue;
•	the Company’s ability to sustain and expand margins including as it is in the process of seeking to expand and grow revenue while maintaining the high quality of its services;
•	the Company’s ability to achieve the financial targets announced as part of its long range plan including $1 billion in free cash flow by 2031;
•	the Company’s revenue mix relative to its peers including the composition of “float” revenue earned for the investing of customer funds and the composition of services-related revenue;
•	trading multiples for the HCM industry and for the Company relative to its peers;
•	that the Company trades at a premium to its peers based on unlevered free cash flow which is amplified with the inclusion of share based compensation expense;
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that the Company may face increasing pressure over time for the Company to reduce its share based compensation expense which may create risk in the Company’s ability to retain and incentivize its employees;

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the impact of artificial intelligence (AI) on the Company’s business including as a result of impacts on employment and workforce levels generally as well as the Company’s ability to successfully innovate, scale and monetize its investment in using AI in its business;

•	macroeconomic risks that may impact the Company, including the impact of declining interest rates on its float revenue and the impact of reduced employment levels on its revenues;
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operational risks that would negatively impact the Company’s reputation with its customers including the Company’s ability to manage its software infrastructure and technology to provide a high level of customer service and reliability; the risk of an information security breach of the

Company’s systems or the loss of, or unauthorized access to, customer information or sensitive company information; the risk to the Company of any loss of customer funds or disruptions to the movement of funds to initiate payroll-related transactions on behalf of the Company’s customers, or customer inability to provide funds sufficient to cover the amounts paid on their behalf, or funds advanced to them via the Company’s Dayforce Wallet product; or the risk of any dissatisfaction of the Company’s customers with the quality and pace of the implementation and professional services provided by the Company or the Company’s partners.
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Fully negotiated and tested price. The Board considered the course and history of the negotiations with Thoma Bravo (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), including the lead role played by the independent members of the Board in the negotiations and transaction process, which negotiations the Board believed resulted in the Company obtaining the highest and best price that Thoma Bravo was willing to pay for the Company. It is the Board’s belief that, based on these negotiations with representatives of Thoma Bravo, that any attempt to insist on a further price increase would have created a meaningful risk that Thoma Bravo would terminate negotiations or lower its price, in which event Company stockholders would lose the opportunity to obtain the proposed $70.00 per share of Company common stock in cash being offered.

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Opinion of Evercore. The Board considered the financial analyses reviewed and discussed with the Board by representatives of Evercore, as well as the opinion of Evercore, which written opinion is attached to this proxy statement as Annex B, rendered to the Board, that as of August 20, 2025, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the merger consideration to be received by the holders of shares of Company common stock was fair, from a financial point of view, to such holders, as set forth in such opinion as more fully described below in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor.”

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Other alternatives. In addition to comparing the Thoma Bravo transaction to the Company’s stand-alone plan, the Board also thoroughly considered other potential strategic alternatives. After considering the limited number of counterparties, financial or strategic, who could potentially acquire the Company, none was considered by the Board (including based on the views of senior management and representatives of Evercore) to likely be willing or able to offer more attractive value to the Company’s stockholders than Thoma Bravo. The Board considered the attractiveness of the $70 per share price offered by Thoma Bravo, the lack of a higher proposal resulting from the Company’s discussions with Financial Sponsor A and other parties with whom senior management had engaged, the lack of any indication of interest following the Bloomberg report regarding a potential transaction, uncertainty in the ability of other parties’ ability to complete a potential acquisition of the Company, including the need for significant equity and debt financing by any financial buyer and the complexities and risk involved in executing a consortium bid, and a lack of interest from strategic counterparties in a transaction with the Company given their strategic priorities and potential fit of the Company with other parties in the industry.

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Capabilities of Thoma Bravo. The Board considered the consolidated financial strength and industry expertise of Thoma Bravo, including Thoma Bravo’s successful track record in completing transactions with other companies, and in particular other public companies.

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Availability and certainty of financing. The Board considered the fact that the merger is not subject to a financing condition, that the Thoma Bravo Funds have obtained committed debt financing for the merger from reputable financing sources, and that the Thoma Bravo Funds have committed to make available and provide to Parent, pursuant to the equity commitment letter, the full amount necessary, along with the committed debt financing, to fund the aggregate merger consideration, as further described below in the section of this proxy statement entitled “—Financing of the Merger.” The Board also considered the fact that if any portion of the debt financing for the merger becomes unavailable, Parent is required to use reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the merger.

•
Merger agreement. The Board considered the terms and conditions of the merger agreement, including the structure of the transaction, the all-cash form of the merger consideration, the limited conditions to closing and the customary nature of the representations, warranties, covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Parent, which were conducted at arm’s length and during which the Board was advised by experienced independent legal and financial advisors. The Board took into account the terms of the merger agreement, including:
•
the provisions of the merger agreement that permit the Company to obtain specific performance of Parent’s obligations under the merger agreement, including to use its reasonable best efforts to obtain debt financing;

•
the provisions of the merger agreement and equity commitment letter that permit the Company, if the debt financing is available at closing, to force the equity financing to be funded and Parent to consummate the merger;

•
the provisions of the merger agreement that permit the Company, in response to certain unsolicited takeover proposals, to furnish information to and conduct discussions and negotiations with third parties prior to the Company stockholder approval under certain circumstances and, under certain conditions, to accept a superior proposal, and the Company’s corresponding right to terminate the merger agreement (subject to the payment to Parent of the Company termination fee of $351 million and certain rights of Parent to match the superior proposal) in order to enter into a definitive agreement providing for the consummation of such superior proposal;

•
the provisions of the merger agreement that permit the Board, prior to obtaining stockholder approval of the merger agreement proposal, not to include, or to withdraw or modify in a matter adverse to Parent, its recommendation in the proxy statement to the Company’s stockholders to vote to adopt the merger agreement under certain circumstances relating to a superior proposal or intervening event, subject to payment to Parent of the Company termination fee of $351 million if Parent elects to terminate the merger agreement in such circumstances, and that the amount of the Company termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction;

•
the fact that the Thoma Bravo Funds have provided a limited guarantee, which supports Parent’s obligation to pay the Parent termination fee and certain damages to the extent payable, in favor of the Company as described below in the section of this proxy statement entitled “—Financing of the Merger”; and

•
the other terms and conditions of the merger agreement, the debt and equity financing documents and the limited guarantee, which were reviewed by the Board with the Company’s financial advisor and outside legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties.

•
Probability of consummation of the merger. The Board considered the high probability that the merger would be consummated in a reasonable timeframe and in an orderly manner, which could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption. The Board based this consideration on, among other things, the Board’s belief, including based on advice of counsel, that all required regulatory approvals will be obtained and the absence of a financing contingency and the $702 million Parent termination fee, payable to the Company if the merger agreement is terminated in certain circumstances, payment of which is guaranteed by the Thoma Bravo Funds as described under “—Financing of the Merger—Limited Guarantee” pursuant to the limited guarantee delivered by it, the Thoma Bravo Funds’ ability to complete large acquisition transactions and Thoma Bravo’s experience with transactions in the software industry.

•
Stockholders’ ability to reject the merger. The Board considered the fact that the merger would be subject to the approval of Company common stockholders and holders of Exchangeable Shares (voting through the Trustee), and Company common stockholders and holders of Exchangeable Shares (voting through the Trustee) would be free to reject the merger by voting against the adoption of the merger agreement.

•	Appraisal rights. The Board considered the availability of appraisal rights under the DGCL to Company common stockholders who do not vote for approval of the merger agreement and who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the merger, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section of this proxy statement entitled “—Appraisal Rights.”
In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors (which factors are not necessarily presented in order of relative importance):
•
Risks associated with failure to consummate the merger on a timely basis or at all. The Board considered the risks and costs to the Company if the merger does not close on the terms or timeline currently contemplated or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by the required regulatory authorities, including:

•
the trading price of Company common stock may decline to the extent that the market price of the Company common stock currently reflects positive market assumptions that the merger will be consummated;

•
the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company following the merger;

•
the potential disruption to the Company’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company, in each case without realizing any of the benefits of having the merger completed; and

•
reputational harm to the Company’s relationships with investors, customers, suppliers, business partners and other third parties due to the adverse perception of any failure to successfully complete the merger.

•
Restrictions on the operation of our business. The Board considered the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking certain significant financing transactions and business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Company, even if such actions would prove beneficial to the Company.

•
Regulatory risk. The Board considered the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals and other clearances, consents and approvals necessary for consummation of the merger as well as the risk that regulatory agencies may delay, object to or challenge the merger or that such approvals may not be obtained or may be subject to conditions that constitute a materially burdensome regulatory condition. In this regard, the Board considered the provisions of the merger agreement related to obtaining the regulatory approvals required to complete the merger, including the allocation of risk under the merger agreement relating to obtaining regulatory approvals.

•
Ability to respond to alternative proposals. The Board considered the fact that the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and that require the Company to negotiate with Parent (if Parent desires to propose revisions to the merger agreement and negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal. The Board further considered the possibility that the Company’s obligation to pay the Company termination fee of $351 million to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company.

•
No stockholder participation in future earnings or growth. The nature of the merger as an all cash transaction means that the Company’s stockholders are receiving a fixed value for their shares of common stock in the Company and will not participate in any future earnings or growth.

•	Tax treatment. The Board considered the fact that the exchange of common stock for cash pursuant to the merger would be a taxable transaction for U.S. federal income tax purposes.
•
Effects of the merger announcement. The effects of the public announcement of the merger, including the: (1) effects on the Company’s employees, customers, operating results and stock price; (2) impact on the Company’s ability to attract and retain management, sales and marketing and technical personnel; and (3) potential for litigation in connection with the merger.

•
Other risks. The Board considered various other risks associated with the merger and the business of the Company, as more fully described above in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In addition, the Board was aware of and considered the fact that the Company’s directors and executive officers may have financial interests in the merger that may be different from, or in addition to, those of the Company common stockholders and holders of Exchangeable Shares generally, as described more fully below in the section of this proxy statement entitled “—Interests of the Company’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board reached the conclusion to (1) authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement; (2) determine that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declare the merger agreement advisable; (3) direct that the Company submit the adoption of the merger agreement to a vote of the Holders in accordance with the terms of the merger agreement; and (4) resolve to recommend that the Holders adopt the merger agreement (including recommending to holders of Exchangeable Shares to direct the holder of the special voting share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting the merger agreement) in light of the factors described above and other factors that the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Certain Financial Forecasts
Other than annual and quarterly guidance and certain long-term financial targets, the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, the Company has included in this proxy statement a summary of certain financial forecasts of the Company, certain of which were furnished to the Board, Evercore (the Company’s financial advisor) and Thoma Bravo in connection with the discussions concerning the proposed merger.
The Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”).
No assurances can be made regarding future events and the estimates and assumptions underlying the Financial Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates and the risks and uncertainties described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of Thoma Bravo, Parent and the surviving corporation. Company stockholders and holders of Exchangeable Shares are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the assumptions underlying the Financial Forecasts will prove to be accurate or that the projected results will be realized. Actual results may differ materially from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts should not be regarded as an indication that the Company, the Board, Evercore, Thoma Bravo or any other person considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied on as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information. The Financial Forecasts assumed that the Company would continue to operate as a standalone company and do not reflect any impacts of the merger.
Certain of the financial measures included in the Financial Forecasts are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by Thoma Bravo or any of its affiliates.
Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.
The Financial Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. KPMG LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Financial Forecasts and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Financial Forecasts and should not be read to do so.
The non-GAAP financial measures included in the Financial Forecasts were approved by the Board for use by Evercore and were used and relied on by Evercore in connection with rendering its opinion and performing its financial analysis in connection therewith and by the Board for its consideration of the merger. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Financial Forecasts, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Financial Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Reconciliations of these non-GAAP financial measures were not provided to or relied on by the Board or Evercore in connection with their respective evaluations of the merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Financial Forecasts to the relevant GAAP financial measures.
By including in this proxy statement the Financial Forecasts below, neither the Company nor Thoma Bravo nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied on as such, and the Financial Forecasts may differ in important respects from other guidance provided by the Company and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Financial

Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any subsequent changes. NONE OF THE COMPANY, PARENT, MERGER SUB OR THOMA BRAVO OR, AFTER CONSUMMATION OF THE MERGER, THE SURVIVING CORPORATION, UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.
The Company’s management prepared nonpublic, unaudited prospective financial information for fiscal years 2026 through 2035 (which we refer to as the “Financial Forecasts”). The Financial Forecasts from 2026 through 2031 were prepared in connection with management’s long range plan for the Company, and reviewed by the Board, in the ordinary course of business as part of its strategic planning. The Financial Forecasts from 2032 through 2035 were extrapolated by management based on the assumptions described below in footnote (1) for use, and reliance on, by Evercore in connection with presenting its financial analyses to the Board on August 19, 2025 and performing its financial analysis in connection therewith, followed with the rendering and delivery to the Board of its opinion dated as of August 20, 2025, as summarized in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor.”
The Financial Forecasts were relied on by the Board in reaching its determination on August 20, 2025 to authorize and approve the execution, delivery and performance by the Company of the merger agreement, to declare the merger agreement advisable and to resolve to recommend that the holders of Company common stock and holders of Exchangeable Shares (voting through the Trustee) adopt the merger agreement and were approved by the Company for use and reliance by Evercore in connection with presenting its financial analyses to the Board on August 19, 2025 and performing its financial analysis in connection therewith, followed with the rendering and delivery to the Board of its opinion dated as of August 20, 2025, as summarized in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor.” Certain of the Financial Forecasts were also made available to Thoma Bravo.
The following table sets forth a summary of the Financial Forecasts. The summary of the Financial Forecasts is not included in this proxy statement to induce any Company stockholder or holders of Exchangeable Shares (voting through the Trustee) to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting or to influence any Company stockholder or holder of Exchangeable Shares to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to their shares of Company common stock.
Financial Forecasts

	Fiscal Year Ending December 31,(1)
($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Revenue	$2,184	$2,458	$2,779	$3,150	$3,562	$4,012	$4,443	$4,836	$5,170	$5,428
Adjusted EBITDA(2)	$757	$900	$1,067	$1,271	$1,493	$1,737	$1,923	$2,093	$2,237	$2,349
Unlevered Free Cash Flow.... (Pre Share-Based Compensation)(3)	$416	$495	$611	$717	$871	$1,056	$1,206	$1,350	$1,486	$1,607
Unlevered Free Cash Flow.... (Post Share-Based Compensation)(4)	$211	$275	$376	$467	$606	$776	$907	$1,038	$1,166	$1,285

(1)
The financial forecasts for fiscal years 2032 – 2035 were prepared by the management of the Company using extrapolation, assuming linear decrease in revenue growth rate to perpetuity growth rate mid-point (5%), 2031E EBITDA margins held, normalized share-based compensation expense (20% of operating expense) and capitalized research and development (3.5% of revenue) by terminal year.

(2)
Adjusted EBITDA, a non-GAAP term, is defined as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude share-based compensation expense and related employer taxes, and certain other items.

(3)
Unlevered Free Cash Flow (Pre Share-Based Compensation), a non-GAAP term, is defined as Adjusted EBITDA minus taxes, capital expenditures, capitalized commissions, changes in net working capital, and certain other items.

(4)
Unlevered Free Cash Flow (Post Share-Based Compensation), a non-GAAP term, is defined as Adjusted EBITDA minus share-based compensation, taxes, capital expenditures, capitalized commissions, changes in net working capital, and certain other items.

Opinion of the Company’s Financial Advisor
The Company retained Evercore to act as its financial advisor in connection with the potential sale of a majority or more of the outstanding common stock or the consolidated assets of the Company. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock (other than Excluded Shares). At a meeting of the Board held on August 19, 2025, Evercore presented its financial analyses to the Board in connection with the merger, and discussed the financial considerations relating thereto and advised the Board that Evercore was ready to opine, at the request of the Board, that the proposed $70.00 merger consideration was fair from a financial point of view to the stockholders of the Company. Subsequently, on August 20, 2025, Evercore delivered to the Board its written opinion, dated as of the same date, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such holders (other than the Excluded Shares).
The full text of the written opinion of Evercore, dated as of August 20, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.
In connection with rendering its opinion Evercore, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;
(ii)
reviewed certain internal projected financial data relating to the Company prepared and furnished to Evercore by management of the Company, as approved for Evercore’s use by the Company (which are referred to in this section as the “Forecasts” as more fully described in the section of this proxy statement entitled “—Certain Financial Forecasts”);

(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
(iv)	reviewed the reported prices and the historical trading activity of the Company common stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated August 20, 2025, of the merger agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed with the consent of the Board that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the assumptions on which they are based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to Evercore’s analysis, that the final executed merger agreement would not differ from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to Evercore’s analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or reduce the contemplated benefits to the holders of the Company common stock of the merger. In addition, Evercore relied, without independent verification, on the assessments of the management of the Company as to (i) validity of, and risks associated with, the Company’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of the Company’s current and future products and services.
Evercore did not conduct a physical inspection of the properties or facilities of the Company and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. Developments subsequent to Evercore’s opinion may affect its opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the Company common stock, from a financial point of view, of the merger consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger. In arriving at Evercore’s opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company common stock or any business combination or other extraordinary transaction involving the Company. Evercore’s opinion did not constitute a recommendation to the Board or to any other persons in respect of the merger, including as to how any holder of shares of the Company common stock should vote or act in respect of the merger. Evercore did not express any opinion as to the prices at which shares of Company common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the merger or as to the impact of the merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Board on August 19, 2025 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 15, 2025, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less share based compensation, less changes in net working capital and capital expenditures, that the Company was forecasted to generate during the Company’s fiscal years 2026 through 2035 based on the Forecasts. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 4% to 6%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2025 using discount rates ranging from 11.5% to 13.0%, which were based on an estimate of the Company’s weighted average cost of capital, and the mid-year cash flow discounting convention.
Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of December 31, 2025, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $46.01 to $73.17, compared to the merger consideration of $70.00 per share of Company common stock.
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in the Software as a Service (SaaS) human capital management industry (the “selected companies”):
•	Workday, Inc.
•	Paycom Software, Inc.
•	Paylocity Holding Corporation
For each of the selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents (“Enterprise Value”)) as a multiple of (i) estimated calendar year 2026 earnings before interest, taxes, depreciation and amortization before stock-based compensation expense (“Adjusted EBITDA”), and (ii) estimated calendar year 2026 revenue, which we refer to as “Enterprise Value/CY2026E Adjusted EBITDA” and “Enterprise Value/CY2026E Revenue,” respectively, based on closing share prices as of August 15, 2025. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Benchmark	Mean	Median
Enterprise Value/CY2026E Revenue	5.5x	5.6x
Enterprise Value/CY2026E Adjusted EBITDA	14.8x	14.8x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an Enterprise Value/CY2026E Adjusted EBITDA multiple reference range of 12.4x to 16.5x to the Company’s estimated Adjusted EBITDA in fiscal year 2026 based on the Forecasts and an Enterprise Value/CY2026E Revenue multiple reference range of 4.3x to 6.0x to the Company’s estimated Revenue in fiscal year 2026 based on the Forecasts. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of August 15, 2025, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $53.00 to $75.00, compared to the merger consideration of $70.00 per share of Company common stock.
Although none of the selected companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded companies in the human capital management software industry that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Selected Transactions Analysis
Evercore reviewed financial information related to the following selected transactions involving target companies in the in the human capital management software industry and other software companies with similar revenue growth profiles announced since February 2019 (the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target
Human Capital Management Software Companies
January 2025	Paychex, Inc.	Paycor HCM, Inc.
April 2024	Apax Partners LLP	Zellis Group Limited
March 2023	Silver Lake Technology Management L.L.C. and Canada Pension Plan Investment Board	Qualtrics International Inc.
August 2021	Clearlake Capital Group, L.P.	Cornerstone OnDemand, Inc.
February 2019	Hellman & Friedman LLC, The Blackstone Group, Inc., GIC Private Limited, Canada Pension Plan Investment Board and JMI Equity	Ultimate Software Group, Inc.
Large-Cap Software Companies with Similar Growth Profiles
January 2025	Paychex, Inc.	Paycor HCM, Inc.*
July 2024	Bain Capital, L.P., BlackRock, Inc., State Street Global Advisors, Fidelity Investment Company and others	Envestnet, Inc.
June 2024	Bain Capital, L.P.	PowerSchool Holdings, Inc.
August 2023	STG Partners, LLC	Avid Technology, Inc.
July 2023	TPG Global, LLC. and Francisco Partners Management, L.P.	New Relic, Inc.
January 2023	Vista Equity Partners	Duck Creek Technologies, Inc.

*The acquisition of Paycor HCM, Inc. by Paychex, Inc. is included in both the “Human Capital Management Software Companies” and “Large-Cap Software Companies with Similar Growth Profiles” categories above, as Evercore considered its multiples in calculating the reference ranges for both categories of selected transactions.

For each selected transaction, Evercore calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which we refer to as “LTM Adjusted EBITDA”, and a multiple of last twelve-month revenue, which we refer to as “LTM Revenue”. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.
This analysis indicated the following:

Benchmark	Mean	Median
Human Capital Management Software Companies
LTM Adjusted EBITDA	31.5x	19.1x
LTM Revenue	7.1x	6.3x
Large-Cap Software Companies with Similar Growth Profiles
LTM Adjusted EBITDA	24.7x	18.6x
LTM Revenue	5.8x	6.3x

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM Adjusted EBITDA multiples of 18.0x to 22.0x and applied this range of multiples to the Company’s LTM Adjusted EBITDA as of August 15, 2025, based on the financial results for the Company provided by the Company’s management, and selected a reference range of enterprise value to LTM Revenue multiples of 6.0x to 7.0x and applied this range of multiples to the Company’s LTM Revenue as of August 15, 2025, based on the financial results for the Company provided by the Company’s management. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of August 15, 2025, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $57.00 to $74.00, compared to the merger consideration of $70.00 per share of Company common stock.
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Company common stock during the twelve month period ended August 15, 2025, noting that the low and high closing prices during such period ranged from $48.01 to $82.69 per share of Company common stock, respectively, compared to the merger consideration of $70.00 per share of Company common stock.

Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Company common stock prepared and published by equity research analysts that were publicly available as of August 15, 2025, the last full trading day prior to the delivery by Evercore of its opinion to the Board. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Company common stock at the time the price target was published. As of August 15, 2025, the range of selected equity research analyst price targets per share of Company common stock was $47.00 to $95.00, with a mean of $66.87 and a median of $67.00, compared to the merger consideration of $70.00 per share of Company common stock. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Company common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.
Premiums Paid Analysis
Using publicly available information, Evercore reviewed selected transactions involving U.S. public targets with an aggregate transaction value greater than $5 billion announced since August 2015. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the one-day, 30-day and 60-day volume weighted average price (referred to as the “VWAP”) per share of the target companies prior to announcement of each transaction.
This analysis indicated the following:

Target Sector	1 Day Prior	30-Day VWAP	60-Day VWAP
All Industries
Medium	29%	29%	37%
Average	34%	34%	41%
Tech Transactions
Median	26%	33%	35%
Average	29%	38%	38%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 25.0% to 35.0% to the closing price per share of Company common stock of $52.88 as of August 15, 2025. This analysis indicated a range of implied equity values per share of Company common stock of $66.00 to $71.00, compared to the merger consideration of $70.00 per share of Company common stock.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Board. In connection with the review of the merger by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to the holders of shares of Company common stock other than the Excluded Shares. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Board (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Board or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of Company common stock.
Pursuant to the terms of Evercore’s engagement letter with the Company, the Company has agreed to pay Evercore a fee for its services in the amount of $40 million, of which $10 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the merger. The Company has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Company and Evercore has not received any compensation from the Company during such period. During the two year period prior to the date of its opinion, Evercore and its affiliates have provided investment banking and capital markets services to Thoma Bravo, and received fees for the rendering of these services in an amount less than $6 million. Evercore may provide financial advisory or other services to the Company and Thoma Bravo in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company or its affiliates, Parent, potential parties to the merger and their respective affiliates or persons that are competitors, customers or suppliers of the Company.
The Company engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Certain Effects of the Merger
If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement and in accordance with the DGCL. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.
At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than excluded shares and appraisal shares) will be canceled and converted into the right to receive $70.00 in cash, without interest and less any applicable withholding taxes. Company stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal

Rights.” Following the merger, all of the Company common stock will be beneficially owned by Parent, and none of the current Company stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent.
Under the terms of the merger agreement, prior to the effective time of the merger, the Company is required to cause Dayforce Canada Ltd. to acquire pursuant to the applicable articles of Ceridian AcquisitionCo ULC each outstanding Exchangeable Share (other than those owned by the Company or its subsidiaries) in exchange for one share of Company common stock, all in accordance with the terms and conditions of certain agreements governing the Exchangeable Shares and the articles of Ceridian AcquisitionCo ULC (the “Mandatory Exchange”). For the avoidance of doubt, holders of the Exchangeable Shares will retain the ability prior to the consummation of the Mandatory Exchange to exchange Exchangeable Shares for shares of Company common stock in accordance with the articles of Ceridian AcquisitionCo ULC. As described above, each share of Company common stock issued and outstanding immediately prior to the effective time will be canceled and converted automatically into, and will thereafter represent only, the right to receive $70.00 in cash, without interest. Please see the section of this proxy statement entitled “The Merger Agreement—Consideration To Be Received in the Merger.”
For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” and the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards.”
Shares of Company common stock are currently registered under the Exchange Act and listed on NYSE and TSX under the trading symbol “DAY.” Following the consummation of the merger, shares of Company common stock will no longer be traded on NYSE, TSX or any other public market. In addition, the registration of Company common stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock. The Company will also cease to be a reporting issuer in each applicable jurisdiction in Canada.
Effects on the Company if the Merger Is Not Consummated
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NYSE and TSX, the Company common stock will continue to be registered under the Exchange Act, the Company will remain a reporting issuer in certain jurisdictions in Canada, and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock. Additionally, it is also expected that in such situation, the Exchangeable Shares will remain outstanding.
If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”
Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a $351 million termination fee and, under certain other specified circumstances, Parent will be required to pay the Company the Parent termination fee of $702 million. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”
Financing of the Merger
We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $12.3 billion, which will be funded via equity and debt financing described below. The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, subject to satisfaction of certain conditions in the merger agreement, they will have available to them sufficient funds to satisfy all of their obligations under the merger agreement on the closing date and under the commitment letters. This includes funds needed to (1) pay the Company’s stockholders the amounts due under the merger agreement for their Company common stock, (2) make payments in respect of all outstanding Company equity awards payable at the closing of the merger pursuant to the merger agreement, (3) repay the existing indebtedness required (or elected) to be repaid in accordance with the merger agreement, including to effect the Company’s offer to repurchase the Convertible Note pursuant to the Convertible Note Indenture, and (4) pay fees and expenses related to the merger and related transactions.
Parent and Merger Sub have obtained committed financing consisting of (1) equity to be provided by the Thoma Bravo Funds pursuant to the terms of the equity commitment letter and (2) debt financing to be provided pursuant to the debt commitment letter by the Lenders. In connection with the merger agreement, Parent and Merger Sub have delivered to the Company copies of the commitment letters. Notwithstanding anything in the merger agreement to the contrary, in no event will the receipt or availability of any funds or financing (including the financing contemplated by the commitment letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the merger agreement.
Equity Financing
Pursuant to the equity commitment letter, the Thoma Bravo Funds have committed to contribute or cause to be contributed to Parent at the closing of the merger certain equity financing for the purpose of funding the Required Amounts. The obligations of the Thoma Bravo Funds to provide the equity financing under the equity commitment letter is subject to a number of conditions, including, but not limited to (1) the execution and delivery of the merger agreement, (2) satisfaction or written waiver by the Company, Parent and Merger Sub, as applicable, of each of the conditions to the obligations of the Company, Parent and Merger Sub to consummate the merger set forth in Sections 6.01 and 6.02 of the merger agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of these conditions at such time), (3) the substantially concurrent consummation of the merger in accordance with the terms of the merger agreement (assuming the funding of the commitment) and (4) the prior or substantially concurrent receipt of the debt financing contemplated by the debt commitment letter or, if applicable, a new financing commitment letter (“new debt commitment letter”) with respect to alternative debt financing or written confirmation from the relevant lenders that the debt financing, or if applicable, the alternate debt financing, will be funded at the closing if the equity financing under the equity commitment letter is consummated at the closing of the merger. We refer to the equity financing described in the preceding sentence as the “equity financing.”
The obligation of the Thoma Bravo Funds to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of (1) the consummation of the closing of the merger and the payment in full of the aggregate merger consideration payable in accordance with the merger agreement and the payment at the closing of or full provision for payment at the closing of all of the other transaction payments, (2) the valid termination of the merger agreement in accordance with its terms and (3) the Company, its subsidiaries or any of their respective officers or directors, or any of their respective representatives acting on their behalf and at their direction asserting in writing any action against Parent, Merger Sub, the Thoma Bravo Funds or any of their respective affiliates, advisors or representatives in connection with the transactions contemplated by the merger agreement, other than certain permitted actions.
The Company is an express third-party beneficiary of the equity commitment letter solely with respect to (i) specifically enforcing the obligations of each Thoma Bravo Fund to fund its respective commitment under the equity commitment letter as and when due, (ii) the Company’s express consent rights with respect to an assignment of the Thoma Bravo Funds’ obligations, and (iii) the Company’s express consent right with respect to an amendment of the equity commitment letter.
Debt Financing
The debt commitment letter provides that the Lenders will provide, upon the terms and subject to the conditions set forth in the debt commitment letter, debt financing (the “debt financing”).
The debt financing consists of: (1) a senior secured revolving credit facility (the “Revolving Credit Facility”) and (2) a senior secured term loan facility (together with the Revolving Credit Facility, the

“Credit Facility”). The Credit Facility will be used (1) to effect the merger and related transactions on the closing date, (2) to repay the existing indebtedness required (or elected) to be repaid in accordance with the merger agreement, including to effect the repurchase the Convertible Note pursuant to the Convertible Note Indenture, (3) to pay fees and expenses related to the merger and related transactions and (4) for working capital, capital expenditures and other general corporate purposes.
The obligations of the Lenders to provide the debt financing under the debt commitment letter are subject to a number of customary conditions, including, but not limited to (as applicable):
•
the consummation of the merger in accordance with the merger agreement in all material respects (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders in their capacity as such without the consent of the lead arrangers, such consent not to be unreasonably withheld, conditioned or delayed);

•
subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the merger of certain specified representations and warranties in the merger agreement and certain specified representations and warranties in the loan documents;

•	the payment of required fees and out-of-pocket expenses in accordance with the debt commitment letter;
•	the delivery of a solvency certificate to the administrative agent under the Credit Facility;
•
to the extent required under the Credit Facility, the delivery of all documents and instruments necessary to establish that the administrative agent will have perfected securities interest in the collateral;

•
the equity financing has occurred or, substantially concurrently with the initial borrowing under the Credit Facility, will occur in an amount specified by, and in accordance with, the debt commitment letter;

•	subject to certain exceptions, the execution and delivery by the domestic loan parties, to be defined in the Credit Facility, of the definitive documentation governing the Credit Facility; and
•	the absence of a material adverse effect since August 20, 2025 that is continuing,
Limited Guarantee
Pursuant to the limited guarantee, the Thoma Bravo Funds have agreed to guarantee the due, punctual and complete payment and performance of (1) the aggregate amount of the Parent termination fee solely if and when any of the Parent termination fee is payable pursuant to the merger agreement, (2) any enforcement expenses due by Parent pursuant to legal proceedings as a result of certain defaults under the merger agreement, (3) the reimbursement obligations of Parent pursuant to the indemnification obligations to the Company and its representatives in connection with debt financing and the reimbursement obligations of Parent with respect to expenses incurred by the Company in connection with cash repatriation under the terms of the merger agreement and (4) any and all damages, losses, costs and expenses resulting from Parent or Merger Sub’s material and intentional breach of the merger agreement or fraud, subject to certain limitations. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the Thoma Bravo Funds under the limited guarantee are subject to an aggregate cap equal to $712 million.
Subject to specified exceptions, the limited guarantee will terminate upon the earliest of:
•	the occurrence of the effective time;
•
the date that is 30 days following the valid termination of the merger agreement in accordance with its terms, other than a termination pursuant to which the Company would be entitled to the Parent termination fee under the merger agreement or damages from Parent or Merger Sub for their fraud or material and intentional breach of the merger agreement, in which case the limited guarantee will terminate 90 days after such termination unless the Company has delivered a written notice with respect to the Guaranteed Obligations prior to such 90th day; provided that if the merger agreement has been so terminated and such notice has been provided, the Thoma Bravo Funds, as the guarantor entities under the limited guarantee, will have no further liability or obligation under the limited guarantee from and after the earliest of (1) the closing of the merger, including payment of the aggregate merger consideration required to be paid at the closing of the merger in accordance with the merger agreement, (2) a final, non-appealable order of a court of competent jurisdiction determining that the Thoma Bravo Funds, as the guarantor entities under the limited guarantee, does not owe any amount under the limited guarantee and (3) a written agreement between the Thoma Bravo Funds, as the guarantor entities under the limited guarantee, and the Company terminating the obligations and liabilities of the Thoma Bravo Funds, as the guarantor entities under the limited guarantee, pursuant to the limited guarantee; and
•	indefeasible payment in full of all of the Guaranteed Obligations by or on behalf of the Thoma Bravo Funds, as the guarantor entities under the limited guarantee, Parent and/or Merger Sub.
Notwithstanding the foregoing, in the event of a termination of the limited guarantee pursuant to the above described provisions where Parent owes the Company parties for reimbursement of expenses in connection with debt financing or cash repatriation pursuant to the merger agreement (and without otherwise affecting any termination of other obligations under the limited guarantee), the guarantors’ obligations solely with respect to such guaranteed reimbursements will survive until such guaranteed reimbursements are paid in full or determined to no longer be owing.
The obligations under the limited guarantee will also terminate in the event that the Company, its subsidiaries or any of their respective directors or officers, or their respective representatives, acting on their behalf and at their direction, institute certain non-permitted suits, actions or other proceedings or make certain non-permitted claims.
Appraisal Rights
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement.
They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. As used in this section entitled “Appraisal Rights,” the word “stockholder” means a holder of record of shares of Company common stock, the words “beneficial owner” mean a person who is the beneficial owner of shares of Company common stock held either in voting trust or by a nominee on behalf of such person and the word “person” means any individual corporation, partnership, unincorporated association or other entity. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; you must hold your shares of Company common stock continuously through the effective time; and you must comply with the other applicable requirements of Section 262.
A Company stockholder or beneficial owner who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Dayforce, Inc.
3311 East Old Shakopee Road
Minneapolis, MN 55425
Attention: Corporate Secretary
A record holder who holds shares of Company common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Company common stock covered by such demand. Where the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of such record owner. If you hold your shares of Company common stock through a bank, broker or other nominee and you wish such holder, as the holder of record of your shares of Company common stock, to exercise appraisal rights on your behalf, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.
Within ten days after the effective time, the surviving corporation must give written notice that the merger has become effective to each of (1) each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (2) any beneficial owner who has demanded appraisal under Section 262. At any time within 60 days after the effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.
Within 120 days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner of shares of Company common stock, demanding a determination of the fair value of the shares of Company common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, persons who desire to have their shares of Company common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
In addition, within 120 days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be given within ten days after the written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company common stock and with whom the surviving corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Company common stock and who hold shares represented by certificates to submit their certificates of shares of Company common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Company common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company common stock as determined by the Delaware Court, and (2) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.
When the fair value of the shares of Company common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company common stock is less than the merger consideration.
In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.
In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.
From and after the effective time, no person who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose any shares of Company common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company stockholders at a date prior to the effective time.
No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time. If no petition for appraisal is filed with the Delaware Court within one hundred twenty (120) days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Board to vote in favor of the approval of the merger agreement, Company common stockholders and holders of Exchangeable Shares should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Company common stockholders and holders of Exchangeable Shares generally. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in making its recommendation that Company common stockholders and holders of Exchangeable Shares vote to approve the merger agreement proposal and the advisory compensation proposal. Such interests are described below. The merger will be a “change in control” for purposes of the Company executive compensation and benefit plans and agreements described below.
The Company’s executive officers who are named executive officers for purposes of the discussion below are David Ossip (Chair and Chief Executive Officer), Jeremy Johnson (Executive Vice President, Chief Financial Officer), Samer Alkharrat (Executive Vice President, Chief Revenue Officer), Christopher Armstrong (Executive Vice President, Chief Customer Officer), Stephen Holdridge (President and Chief Operating Officer) and Joseph Korngiebel (Executive Vice President, Chief Strategy, Product, and Technology Officer). The Company’s executive officers who are not named executive officers for purposes of the discussion below are William McDonald (Executive Vice President, Chief Legal and Compliance Officer, and Corporate Secretary) and Jeffrey Jacobs (Head of Accounting and Financial Reporting).
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The relevant price per share of Company common stock is $70, which is the per share merger consideration;
•
The effective time of the merger as referenced in this section occurs on September 15, 2025, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “Assumed Closing Date”); and

•
The service of each executive officer of Company was terminated by Parent without “cause” (as such terms are defined in the relevant plans and agreements), in either case immediately following the merger and on the Assumed Closing Date, and each executive officer will have complied with all requirements necessary to receive any severance benefits.

The amounts indicated below are rounded to the nearest whole number and are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect or attempt to forecast certain compensation actions that may occur before completion of the merger, including any additional equity award grants, issuances, exercises of Company Options or forfeitures that may occur prior to the effective time of the merger following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the executive officers and directors of the Company may materially differ from the amounts set forth below.
Treatment of Outstanding Company Equity Awards
At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:
•
Company Options. Each vested Company Option that is outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Company common stock subject to such vested Company Option multiplied by (y) the excess, if any, of the merger consideration over the per share exercise price of such vested Company Option. Any vested Company Option with a per share price that is equal to or greater than the merger consideration and any unvested Company Option will, as of the effective time, be canceled for no consideration;

•
Vested Company RSUs and Vested Company PSUs. Each award of vested Company RSUs and each award of vested Company PSUs outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company common stock subject to such vested Company RSUs or vested Company PSUs multiplied by the merger consideration;

•
Director RSUs. Each award of Director RSUs outstanding as of immediately prior to the effective time will fully vest and be converted into the right to receive an amount in cash equal to the number of shares of Company common stock subject to such Director RSUs multiplied by the merger consideration; and

•
Unvested Company RSUs and Unvested Company PSUs. Each award of unvested Company RSUs and each award of unvested Company PSUs outstanding as of immediately prior to the effective time that are not an award of Director RSUs will be canceled and replaced with a Replacement Award based on the merger consideration. Each Replacement Award will be subject to the same vesting terms and conditions as applied to the replaced unvested Company RSU or Company PSUs (except that, with respect to Company PSUs, any performance conditions will be deemed achieved at 100% of target performance levels and subject to other specified exceptions).

Pursuant to the Company’s 2018 Equity Incentive Plan (the “Equity Incentive Plan”) and the award agreements thereunder, upon an executive officer’s termination of employment without Cause (as defined in the Equity Incentive Plan) within 12 months following a change in control, all outstanding and unvested Company equity awards then held by such executive officer would fully vest upon such termination of employment. These “double trigger” vesting provisions applicable to Company equity awards held by executive officers will continue to apply after such awards are converted to the Replacement Awards at the effective time.
For an estimate of the amounts that would be realized by each of the Company’s named executive officers on the Assumed Closing Date in respect of their Company equity awards that are outstanding on such date, see the section entitled “Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below. The estimated aggregate value of the unvested Company equity awards held by the executive officers who are not named executive officers is $9,390,360, and the estimated aggregate value of the unvested Director RSUs held by all non-employee directors of the Company that are outstanding on the Assumed Closing Date is $2,172,870.
Executive Officer Employment Agreements
The Company and its affiliates have entered into employment agreements with each of its executive officers other than Mr. Jacobs. These employment agreements provide the following severance payments and benefits upon a termination of employment without cause or for good reason (other than for Mr. Korngiebel, who does not have good reason rights), subject to the executive officer’s execution and non-revocation of a release of claims:
•	a cash payment equal to a multiple of base salary;
•	a cash payment equal to a multiple of target bonus (and, in the case of Mr. Ossip, the average bonus for the immediately preceding two years);
•	outplacement services; and
•	continuation of certain employment-related benefits for a period of time.
The specific severance payments and benefits to which each executive officer is entitled are set forth in the following table:

Name	Base Salary	Bonus	Outplacement Services	Continuation of Benefits
David Ossip	2 times base salary, payable in a lump sum	2 times the average bonus for the immediately preceding two years, payable in a lump sum	12 months, or if earlier, until first acceptance of an offer of employment; up to $12,000 CAD	Continuation of certain employment-related benefits to the extent and for the period prescribed under the Employment Standards Act (Ontario).
Jeremy Johnson	12 months of base salary, payable in installments on the regular payroll dates	1 times annual target bonus	Reasonable outplacement services	COBRA subsidies for 12 months, or until no longer eligible for COBRA continuation coverage, if earlier
Samer Alkharrat	12 months of base salary, payable in a lump sum	1 times annual target bonus, payable in a lump sum	Reasonable outplacement services	COBRA subsidies for 12 months, or until no longer eligible for COBRA continuation coverage, if earlier
Christopher Armstrong	18 months of base salary, payable in a lump sum	Prorated annual target bonus, payable in a lump sum at the same time as annual bonus payments are made to other employees	12 months, or if earlier, until first acceptance of an offer of employment; up to $10,000	COBRA subsidies for 6 months, or until no longer eligible for COBRA continuation coverage, if earlier
Stephen Holdridge	12 months of base salary, payable in a lump sum	1 times annual target bonus, payable in a lump sum	Reasonable outplacement services	COBRA subsidies for 6 months, or until no longer eligible for COBRA continuation coverage, if earlier
Joseph Korngiebel	12 months of base salary, payable in a lump sum	1 times annual target bonus, payable in a lump sum	Reasonable outplacement services	COBRA subsidies for 6 months, or until no longer eligible for COBRA continuation coverage, if earlier

Name	Base Salary	Bonus	Outplacement Services	Continuation of Benefits
William McDonald	12 months of base salary, payable in a lump sum	1 times annual target bonus, payable in a lump sum	Reasonable outplacement services	COBRA subsidies for 6 months, or until no longer eligible for COBRA continuation coverage, if earlier

See the section entitled “Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below for the estimated amounts that each of the Company’s named executive officers would receive under their employment agreements upon a qualifying termination of employment following a change in control. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the severance benefits that Mr. McDonald would receive under his employment agreement upon a qualifying termination of employment following a change in control is $902,448.
U.S. Severance Plan
Mr. Jacobs is not party to an employment agreement or offer letter that provides change-in-control or termination protection. Instead, he is covered under the Dayforce US, Inc. Severance Pay Plan (the “U.S. Severance Plan”), the Company’s broad-based severance plan for U.S. employees. Pursuant to the U.S. Severance Plan, upon a termination of Mr. Jacobs’ employment without Cause or for Good Reason (each as defined in the U.S. Severance Plan) within 12 months following a change of control, and subject to his execution and non-revocation of a separation agreement and release of claims, Mr. Jacobs is entitled to: (i) a lump-sum cash severance payment equal to (x) 69 weeks of base salary plus (y) an amount equal to Mr. Jacobs’ annual target bonus (calculated on a weekly basis) multiplied by 69 weeks; (ii) continued payment of COBRA premiums for 16 months (or, if earlier, until Mr. Jacobs is eligible for coverage under the group health insurance plan of a new employer); and (iii) outplacement services for up to six months. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the severance benefits that Mr. Jacobs would receive under the U.S. Severance Plan upon a qualifying termination of employment following a change in control is $631,615.
Compensation Arrangements with Parent
As of the date of this proxy statement, none of the Company’s executive officers has discussed or entered into any agreement with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. Prior to or following the effective time, such executive officers may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or more or more of its affiliates.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, the Company’s non-employee directors and executive officers will be entitled to continued indemnification and insurance coverage under the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers. Such indemnification and insurance coverage is further described in the section entitled “The Merger—Indemnification and Insurance”.
Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of the Company’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. The amounts shown below are in United States dollars.
Potential Payments to Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Perquisite/ Benefits($)(3)	Total ($)
David Ossip	3,427,350*	36,312,990	21,301*	39,761,641
Jeremy Johnson	960,000	6,669,390	22,385	7,651,775
Samer Alkharrat	1,200,000	11,774,070	34,897	13,008,967
Christopher Armstrong	1,351,453	12,563,810	22,385	13,937,648
Stephen Holdridge	1,170,000	17,176,740	21,951	18,368,691
Joseph Korngiebel	1,170,000	16,246,230	22,622	17,438,852

*	Converted from Canadian dollars to U.S. dollars at an exchange rate of 1.38225:1.
(1)
Cash. Represents the cash severance payment each name executive officer is entitled to under his employment agreement, as described under “Interests of the Company’s Directors and Executive Officers in the Merger” above. The cash severance amount is “double trigger” and becomes payable only upon a qualifying termination of employment under the terms of the applicable employment agreements.

(2)
Equity. Consists of the value of the unvested Company RSUs and unvested Company PSUs (which awards will be converted to the Replacement Awards upon the effective time, with any performance goals deemed to be achieved at target level) that would vest upon a qualifying termination of employment within 12 months following the closing, as shown in the table below. Such accelerated vesting is a “double trigger” benefit and is triggered only upon a qualifying termination of employment in connection with a change in control (as described in more detail in the section entitled “Treatment of Company Outstanding Equity Awards” above).

Named Executive Officer	Unvested Company RSUs ($)	Unvested Company PSUs ($)	Total ($)
David Ossip	14,996,870	21,316,120	36,312,990
Jeremy Johnson	3,146,220	3,523,170	6,669,390
Samer Alkharrat	6,350,610	5,423,460	11,774,070
Christopher Armstrong	5,689,950	6,873,860	12,563,810
Stephen Holdridge	8,858,080	8,318,660	17,176,740
Joseph Korngiebel	7,927,570	8,318,660	16,246,230

(3)
Perquisites/Benefits. Consists of the estimated value of the COBRA subsidies (and for Mr. Ossip, the employment-related benefits prescribed under the Employment Standards Act (Ontario)) and outplacement services each named executive officer is entitled to under his employment agreement. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment in connection with a change in control (as described in more detail in the section entitled “Executive Officer Employment Agreements” above). The estimated value of such benefits is shown in the following table:

Named Executive Officer	Outplacement Benefits ($)	Welfare Benefits ($)	Total ($)
David Ossip	12,542	8,759	21,301
Jeremy Johnson	10,000	12,385	22,385
Samer Alkharrat	10,000	24,897	34,897
Christopher Armstrong	10,000	12,385	22,385
Stephen Holdridge	10,000	11,951	21,951
Joseph Korngiebel	10,000	12,622	22,622

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a general summary of U.S. federal income tax considerations relevant to U.S. holders and non-U.S. holders (each as defined below) with respect to the disposition of Company common stock pursuant to the merger. This summary is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger and is not a substitute for tax advice. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the

Internal Revenue Service (the “IRS”), each as in effect on the date hereof and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes or varying interpretations could affect the accuracy of the statements and conclusions set forth herein. The IRS may not agree with the tax consequences described in this discussion.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Company common stock that is (or is treated as), for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•
a trust (a) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more “United States persons” (within the meaning of the Code) or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person” for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
A “non-U.S. holder” is a beneficial owner of Company common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
This discussion applies only to holders of Company common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address or consider any tax consequences arising under any alternative minimum tax, the Medicare tax on net investment income, the Foreign Account Tax Compliance Act (including the U.S. Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), or any federal laws other than those pertaining to the U.S. federal income tax. Further, no information is provided with respect to any tax consequences under U.S. state, local, or non-U.S. laws.
This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances or that may be relevant to Company stockholders subject to special rules, such as, for example:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	brokers or dealers in securities, currencies or commodities;
•	traders in securities subject to a mark-to-market method of accounting with respect to shares of Company common stock;
•	small business investment companies, regulated investment companies, and real estate investment trusts;
•	retirement plans, individual retirement and other deferred accounts;
•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•
holders who hold their shares of Company common stock as part of a hedging, constructive sale or conversion, straddle, synthetic security, integrated investment or other risk reduction transaction for U.S. federal income tax purposes;

•	“personal holding companies,” “controlled foreign corporations” or “passive foreign investment companies”;
•	U.S. holders whose functional currency is not the U.S. dollar;
•
partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Company common stock (by vote or value);
•	holders that acquired their shares of Company common stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;
•	holders that acquired their shares of Company common stock as “qualified small business stock” for purposes of Sections 1202 and/or 1045 of the Code;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	holders that own an equity interest in Parent following the Merger;
•	holders subject to any applicable minimum tax;
•	holders exercising appraisal rights under the DGCL; and
•
persons required to accelerate the recognition of any item of gross income with respect to Company common stock as a result of such income being taken into account on an applicable financial statement.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Company common stock, the U.S. federal income tax treatment of the partnership and a partner in the partnership will generally depend on the status of the partner, the status and activities of the partnership and certain determinations made at the partner level. Partnerships holding Company common stock and partners therein should consult their own tax advisors as to the particular U.S. federal income tax consequences to them in light of the transaction.
ALL HOLDERS OF COMPANY COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
In general, the receipt of cash by a U.S. holder in exchange for Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. holder’s adjusted tax basis in such shares of Company common stock.
Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.
Non-U.S. Holders
In general, the receipt of cash by a non-U.S. holder in exchange for Company common stock pursuant to the merger will not be subject to U.S. federal income tax, unless:
•
the gain, if any, on such stock is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs, and certain other conditions are met.
Gain described in the first bullet point immediately above generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise), and if the non-U.S. holder is a corporation, it may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year (if any).
Information Reporting and Backup Withholding
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) with respect to the cash received pursuant to the merger. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct, and such U.S. holder is not subject to backup withholding.
A non-U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) with respect to the cash received pursuant to the merger, unless such non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be refunded or credited against a holder’s U.S. federal income tax liability, if any; provided that such holder furnishes the required information to the IRS in a timely manner.
Regulatory Approvals in Connection with the Merger
The parties to the merger agreement are obligated to cooperate with each other and use their respective reasonable best efforts to, as promptly, amongst other things, (1) obtain all approvals, nondisapprovals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any banking authority (including the OCC) and any other governmental authority or third party necessary to consummate the transactions, (2) execute and deliver any additional instruments necessary to consummate the transactions and (3) defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions, as described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts.” However, Parent and its affiliates (including Thoma Bravo) are not required to agree to any materially burdensome regulatory condition and the Company is not permitted to agree to take any action leading to a materially burdensome regulatory condition without Parent’s prior written consent. A “materially burdensome regulatory condition” means (i) a condition or restriction with respect to obtaining any consent, approval, nondisapproval letter, waiver or non-objection from the OCC that would reasonably be expected to result in a material adverse effect on the business, properties, assets, operations or financial condition of the Company and its subsidiaries, taken as a whole, on the one hand, or, following the closing, Parent, Merger Sub (and their respective affiliates), on the other hand, measured in each case on a scale relative to the size of the Company and its subsidiaries, taken as a whole, immediately prior to the merger, or (ii) any condition, restriction or action (including with respect to any sale, divestment, hold separate, termination or amendment of any contract) with respect to any portfolio company (as such term is commonly understood in private equity industry) of Parent’s affiliates in relation to obtaining the expiration or termination of any applicable waiting period or any consent, clearance or approval required under any antitrust laws or FDI laws. Parent is also not required to take any action that would cause Parent or any of its affiliates to become subject to the Bank Holding Company Act of 1956, as amended.
The management of each of the Parent and the Company currently believe that the necessary regulatory approvals can be obtained in early 2026; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.
HSR Act Clearance
Consummation of the merger is subject to the requirements of the HSR Act and the rules promulgated thereunder by the FTC, which prevent transactions such as the merger from being consummated until (1) certain information and materials are furnished to the DOJ and the FTC and (2) the applicable waiting period is terminated early or expires. At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.
Non-U.S. Antitrust and Foreign Direct Investment Law Approvals
Consummation of the merger also is subject to receipt of certain additional consents, approvals or other clearances (unless excluded by waiver mutually agreed between the parties, if permissible under applicable law), consisting of receipt of a clearance decision (or equivalent expiry or termination of statutory waiting period) by (1) the Competition Bureau Canada (the “CCB”) pursuant to the Competition Act of 1985, as amended, (2) the Australian Competition and Consumer Protection Commission pursuant to the Competition and Consumer Act 2010, as amended (3) the Australian Foreign Investment Review Board pursuant to the Foreign Acquisitions and Takeovers Act of 1975, as amended.
In each case, the relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. We cannot be certain that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.
Financial Regulatory Approvals
Consummation of the merger is subject to the obtaining of an approval or nondisapproval letter from the OCC under the requirements of 12 CFR 5.50. In connection with the merger, Parent has submitted a notice to the OCC pursuant to the OCC’s regulations at 12 C.F.R. §5.50 seeking prior authorization from the OCC for the change in control of Dayforce National Trust Bank, an OCC-chartered non-depository trust company (the “Trust Company”) as a result of Parent’s proposed acquisition of the Company, and thereby the indirect change in control of the Trust Company, which is wholly owned by the Company.
Consummation of the merger is also subject to the obtaining of approvals or notices from certain state financial regulatory authorities, which are also in the process of being submitted and obtained.
Additional Approvals
In addition, the parties expect to submit a notice of the transactions to the U.S. Committee on Foreign Investment in the United States (“CFIUS”), and, post-closing, to the Canadian Government pursuant to the Investment Canada Act of 1985, as amended.
The Company and Parent also intend to make all required filings under the Exchange Act relating to the merger and obtain all other approvals and consents that may be necessary to give effect to the merger.
Delisting and Deregistration of the Company Common Stock
Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from NYSE and TSX, deregistered under the Exchange Act, and cease to be a reporting issuer in each applicable jurisdiction in Canada, as soon as reasonably practicable following the effective time.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is important to you, and is qualified in its entirety by the full merger agreement, as attached to this proxy statement as Annex A. We recommend that you read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•	have been made only for purposes of the merger agreement;
•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company after January 1, 2024 and publicly available prior to August 20, 2025 (subject to exceptions);
•	have been qualified by confidential disclosures made by the Company in connection with the merger agreement;
•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and
•
have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”
The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.
Effects of the Merger
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will be the surviving corporation in the merger.
Closing and Effective Time of the Merger
Unless Parent and the Company agree in writing otherwise, the closing of the merger will take place at 8:00 a.m. (New York City time) on the fifth business day following the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of those conditions at the closing).

The merger will become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to by the parties prior to the filing of such certificate of merger and specified therein.
At the effective time of the merger, the certificate of incorporation of the Company, as in effect immediately prior to the completion of the merger, will be amended and restated in its entirety in form and substance reasonably satisfactory to the Company and Parent and, as so amended and restated, will be the certificate of incorporation of the surviving corporation, until thereafter amended in accordance with its terms and the DGCL. The bylaws of the Company, as in effect immediately prior to the completion of the merger, will be amended and restated to be in the form of the bylaws of Merger Sub in effect immediately prior to the completion of the merger (except that references to the name of Merger Sub will be replaced by references to the name of the surviving corporation) and, as so amended and restated, will be the bylaws of the surviving corporation, until thereafter amended as provided therein or by applicable law. The Company and Parent currently expect to consummate the merger in early 2026, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver (to the extent permitted by applicable law) of the other conditions to the merger described under the section of this proxy statement entitled “—Conditions of the Merger” below. For additional information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger.”
Directors and Officers of the Surviving Corporation
The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation immediately following the effective time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation and applicable law.
The officers of the Company immediately prior to the effective time will be the officers of the surviving corporation immediately following the effective time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation and applicable law.
Consideration To Be Received in the Merger
The merger agreement provides that, at the effective time, each issued and outstanding share of Company common stock (other than excluded shares and appraisal shares) will be canceled and converted automatically into and will thereafter represent only the right to receive an amount in cash equal to $70.00 per share, without interest. As of the effective time, each holder of Company common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration to be paid in consideration therefor.
If, between August 20, 2025 and the effective time, the number of shares of outstanding Company common stock changes into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the merger consideration and any other amounts payable pursuant to the merger agreement will be equitably adjusted as necessary to reflect such event.
Excluded Shares
All shares of Company common stock that are owned by the Company as treasury shares immediately prior to the effective time or held by Parent or Merger Sub will be canceled and will cease to exist and no consideration will be delivered in exchange therefor. All shares of Company common stock owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the effective time will be, at the election of Parent, either converted into shares of common stock of the surviving corporation or canceled.
Exchangeable Shares
Under the terms of the merger agreement, prior to the effective time of the merger, the Company is required to cause Dayforce Canada Ltd. to acquire pursuant to the applicable articles of Ceridian AcquisitionCo ULC each outstanding Exchangeable Share (other than those owned by the Company or its subsidiaries) in exchange for one share of Company common stock, all in accordance with the terms and conditions of certain agreements governing the Exchangeable Shares and the articles of Ceridian AcquisitionCo ULC. We refer to this as the “Mandatory Exchange.” For the avoidance of doubt, holders of the Exchangeable Shares will retain the ability prior to the consummation of the Mandatory Exchange to exchange Exchangeable Shares for shares of Company common stock in accordance with the articles of Ceridian AcquisitionCo ULC.
Treatment of Company Equity Awards
At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:
•
Company Options. Each Company Option that is outstanding and vested as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Company common stock subject to such vested Company Option multiplied by (y) the excess, if any, of the merger consideration over the per share exercise price of such vested Company Option. Any unvested Company Option and any vested Company Option with a per share price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•
Vested Company RSUs and Vested Company PSUs. Each award of Company RSUs and each award of Company PSUs that are, in each case, outstanding and vested as of immediately prior to the effective time, will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company common stock subject to such vested Company RSUs or Company PSUs multiplied by the merger consideration;

•
Director RSUs. Each award of Director RSUs that is outstanding as of immediately prior to the effective time will fully vest and be converted into the right to receive an amount in cash equal to the number of shares of Company common stock subject to such Director RSU multiplied by the merger consideration; and

•
Unvested Company RSUs and Unvested Company PSUs. Each award of unvested Company RSUs and each award of unvested Company PSUs that is, in each case, outstanding as of immediately prior to the effective time and that is not an award of Director RSUs will be canceled and replaced with a Replacement Award based on the merger consideration. Each Replacement Award will be subject, with certain exceptions, to the same vesting terms and conditions as applied to the replaced unvested Company RSUs or Company PSUs (except that, with respect to Company PSUs, any performance conditions will be deemed achieved at 100% of target performance levels).

Company GESPP
If the effective time occurs prior to the end of any outstanding offering period in existence under the Company GESPP as of August 20, 2025, all outstanding purchase rights under the Company GESPP will automatically be exercised, in accordance with the terms of the Company GESPP, no later than five business days prior to the effective time and the Company GESPP will terminate at such time (such date, the “Final Exercise Date”). Each share of Company common stock purchased on the Final Exercise Date will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding). The Company GESPP will terminate no later than five days prior to the effective time. Following the date the Company entered into the merger agreement and prior to the effective time, (1) participation in the Company GESPP will be limited to employees who participated in the Company GESPP as of the date of the merger agreement, (2) participants in the Company GESPP will be prevented from increasing their payroll deductions or purchase elections from those in effect as of the date of the merger agreement, and (3) no new offering periods or purchase periods may be commenced pursuant to the Company GESPP and no offering period in effect prior to the date of the merger agreement may be extended.
Payment for Stock
Certificated Shares. Promptly after the effective time (but in no event more than five business days thereafter), Parent and the surviving corporation will cause the paying agent to mail to each person who was, at the effective time, a holder of record of a certificate that immediately prior to the effective time represented any such shares of Company common stock (each, a “certificate”) (other than Company common stock to be cancelled or converted in accordance with the merger agreement) (1) a letter of transmittal and (2) instructions advising such Company stockholder how to surrender its Company common stock in exchange for the merger consideration for effecting the surrender of the share certificates to the paying agent in exchange for payment of the merger consideration as provided in the merger agreement. On surrender of a certificate for cancellation to the paying agent, together with a letter of transmittal (duly completed and validly executed in accordance with the instructions thereto), the holder of such share certificate will be entitled to receive in exchange therefor the merger consideration for each share of Company common stock formerly represented by such share certificate, and the certificate so surrendered will forthwith be canceled.
Book-Entry Shares. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the consideration payable. Instead, each person who was, at the effective time, a holder of record of a book-entry share that immediately prior to the effective time represented any such shares of Company common stock (other than Company common stock to be cancelled or converted in accordance with the merger agreement) that was converted into the right to receive the consideration payable in respect thereof will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of book-entry shares will be deemed to have surrendered such book-entry shares upon receipt of an “agent’s message” or such other evidence, if any, as the paying agent may reasonably request) at the effective time, be entitled to receive (and Parent will cause the paying agent to pay and deliver as promptly as practicable) the merger consideration for each share of Company common stock formerly represented by such book-entry share. Book-entry shares so surrendered will forthwith be canceled.
DTC Payment. Prior to the effective time, Parent and the Company will cooperate to establish procedures with the paying agent and The Depository Trust Company (“DTC”) with the objective that (i) if the closing occurs at or prior to 11:30 a.m., Eastern time, on the closing date, then the paying agent will transmit to DTC or its nominees on the closing date an amount in cash equal to the product obtained by multiplying (A) the number of shares of Company common stock (other than Company common stock to be cancelled or converted in accordance with the merger agreement) held of record by DTC or such nominee immediately prior to the effective time by (B) the per share merger consideration (such amount, the “DTC payment”); and (ii) if the closing occurs after 11:30 a.m., Eastern time, on the closing date, then the paying agent will transmit the DTC payment to DTC or its nominees on the first business day after the closing date.
At or prior to the effective time, Parent will deposit or cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate merger consideration (the “payment fund”). Pending its disbursement in accordance with the merger agreement, the payment fund will be invested by the paying agent at the direction of Parent. Parent will or will cause the surviving corporation to promptly provide additional funds to the paying agent that are necessary to ensure that the payment fund is at all times maintained at a level sufficient for the paying agent to make all payments of merger consideration in accordance with the merger agreement, and such additional funds will be deemed to be part of the payment fund. No investment losses resulting from investment of the funds deposited with the paying agent will diminish the rights of any holder of shares of Company common stock to receive the merger consideration as provided in the merger agreement.
Transfer Books; No Further Ownership Rights
At the effective time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Company common stock that were outstanding immediately prior to the effective time. Subject to certain exceptions, if, at any time after the effective time, share certificates or book-entry shares are presented to the surviving corporation for any reason, they will be canceled and exchanged as provided in the merger agreement.
Lost, Stolen or Destroyed Certificates
A holder of a share certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact (in customary form and substance reasonably acceptable to Parent) and, if required by the surviving corporation, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such share certificate, upon which the paying agent will pay, in exchange for such lost, stolen or destroyed share certificate, the applicable merger consideration.

Termination of Payment Fund
At any time following the first anniversary of the closing date, the surviving corporation will be entitled to require the paying agent to deliver to it any portion of the payment fund (including any interest received with respect thereto) that has not been disbursed to holders of share certificates or book-entry shares, and thereafter such holders will be entitled to look only to Parent and the surviving corporation (as general unsecured creditors thereof), as applicable, for, and Parent and the surviving corporation will remain liable for, payment of their claims for the merger consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.
No Liability
Notwithstanding any provision of the merger agreement to the contrary, none of the Company, Parent or Merger Sub, the surviving corporation or the paying agent will be liable to any person for merger consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law.
Appraisal Rights
Shares of Company common stock that are outstanding immediately prior to the effective time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 will not be converted into the right to receive the merger consideration as provided in the merger agreement, but instead will be canceled and will represent the right to receive payment of the appraised value of such shares as provided under Section 262 of the DGCL. For additional information, please see “The Merger—Appraisal Rights.” Prior to the effective time, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any demands for appraisal of any shares of Company common stock. Prior to the effective time, Parent will not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
Representations and Warranties
The merger agreement contains representations and warranties that the Company, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another, which are qualified in many cases by knowledge, materiality or material adverse effect standards and with respect to the disclosures made by the Company, by (1) certain exceptions and qualifications set forth in the merger agreement, (2) confidential disclosures made by the Company to Parent and Merger Sub and (3) certain documents filed with, or furnished to, the SEC by the Company after January 1, 2024 and publicly available prior to August 20, 2025 (subject to exceptions for certain representations).
The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.
For purposes of this proxy statement and the merger agreement, a “material adverse effect” with respect to the Company and its subsidiaries means any effect, change, event, facts, circumstances or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided that, none of the following, and no effect, change, event or occurrence arising out of or resulting from any of the following, will constitute or be taken into account in determining whether a material adverse effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (1) generally affecting (a) the industry in which the Company and its subsidiaries operate or (b) the economy, credit or financial or capital markets, in the United States, Canada or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency or the markets for any such digital asset or cryptocurrency, monetary policy or inflation or (2) to the extent arising out of, resulting from or attributable to (a) changes or prospective changes in law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, in each case, after the date of the merger agreement, (b) the negotiation, execution, announcement or performance of the merger agreement or the consummation or pendency of the transactions contemplated thereby, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated thereby (other than in the context of any representations and warranties which specifically address the consequences of entering into the merger agreement or consummating the transactions contemplated thereby), (c) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (d) tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, (e) epidemics, pandemics or other disease outbreaks or laws or directives issued by a governmental authority in response to any epidemic, pandemic or other disease outbreak, (f) any action taken by the Company or any of its subsidiaries that is expressly required or expressly contemplated by the merger agreement or at Parent’s written request or with Parent’s consent, (g) relating to the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates, (h) any change or prospective change in the Company’s credit ratings, (i) any decline in the market price, or change in trading volume, of the capital stock of the Company, (j) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (h), (i) and (j) will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (1) and clauses (2)(a) through (j)) is a material adverse effect), (k) any transaction litigation or other action threatened, made or brought by any of the current or former Company stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Board arising out of the Transactions or (l) the availability or cost of equity, debt or other financing to Parent or Merger Sub; provided further that any effect, change, event or occurrence referred to in clauses (1) or (2)(a), (c), (d) or (e) may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to similarly situated participants operating in the industries in which the Company and its subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect).
The representations and warranties made by the Company relate to, among other topics, the following:
•	the organization, valid existence, good standing, authority and qualification to conduct business with respect to the Company and each subsidiary;
•	capitalization;
•	authority to enter into the merger and the binding nature of the merger agreement;
•	stockholder voting requirements;
•
the absence of any conflict or violation of any organizational documents, existing material contracts or applicable laws due to the performance of the merger agreement and the transactions contemplated thereby;

•	governmental approvals;
•	compliance with SEC and Canadian securities filing requirements;
•	conformity with GAAP, SEC requirements of financial statements filed with the SEC and applicable Canadian provincial securities laws;
•	no undisclosed liabilities;
•	existence of internal controls and disclosure controls and procedures;
•	the accuracy of information supplied for inclusion in this proxy statement;

•	the absence of certain actions or circumstances since June 30, 2025, and absence of any material adverse effect since December 31, 2024;
•	the absence of certain legal proceedings;
•	compliance with applicable laws and holding of required permits;
•	certain tax matters;
•	certain employee benefits matters;
•	certain labor matters;
•	certain environmental matters;
•	intellectual property;
•	certain data privacy laws and technology and information security matters;
•	absence of rights agreements and inapplicability of anti-takeover law;
•	matters relating to the leased real property and the absence of owned real property;
•	material contracts;
•	government contracts;
•	compliance with certain anti-corruption, bribery and sanctions laws;
•	insurance coverage;
•
receipt of an opinion from the Company’s financial advisor regarding the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Company common stock (other than Parent or any affiliate of Parent);

•	brokers and other advisors;
•	top customers and top vendors; and
•	the absence of any other representations or warranties.
The representations and warranties made by the Parent and Merger Sub relate to, among other topics, the following:
•	the organization, valid existence, good standing, authority and qualification to conduct their respective businesses;
•	authority to enter into the merger and the binding nature of the merger agreement;
•
the absence of any conflict or violation of any organizational documents, existing material contracts or applicable laws due to the performance of the merger agreement and the transactions contemplated thereby;

•	governmental approvals;
•	ownership and operations of Merger Sub;
•	the equity and debt commitment letters made available by Parent to the Company (including the enforceability thereof) and the respective financings contemplated thereunder;
•	the guarantee of Parent and Merger Sub’s obligations under the merger agreement by the Thoma Bravo Funds;
•	the solvency of the surviving corporation as of the effective time and immediately after the consummation of the transactions contemplated by the merger agreement;
•	brokers and other advisors;
•	the accuracy of information supplied for including in this proxy statement;

•	the absence of certain legal proceedings;
•	non-ownership of Company common stock;
•	non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans; and
•	the absence of any representations or warranties by the Company, other than those made pursuant to the merger agreement.
Covenants Regarding Conduct of Business by the Company Pending the Effective Time
Under the merger agreement, in general, subject to certain exceptions and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) will be deemed to be given if Parent provides no written response within ten business days after a written request by the Company for such consent), the Company has agreed to, and has agreed to cause each of its subsidiaries to, use its and their commercially reasonable efforts to (1) carry on its business in all material respects in the ordinary course of business and (2) to the extent consistent with the foregoing, preserve its and its subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, key vendors and other persons with whom the Company or its subsidiaries have significant business relationships substantially intact.
The Company has also agreed under the merger agreement, subject to certain exceptions (including as required by applicable law, judgment or a government authority, as required, expressly contemplated or expressly permitted by the merger agreement and as set forth in the confidential disclosure schedules to the merger agreement) and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) will be deemed to be given if Parent provides no written response within ten business days after a written request by the Company for such consent), to certain restrictions on its activities during the period from August 20, 2025 to the effective time or earlier termination of the merger agreement. These restrictions on the Company’s activities are summarized below. In general, subject to certain exceptions, the Company will not, and will not permit any of its subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) will be deemed to be given if Parent provides no written response within ten business days after a written request by the Company for such consent):
•
(1) other than transactions solely among the Company and its wholly owned subsidiaries or solely among the Company’s wholly owned subsidiaries, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, with certain specified exceptions, (2) other than transactions solely among the Company and its wholly owned subsidiaries or solely among the Company’s wholly owned subsidiaries, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, with certain specified exceptions, (3) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (4) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction;

•
(1) incur any new indebtedness for borrowed money except for (a) intercompany indebtedness for borrowed money solely among the Company and its subsidiaries or among the Company’s subsidiaries, (b) overdraft facilities, reverse repo facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (c) indebtedness for borrowed money incurred in connection with the refinancing of any indebtedness existing on August 20, 2025 or permitted to be incurred, assumed or otherwise entered into under the merger agreement, (d) indebtedness for borrowed money under the Company’s revolving credit facility (without an increase in commitments thereunder as in effect on August 20, 2025) or (e) other indebtedness for borrowed money in an aggregate principal amount not to exceed $5 million; provided that all such indebtedness pursuant to clause (c) or clause (e) is pre-payable without penalty at the closing, or (2) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and not for speculative purposes;
•
grant any lien (other than certain permitted liens) on any of its material assets other than (1) to secure indebtedness and other obligations in existence on August 20, 2025 or not prohibited under the immediately preceding bullet or (2) to the Company or to a wholly owned subsidiary of the Company;

•
sell, transfer, lease, sublease or exclusively license to any person, in a single transaction or series of related transactions, any of its material properties or asset except (1) pursuant to contracts in force on August 20, 2025, (2) transfers among the Company and its subsidiaries or among the Company’s subsidiaries or (3) for consideration, individually or in the aggregate, not in excess of $10 million; provided that this restriction does not apply to intellectual property addressed in the immediately following bullet;

•
(1) sell, assign, license, transfer, abandon, permit to expire or lapse, convey, lease or otherwise dispose of or subject to any lien (other than certain permitted liens), any material intellectual property, except for the expiration of all patents, patent applications, registered copyrights and applications therefor, registered domain names, and registered trademarks (including service marks) and applications therefor that are owned by the Company or any of its subsidiaries and are material to the conduct of the business of the Company and its subsidiaries, taken as a whole, as currently conducted, at the end of the applicable maximum statutory term, the abandoning or permitting to expire or lapse intellectual property that is no longer relevant in any material respect to the business of the Company in the ordinary course of business, or the granting of non-exclusive licenses to Company intellectual property in the ordinary course of business, (2) intentionally disclose any trade secrets or other confidential information to any person other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business or (3) disclose, license, release, distribute, escrow, or make available any source code for software owned by the Company or any of its subsidiaries that is intended to remain confidential (or agree to do any of the foregoing);

•
make any loans, capital contributions or advances to any person other than (1) trade credit and advances to customers in the ordinary course of business, (2) to the Company or any subsidiary of the Company, (3) in connection with a transaction permitted under the eighth bullet in this section of this proxy statement entitled “—Covenants Regarding Conduct of Business by the Company Pending the Effective Time” or (4) otherwise in an aggregate amount for all such loans, capital contributions or advances not to exceed $2 million;

•
make or authorize capital expenditures for property, plant or equipment, except for those (1) that are materially consistent with the Company’s plan that was previously made available to Parent or (2) in connection with the repair or replacement of facilities or properties destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•
except as permitted under the immediately preceding bullet, make any acquisition (including by merger) of the capital stock or, a material portion of the assets of any other person, other than acquisitions for which the aggregate amount of consideration paid or transferred by the Company and its subsidiaries (in connection with all such acquisitions) would not exceed $10 million;

•
except as required under any Company benefit plan (i) in effect on August 20, 2025 and that was made available to Parent prior to August 20, 2025 and is set forth on the confidential disclosure schedule to the merger agreement or (ii) adopted, established, entered into or amended after August 20, 2025 solely to the extent provided pursuant to clause (3) below, (1) grant any material increase in compensation or material benefits, (2) grant any severance, retention, termination, transaction-based, or equity or equity-based compensation or material benefits, (3) establish, adopt, enter into or amend in any material respect any Company benefit plan in effect as of August 20, 2025 (other than any amendments to Company benefit plans in effect as of August 20, 2025 that would not result in a material increase in the cost of such plan), (4) accelerate the funding, vesting or payment of compensation or benefits under any Company benefit plan or otherwise, (5) terminate (other than for cause), engage, hire, furlough or temporarily lay off any individual with base salary or wages exceeding $300,000, (6) cancel or forgive any loans to current or former employees or individual service providers or (7) affirmatively and knowingly waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or individual service provider who has or had a title of “Vice President” or above;
•
make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except, in each case, as may be required (1) by GAAP (or any interpretation thereof), (2) by any applicable law, including Regulation S-X under the Securities Act or (3) by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•
(1) make (except in the ordinary course of business) or change any material tax election, (2) adopt (except in the ordinary course of business) or change any material tax accounting method or period, (3) amend any tax return relating to a material amount of taxes (other than any amendments that would not reasonably be expected to result in a material increase in the tax liability of the Company and its subsidiaries in the aggregate), (4) settle or compromise any material tax claim or assessment, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of state, local, or non-U.S. law), relating to any material amount of tax, (6) agree to an extension or waiver of a statute of limitations period applicable to any material tax claim or assessment (other than any automatic or automatically granted extensions or any extension in connection with any pending audits, actions, or proceedings), (7) surrender any right to claim a material tax refund or (8) enter into any voluntary disclosure agreement or process with any governmental authority with respect to a material amount of taxes;

•	(1) amend the Company’s certificate of incorporation or bylaws or (2) amend the comparable organizational documents of any subsidiary of the Company in any manner materially adverse to Parent;
•
negotiate, modify, amend, extend, terminate or enter into any labor agreement or recognize or certify any labor union, works council, labor organization, or other employee representative body as the bargaining representative for any employees of the Company or any of its subsidiaries;

•
implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions that could implicate the WARN Act;

•
settle any pending or threatened action against the Company or any of its subsidiaries (other than actions relating to taxes, which are covered by the bullet relating to taxes above), other than settlements of any pending or threatened action (1) in which the Company or any of its subsidiaries is a nominal defendant, (2) disclosed, reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of June 30, 2025 included in the Company’s SEC filings after January 1, 2024 and publicly available prior to the execution of the merger agreement for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its subsidiaries is entitled to indemnification or contribution) or (3) if the amount to be paid by the Company or any of its subsidiaries in any such settlements does not exceed $5 million in the aggregate (in each case, excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its subsidiaries is entitled to indemnification or contribution); provided that, no settlement of any pending or threatened action may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its subsidiaries, taken as a whole; provided further that litigation related to the transactions contemplated by the merger agreement will not be governed by this bullet;

•	with respect to the Company only, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
•	(1) terminate (other than any expiration in accordance with its terms) or modify, amend or waive any rights under any material contract, in each case, other than in the ordinary course of business or

(2) enter into any contract that would have been a material contract had it been entered into prior to August 20, 2025, other than in the ordinary course of business; provided that this bullet will not restrict (x) any action that is specifically addressed by and permitted under any other bullet in this section of this proxy statement entitled “—Covenants Regarding Conduct of Business by the Company Pending the Effective Time” or (y) any amendment or adjustment of the capped call confirmations (i) as a result of or in connection with the merger agreement or the transactions contemplated thereby or (ii) upon exercise of any of the Company’s rights pursuant to the capped call confirmations;
•	grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;
•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•
(1) submit any application to obtain a banking permit unless such application includes (a) the projected post-transaction ownership structure of the Company as contemplated by the merger agreement and (b) to the extent required under applicable law, a request for approval from the applicable banking authority of the change of control of the Company as contemplated by the merger agreement; or (2) with respect to any such application submitted prior to August 20, 2025 that does not include the matters described in clause (1), fail to promptly amend such application to include both the projected post-transaction ownership structure and, to the extent required under applicable law, such request for approval, in each case as contemplated by the merger agreement; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
Except as expressly contemplated or permitted by the merger agreement or as required by applicable law, judgment or governmental authority, during the period from August 20, 2025 to the effective time or earlier termination of the merger agreement, without the prior written consent of the Company, Parent and Merger Sub will not, and will not permit the Thoma Bravo Funds or any entity, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, Thoma Bravo Funds or any of their affiliates (excluding any portfolio company or similar asset of Thoma Bravo Funds or any of their affiliates) (“Thoma Bravo Fund Affiliates”) to, (1) take any action that would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, (2) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any governmental authority necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period under any antitrust law, in each case described in the merger agreement or (3) materially increase the risk of any governmental authority seeking or entering a judgment prohibiting the consummation of the transactions contemplated by the merger agreement.
Nothing contained in the merger agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time, and nothing contained in the merger agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations. Prior to the effective time, each of Parent and the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

No Solicitation; Change in Board Recommendation
Subject to the terms of the merger agreement, the Company agreed that it will, and will cause each of its subsidiaries and its and their officers and directors to, and will instruct and use its reasonable best efforts to cause its other representatives to, immediately following the date of the merger agreement until the effective time (or earlier if the merger agreement is terminated in accordance with its terms), (1) cease any solicitation, discussions or negotiations with any persons that may be ongoing with respect to a takeover proposal and promptly (and in any event, within 48 hours) request the return or destruction of all confidential information furnished by the Company or on its behalf to any person and its representatives with respect to a takeover proposal on or prior to the time the merger agreement was executed and (2) not, directly or indirectly:
•
initiate, solicit, knowingly facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any person of the provisions summarized in this section of this proxy statement), or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging a takeover proposal; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal.
On or after the execution of the merger agreement and prior to receipt of the Company stockholder approval, if the Company or any of its representatives receives a takeover proposal that does not result from a knowing and material breach of the foregoing non-solicitation obligations, (1) the Company and its representatives may contact and engage in discussions with such person or group of persons making the takeover proposal or its or their representatives and financing sources to clarify the terms and conditions thereof or to request that any takeover proposal made orally be made in writing or to notify such persons or group of persons or its or their representatives and financing sources of the Company’s obligations described above and (2) if the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes, or could reasonably be expected to result in, a superior proposal, then the Company and any of its representatives may:
•
enter into an acceptable confidentiality agreement (as defined below) with the person or group of persons making the takeover proposal and furnish pursuant to an acceptable confidentiality agreement information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons that has made such takeover proposal and its or their representatives and financing sources; provided that the Company will substantially concurrently (and in any event within 48 hours of furnishing such person or group of persons making the takeover proposal with such information) provide to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any person given such access that was not previously provided to Parent or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such takeover proposal and its or their Representatives and financing sources.
The Company will promptly (and in any event within 48 hours after receipt by an executive officer of the Company or after any member of the Board or any executive officer of the Company obtains actual knowledge of a takeover proposal) notify Parent in the event that the Company or any of its subsidiaries or its or their representatives receives a takeover proposal, or an inquiry that could reasonably be expected to lead to a takeover proposal, and will disclose to Parent the terms and conditions of any such takeover proposal and the identity of the person or group of persons making such takeover proposal and copies of any material documents evidencing or delivered in connection with such takeover proposal, and the Company will keep Parent reasonably informed promptly of any material developments with respect to any such takeover proposal (including any material changes thereto and including by providing copies of any revised or new material documents evidencing or delivered in connection with such takeover proposal).

Neither the Board of Directors of the Company nor any committee thereof will:
•
(1) withhold (in the case of the Board) or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold (in the case of the Board) or withdraw (or modify in a manner adverse to Parent), the Board recommendation, (2) in the case of the Board, if any takeover proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 under the Exchange Act, (3) fail to reaffirm the Board recommendation within ten days of a written request made by Parent to do so (it being understood that Parent may only make such a request on two occasions) or (4) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal (it being understood that the Board or any committee thereof may, and may cause the Company to, (a) make a customary “stop, look and listen” communication, (b) elect to take no position with respect to a takeover proposal until the close of business on the tenth business day after the commencement of such takeover proposal pursuant to Rule 14e-2 under the Exchange Act and (c) disclose that the Company has received a takeover proposal, the operation of the merger agreement with respect to such takeover proposal, that the Board or any committee thereof has determined that a takeover proposal constitutes a superior proposal, that the Board or any committee thereof intends to make an adverse recommendation change or that the Company intends to terminate the merger agreement to enter into a Company acquisition agreement (as defined below) and in each case any material facts and circumstances relating thereto) (any action described above, other than the actions in the foregoing clauses (a)–(c), being referred to as an “adverse recommendation change”); or

•
authorize, execute or enter into (or cause or permit the Company or any of its subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal, other than any acceptable confidentiality agreement (each, a “Company acquisition agreement”).

Prior to obtaining the Company stockholder approval, but not after, the Board or any committee thereof may, in response to a bona fide written takeover proposal not solicited in knowing and material breach of the non-solicitation obligations summarized in this section of this proxy statement, make an adverse recommendation change or cause the Company to enter into a Company acquisition agreement with respect to a takeover proposal and terminate the merger agreement in accordance with the terms thereof, in either case, if the Board or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes a superior proposal.
The Board or any committee thereof will not, and will cause the Company not to, enter into a Company acquisition agreement or make an adverse recommendation change unless (1) the Company has given Parent at least four business days’ prior written notice of its intention to take such action (which notice will specify the identity of the party making such superior proposal, the material terms thereof and, if available, copies of any written agreements and other documents relating thereto provided to the Company or its representatives), (2) the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of the merger agreement and the other agreements contemplated therein that would cause such superior proposal to no longer constitute a superior proposal and (3) following the end of such notice period the Board of or any committee thereof will have considered in good faith such binding offer, and will have determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial terms or any other material terms of such superior proposal, the foregoing will again apply with respect to each such revision (but the four business day period will instead be two business days measured from the later of the end of the original four business day period or delivery to Parent of written notice of such revised terms)).
Prior to obtaining the Company stockholder approval, but not after, the Board or any committee thereof may make an adverse recommendation change in response to an intervening event if the Board or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided that the Board or any committee thereof will not, and will cause the Company not to, take any such action unless (1) the Company has given Parent at least four business days’ prior written notice of its intention to take such action (which notice will include a reasonably detailed description of such intervening event), (2) the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of the merger agreement and the other agreements contemplated therein such that failure to make such adverse recommendation change would no longer reasonably be expected to be inconsistent with the directors’ fiduciaries under applicable law and (3) following the end of such notice period, the Board or any committee thereof will have considered in good faith such binding offer, and will have determined that failure to make such adverse recommendation change would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial or any other material facts of such intervening event, the foregoing will again apply with respect to each such revision (but the four business day period will instead be two business days measured from the later of the end of the original four business day period or delivery to Parent of written notice of such revised terms)).
For purposes of the merger agreement, “acceptable confidentiality agreement” means (1) any confidentiality agreement entered into by the Company after the date of the merger agreement that contains confidentiality provisions that are not materially less favorable to the Company than those contained in the confidentiality agreement dated as of September 20, 2024, between the Company and Thoma Bravo and that does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Parent by the merger agreement, it being understood that such agreement need not include any standstill provisions or similar restrictions or (2) any confidentiality agreement entered into prior to the date of the merger agreement, it being understood that the Company, in its sole discretion, will be entitled to waive or release any pre-existing explicit or implicit standstill provisions or similar restrictions with any person or group of persons.
For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group (other than Parent or any of its affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect:
•
acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any committee thereof), including through the acquisition of one or more subsidiaries of the Company owning such assets;

•	acquisition of 20% or more of the outstanding shares of Company common stock;
•	tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of Company common stock;
•
merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any committee thereof) or 20% or more of the aggregate voting power of the outstanding equity securities of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the transactions contemplated by the merger agreement; or

•	any combination of the foregoing.
For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal made by any person or group (other than Parent or any of its affiliates) that the Board or any committee thereof has determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (1) would be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the merger agreement and (2) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, regulatory, financial, timing, financing, due diligence, antitrust and other aspects of such proposal and of the merger agreement; provided that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of takeover proposal will be deemed to be references to “75%.”

For purposes of the merger agreement, an “intervening event” means any effect, change, circumstance, event or occurrence that (1) was not known to or reasonably foreseeable by the Board on the date of the merger agreement (or if known by the Board, the material consequences of which were not known to or reasonably foreseeable by the Board as of the date of the merger agreement) and becomes known to the Board prior to the receipt of the Company stockholder approval and (2) does not relate to or involve (a) any takeover proposal or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the merger agreement, or changes after the date of the merger agreement in the market price or trading volume of the Company common stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).
Efforts to Obtain the Company Stockholder Approval
Notwithstanding any adverse recommendation change, and subject to the terms of the merger agreement and applicable law, and to the extent not prohibited by any judgment, the Company will take all necessary actions in accordance with applicable law, the Company organizational documents and the rules of NYSE and/or TSX, as applicable, necessary to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of obtaining the Company stockholder approval. Subject to the provisions of the merger agreement summarized in the section of this proxy statement entitled “—No Solicitation; Change in Board Recommendation,” the Company will use its reasonable best efforts to obtain the Company stockholder approval.
The Company may, in its sole discretion, adjourn, recess, or postpone the special meeting of Company stockholders (1) to allow reasonable additional time for the filing or mailing of any supplement or amendment to this proxy statement that the Company has determined is reasonably likely to be required under applicable law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the special meeting of Company stockholders, (2) to the extent required by a court of competent jurisdiction in connection with any actions in connection with the merger agreement or the transactions contemplated by the merger agreement, (3) if as of the time for which the special meeting of Company stockholders is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting of Company stockholders (provided that, Company may not postpone or adjourn the special meeting of Company stockholders more than three times, and each such time, no more than by ten business days on any single occasion, pursuant to clause (3) without Parent’s prior written consent) or (4) to solicit additional proxies for the purpose of obtaining the approval of Company stockholders (it being understood that the Company may not postpone or adjourn the special meeting of Company stockholders by more than three times, and each such time, no more than by ten business days on any single occasion, pursuant to clause (4) without Parent’s prior written consent).
Reasonable Best Efforts
Each of the parties to the merger agreement has agreed to cooperate with the other parties and use (and cause their respective affiliates to use) their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the merger agreement) to promptly:
•
take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•
obtain all approvals, nondisapprovals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any banking authority (including the OCC) and any other governmental authority or third party necessary to consummate the transactions contemplated by the merger agreement;

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement;

•
defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement;

in each case other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to antitrust laws or FDI laws, which are exclusively dealt with in the provisions described below.
Parent and its affiliates (including Thoma Bravo) are not required to agree to any materially burdensome regulatory condition and the Company is not permitted to agree to take any action leading to a materially burdensome regulatory condition without Parent’s prior written consent. A “materially burdensome regulatory condition” means (i) a condition or restriction with respect to obtaining any consent, approval, nondisapproval letter, waiver or non-objection from the OCC that would reasonably be expected to result in a material adverse effect on the business, properties, assets, operations or financial condition of the Company and its subsidiaries, taken as a whole, on the one hand, or, following the closing, Parent, Merger Sub (and their respective affiliates), on the other hand, measured in each case on a scale relative to the size of the Company and its subsidiaries, taken as a whole, immediately prior to the merger, or (ii) any condition, restriction or action (including with respect to any sale, divestment, hold separate, termination or amendment of any contract) with respect to any portfolio company (as such term is commonly understood in private equity industry) of Parent’s affiliates in relation to obtaining the expiration or termination of any applicable waiting period or any consent, clearance or approval required under any antitrust laws or FDI laws. Parent is also not required to take any action that would cause Parent or any of its affiliates to become subject to the Bank Holding Company Act of 1956, as amended.
The Company and Parent also agreed to use reasonable best efforts to (1) take all actions necessary to ensure that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law (each an “anti-takeover law”) is or becomes applicable to any of the transactions contemplated by the merger agreement and refrain from taking any actions that would cause the applicability of such laws and (2) if the restrictions of any anti-takeover law become applicable to any of the transactions contemplated by the merger agreement, take all actions necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such anti-takeover laws on such transactions.
Each of the parties also agreed (1) that each applicable party shall make, or cause to be made, (a) an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement (which will request the early termination of any waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act) as promptly as reasonably practicable following the date of the merger agreement, and in any event within twenty business days following the date of the merger agreement, (b) an appropriate filing of a notification and request for an advance ruling certificate pursuant to the Competition Act as promptly as reasonably practicable following the date of the merger agreement and in any event within twenty business days following the date of the merger agreement, (c) an appropriate filing with the OCC or other applicable governmental authority with respect to the approvals or notices set forth in the confidential disclosure schedules to the merger agreement in order to obtain the requisite change of control approvals as promptly as reasonably practicable following the date of the merger agreement, and in any event within twenty-five business days, and (d) any appropriate filings under any other applicable antitrust and FDI laws as promptly as reasonably practicable following the date of the merger agreement, (2) to make an appropriate response as promptly as reasonably practicable to any reasonable request for information or documentary material under the HSR Act, the Competition Act, the other required antitrust and FDI laws and any other applicable antitrust laws and FDI laws and (3) to use reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any antitrust and FDI laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by the merger agreement as promptly as practicable.
The Company and Parent will, and will cause each of their respective subsidiaries to, and, in the case of Parent, any Thoma Bravo Fund Affiliate to, use their reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act and the Competition Act and to secure the expiration or termination of any applicable waiting period and obtain any consent, clearance or approval required under any other applicable antitrust or FDI laws and resolve any objections asserted with respect to the transactions contemplated by the merger agreement under any applicable antitrust law raised by any governmental authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any restraint that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement. Nothing in the merger agreement requires any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned on the closing.
Neither Parent nor the Company will commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act, the Competition Act or any other antitrust or FDI laws or enter into a timing agreement with any governmental authority, or withdraw its initial filing pursuant to the HSR Act, the Competition Act or any other antitrust or FDI law, as the case may be, and refile any of them, without the prior written consent of the other party, such consent not to be unreasonably refused, conditioned or delayed. The parties will also use reasonable best efforts to defend through litigation any claim asserted in court by any person, including any governmental authority, under any antitrust or FDI laws in order to avoid entry of, or to have vacated or terminated, any judgment (whether temporary, preliminary or permanent) that could restrain, delay or prevent the closing, including by pursuing all reasonable avenues of administrative and judicial appeal.
Each of the parties also agreed to use its reasonable best efforts to:
•
cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private person;

•
keep the other party informed in all substantive respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ, the CCB, the OCC or any other governmental authority or third person (including banking authority) and of any substantive communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the merger agreement;

•
subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties with respect to information relating to the other parties and their respective affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the transactions contemplated by the merger agreement, other than “Transaction-Related Documents” as that term is used in the rules and regulations under the HSR Act; and

•
to the extent permitted by the FTC, the Antitrust Division of the DOJ, the CCB or any other governmental authority or other person, give the other parties the opportunity to attend and participate in any meetings, telephonic conferences and videoconferences with such governmental authority or other persons regarding any of the transactions.

Parent and the Company have the right to review in advance all written materials submitted to any governmental authority in connection with the transactions contemplated by the merger agreement, in each case to the extent such materials or communications are related to any antitrust laws or FDI laws or the change of control of any permit; provided that any such materials may be redacted (1) to remove references concerning the valuation of, other bidders for, or the assessment of other strategic alternatives available to, the Company, (2) as necessary to comply with contractual arrangements or applicable law and (3) as necessary to address reasonable privilege or confidentiality concerns; provided further that a party may reasonably designate any competitively sensitive material provided to another party as “Outside Counsel Only,” in which case such materials and the information contained therein will be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. In furtherance of the foregoing, Parent is required to use its reasonable best efforts, and use its reasonable best efforts to cause its affiliates to provide as promptly as practicable (including using reasonable best efforts to provide within five (5) business days) such information as is requested by the applicable government authority in connection with the requisite change of control approvals, including providing the information or taking the actions specified in confidential disclosure schedules; provided that, to the extent a government authority requests any additional personal or financial information of any indirect owners or control persons of Parent who are individuals, Parent may seek to obtain a waiver or offer to provide alternative customarily accepted information so long as such attempt would not be reasonably expected to delay in any material respect, impair or prevent the applicable party or parties from obtaining the requisite change of control approvals. with respect to any filing or supplement thereto required by a governmental authority that may include sensitive financial or other information (including but not limited to sensitive personal information) with respect to Parent or Parent’s related parties, such person may elect, in such person’s sole discretion, to provide such information to such governmental authority directly through its legal counsel.
Parent has agreed to take (and to cause each Thoma Bravo Fund Affiliate to take) any and all actions, and do, or cause to be done, any and/or all things necessary, proper or advisable to ensure that any review of the merger by CFIUS and any CFIUS approval will not impede, prevent or delay the closing of the transactions contemplated by the merger agreement. Parent shall take (and shall cause each Thoma Bravo Fund Affiliate to take) the following actions (and the Company shall use its commercially reasonable efforts to cooperate with Parent in connection with the following actions) as necessary, proper or advisable to obtain the CFIUS approval:
•
with respect to the CFIUS approval, (1) as promptly as reasonably practicable, the Parent and Company will file, or cause to be filed, with CFIUS a draft of the CFIUS notice as contemplated under 31 C.F.R. § 800.401(f) and (2) as promptly as practicable after receiving and incorporating any feedback from CFIUS regarding the draft notice, the Parent and Company will file, or cause to be filed, the CFIUS notice in accordance with the Defense Production Act of 1950;

•
supplying, as promptly as reasonably practicable, any certification, additional information, documents or other materials in respect of such notice or the transactions contemplated by the merger agreement that may be requested by CFIUS, respectively, in connection with its review process related to the CFIUS approval; and

•
cooperating with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of CFIUS or any other governmental authority related to the review processes for the CFIUS approval, including by (1) allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions to CFIUS, (2) promptly informing each other of any communication received by Parent or the Company, or given by Parent or the Company to, CFIUS by promptly providing copies to the other party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. § 800.402(c)(6)(vi), information otherwise requested by CFIUS to remain confidential or information reasonably determined by Parent or the Company to be business confidential information, (3) permitting each other to review in advance any written or oral communication that Parent or the Company gives to CFIUS, and consult with the Company in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give each other the opportunity to attend and participate in any telephonic conferences, videoconferences or in-person meetings with CFIUS, and (4) cooperating in good faith to minimize any mitigation conditions or restrictions that may be imposed by CFIUS.

Parent has also agreed not to commit to, or agree with CFIUS or any other governmental authority in connection with the CFIUS approval to, delay or impede the transactions contemplated by the merger agreement without the prior written consent of the Company.
Until such time as the required CFIUS approval has been obtained, the merger agreement requires each non-US person that has, as of the closing, any direct or indirect interest in the Parent to (1) solely hold passive economic interests in Parent and (2) not have any board representation rights or other governance or consent rights in Parent.
Financing
The merger agreement provides that each of Parent and Merger Sub shall use reasonable best efforts to take (and shall cause its affiliates to use reasonable best efforts to take) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the financing contemplated by the commitment letters in amounts at least equal to an amount adequate to provide Parent and Merger Sub with cash proceeds on the closing date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations on or prior to the date on which the merger is required to be consummated under the merger agreement, and the commitment letters, including the payment of the merger consideration on the closing date and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its subsidiaries contemplated by, or required in connection with the transactions contemplated by the merger agreement or commitment letters (the “financing amounts”). Parent and Merger Sub shall use reasonable best efforts to take all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the equity financing and debt financing (together, the “financing”) on the terms and subject only to the conditions described in the applicable commitment letter on a timely basis, taking into account the anticipated closing date, including by:
•	maintaining in effect the commitment letters;
•
negotiating and entering into definitive agreements with respect to the financing (“definitive agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter); and

•	satisfying, on a timely basis, all conditions in the commitment letters and the definitive agreements that are within its control.
Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under each commitment letter. In the event that all conditions contained in the applicable commitment letter or the definitive agreements (other than the consummation of the merger and those conditions that by their nature are to be satisfied or waived at closing and those conditions the failures of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in the merger agreement) have been satisfied, each of Parent and Merger Sub will cause the debt financing sources and/or the Thoma Bravo Funds, as applicable, to fund the financing.
Parent and Merger Sub may not, without the prior written consent of the Company, (1) permit any amendment or modification to, or consent to any waiver of any provision or remedy under, any of the commitment letters or the definitive agreements if such amendment, modification or waiver (a) imposes new or additional conditions or other contingencies or otherwise adversely modifies any existing conditions, including by expanding, amending or modifying any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the financing, (b) reduces the aggregate principal amount of the debt financing contemplated in the debt commitment letter (including by changing the amount of fees to be paid or the original issue discount) or the aggregate amount of the equity financing contemplated in the equity commitment letter below the financing amounts, (c) would reasonably be expected to adversely affect the ability of Parent or Merger Sub to enforce its rights against other parties to the commitment letters or the definitive agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the commitment letters as in effect on the date of the merger agreement, (d) would otherwise reasonably be expected to make the timely funding of the financing or satisfaction of the conditions to obtaining the financing on the date on which the merger is required to be consummated less likely to occur or (e) would otherwise reasonably be expected to materially prevent, impede or delay the consummation of the merger and the other transactions contemplated by the merger agreement; or (2) terminate any of the commitment letters or any definitive agreement; provided that, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the debt commitment letter to effectuate any “market flex” terms contained in the debt fee letter or as expressly contemplated thereby as of the date of the merger agreement solely to add or replace in part lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the debt commitment letter as of the date of the merger agreement but only to the extent doing so would not have the effects described in clauses (1)(a)–(e) above or as otherwise expressly permitted in connection with an alternative debt financing (as described below).
In the event that any portion of the debt financing becomes unavailable, regardless of the reason, Parent will (1) promptly notify the Company of such unavailability and the reason and (2) use reasonable best efforts to arrange and as promptly as practicable following the occurrence of such event obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the financing, to consummate the transactions contemplated by the merger agreement and to pay the financing amounts) from alternative sources on terms and conditions no less favorable, in the aggregate, to Parent or Merger Sub than those contained in the debt commitment letter (provided that no new debt commitment letter will contain any terms or conditions that would have been prohibited if the same had been effected through an amendment or modification of the debt commitment letter (except with the prior written consent of the Company)) (the “alternate debt financing”), and to obtain a new financing commitment letter with respect to such alternate debt financing (together with any related fee letter, the “new debt commitment letter”), which shall replace the existing debt commitment letter, a true and complete copy of which will be provided by Parent or Merger Sub, as applicable, to the Company promptly and in any event within 24 hours after Parent or Merger Sub, as applicable, obtains it; provided that, notwithstanding the foregoing, Parent and Merger Sub will not be required to obtain alternate debt financing that would require Parent or Merger Sub to pay fees or other amounts that, taken as a whole, exceed the aggregate fees and other amounts contemplated to be paid under the debt commitment letter (including after giving effect to any “flex provisions” in the debt commitment letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) and with terms (including after giving effect to any “flex provisions” in the debt commitment letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) and with terms that are materially less favorable, in the aggregate, to Parent and Merger Sub than those set forth in the debt commitment letter.
Parent or Merger Sub, as applicable, will provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any of the commitment letters or any definitive agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any debt financing source, the Thoma Bravo Funds or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the commitment letters or any definitive agreement of any provision thereof. Each of Parent and Merger Sub will, upon request, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the financing.
Compliance by Parent and Merger Sub with the provisions described in this section of this proxy statement will not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by the merger agreement whether or not the financing is available, and each of Parent and Merger Sub acknowledged and agreed that its obligation to consummate the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement are not conditioned upon, contingent or otherwise subject to the availability or consummation of the debt financing (or ability to obtain any financing), the availability of any alternate debt financing or receipt of the proceeds therefrom.
Pursuant to the merger agreement, the Company has agreed that prior to the closing, it will use its reasonable best efforts, and cause its subsidiaries and its and their representatives to use reasonable best efforts, to provide Merger Sub (to the extent reasonably requested by Merger Sub in writing and at Merger Sub’s cost and expense) with customary cooperation in connection with the debt financing contemplated by the debt commitment letter.
Indemnification and Insurance
The merger agreement provides that for a period of six years from and after the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, to the fullest extent permitted by applicable law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (1) the certificate of incorporation and bylaws (or similar organizational documents) of the Company and its subsidiaries in effect as of the date of the merger agreement with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses and (2) any and all indemnification agreements between the Company or any of its subsidiaries and any of their respective present or former directors or officers in effect as of the date of the merger agreement; provided that such agreements are in substantially the same form as the form of indemnification agreement filed with the SEC since January 1, 2024 or otherwise provided to Parent.
For a period of six years from and after the effective time, Parent will, and Parent will cause the surviving corporation to, (1) to the fullest extent permitted by applicable law, jointly and severally indemnify and hold harmless each current and former director or officer of the Company or any of its subsidiaries (and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time) and each individual who serves or served at the request of the Company or any of its subsidiaries as a representative of another person (including any employee benefit plan) (each, an “indemnitee” and, collectively, the

“indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such indemnitee in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (a) the fact that an indemnitee is or was a director or officer of the Company or such subsidiary or serves or has served at the request of the Company or such subsidiary as a representative of another person (including any employee benefit plan) or (b) acts or omissions by an indemnitee in the indemnitee’s capacity as a director or officer of the Company or such subsidiary or taken at the request of the Company or such subsidiary (including in connection with serving at the request of the Company or such subsidiary as a representative of another person (including any employee benefit plan)), in each case under clause (a) or (b), at, or at any time prior to, the effective time (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the corresponding provision of the merger agreement or any other indemnification, advancement or reimbursement right of any indemnitee) and (2) assume (in the case of the surviving corporation, in the merger without any further action) all obligations of the Company and such subsidiaries to the indemnitees in respect of indemnification, advancement and reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company’s certificate of incorporation and bylaws and the organizational documents of such subsidiaries as in effect on the date of the merger agreement.
Parent, for a period of six years from and after the effective time, will cause, unless otherwise required by law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the indemnitees with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses of directors or officers and indemnification than are set forth as of the date of the merger agreement in the Company’s certificate of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees. In addition, from and after the effective time, Parent will, and will cause the surviving corporation to, in accordance with the Company’s certificate of incorporation and bylaws, pay, promptly after receipt by Parent of a written request by an indemnitee, all costs and expenses of such Indemnitee in connection with matters for which such indemnitee is eligible to be indemnified in advance of the final disposition of such matter (including any action in connection with enforcing the indemnity and other obligations), subject to receipt of an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such indemnitee is not entitled to indemnification under the merger agreement.
Neither Parent nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions (each, a “claim”), for which indemnification could be sought by an indemnitee pursuant to this provision, unless such settlement, compromise or consent includes an unconditional release of such indemnitee from all liability arising out of such claim or such indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the surviving corporation and the indemnitees will cooperate in the defense of any claim and agree to provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
For the six-year period commencing immediately after the effective time, the surviving corporation will (and Parent will cause the surviving corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any additional individuals who prior to the effective time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such individuals than those of such policy in effect on the date of the merger agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same aggregate coverage with respect to matters existing or occurring prior to the effective time, including a “tail” policy). The Company may (or if requested by Parent, the Company will use reasonably best efforts to), in consultation with Parent, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits in the aggregate as the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the effective time, covering without limitation the transactions contemplated by the merger agreement; provided that, the cost of any such “tail policy” will not exceed 300% of the Company’s most recent annual premium for its directors’ and officers’ insurance policy (and if the cost would exceed such limit, the surviving corporation will obtain the maximum amount of coverage available for a cost not exceeding such limit). If such prepaid “tail policy” has been obtained by the Company, it will be deemed to satisfy all obligations to obtain insurance pursuant to the foregoing and the surviving corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
The obligations of Parent and the surviving corporation with respect to indemnification under the merger agreement will not be terminated or modified in such a manner as to adversely affect the rights of any indemnitee to whom such provisions apply unless (x) such termination or modification is required by applicable law or (y) the affected indemnifiable party will have consented in writing to such termination or modification. In the event that (1) Parent, the surviving corporation or any of their respective successors or assigns (a) consolidates with or merges into any other person, entity or group and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, entity or group or (2) Parent or any of its successors or assigns dissolves the surviving corporation, then, and in each such case, proper provisions will be made so that the successors and assigns of Parent or the surviving corporation assume all of the obligations thereof with respect to indemnification set forth in the merger agreement.
Employee Benefits Matters
The merger agreement provides that for a period of 12 months following the effective time, Parent will provide each person who is an employee of the Company or any of its subsidiaries as of immediately prior to the effective time and who remains employed immediately following the effective time (each, a “Continuing Employee”) with (1) base salary and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities) that are no less favorable, in each case, than those in effect immediately prior to the effective time, (2) severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance plans and arrangements as set forth in the confidential disclosure schedule to the merger agreement and (3) other employee benefit plans and arrangements (excluding defined benefit pension, retiree or post-employment health or welfare, nonqualified deferred compensation, retention, change in control, severance and equity or equity-based compensation or benefits) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the effective time.
Certain Additional Covenants and Agreements
The merger agreement also contains additional covenants between the Company, Parent and Merger Sub relating to, among other things, (1) public announcements with respect to the transactions; (2) access to information and confidentiality; (3) coordination with respect to litigation relating to the merger; (4) covenants relating to the delisting of the shares of Company common stock from NYSE and TSX and deregistering such Company common stock under the Exchange Act; (5) the filing of this proxy statement; (6) repatriation of cash balances; (7) financing cooperation, and (8) the treatment of the 2026 Convertible Notes and the Capped Call Transactions.
Conditions of the Merger
Each party’s obligations to effect the merger are subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable law), on or prior to the closing date, of certain conditions, including:
•
no law or judgment enacted, promulgated, issued, entered or amended after the date of the merger agreement by any governmental authority of competent jurisdiction is in effect enjoining or otherwise prohibiting consummation of the merger;

•
the expiration of the waiting period applicable to the consummation of the merger under the HSR Act or early termination thereof will have been granted; the Competition Act approval shall have been received; and any waiting period or consent, clearance or approval applicable to the consummation of the merger under the other antitrust and FDI laws of the agreed-upon jurisdictions has expired, been terminated, obtained or deemed to have been granted or jurisdiction will have been denied, as applicable;

•	an approval or nondisapproval letter from the OCC under the requirements of 12 C.F.R. § 5.50 shall have been obtained and remain in full force and effect;
•	the approvals or notices from certain state financial regulatory authorities shall have been obtained and remain in full force and effect; and
•	the receipt of the Company stockholder approval shall have been obtained.
The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) on or prior to the closing date of the following additional conditions:
•	the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement, subject to certain materiality qualifications;
•
the Company having complied with or performed in all material respects the obligations required to be complied with or performed by the Company at or prior to the effective time under the merger agreement;

•	the absence of any material adverse effect occurring after the date of the merger agreement that is continuing; and
•
the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth above have been satisfied.

The obligations of Company to consummate the merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) on or prior to the closing date of the following additional conditions:
•	the truthfulness and correctness of representations and warranties of Parent and Merger Sub to the extent specified in the merger agreement, subject to certain materiality qualifications;
•
Parent and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the effective time under the merger agreement; and

•
the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective name by a duly authorized executive officer thereof, certifying that the conditions set forth above have been satisfied.

The consummation of the merger is not conditioned upon Parent’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Termination of the Merger Agreement
The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of the Company and Parent.
Termination by Either the Company or Parent
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the merger agreement and abandon the transactions contemplated by the merger agreement at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the effective time has not occurred on or prior to May 21, 2026 (the “outside date”); provided that this right to terminate the merger agreement will not be available to a party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of the effective time to occur on or before the outside date;

•
any judgment having the effect set forth in the first bullet described above in the section of this proxy statement entitled “—Conditions of the Merger” is in effect and has become final and nonappealable;

provided that this right to terminate will not be available to a party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the issuance or entry of such judgment, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such judgment in accordance with its obligations set forth under the section of this proxy statement entitled “—Reasonable Best Efforts”; or
•	the special meeting of Company stockholders (including any adjournments or postponements thereof) has concluded and Company stockholder approval is not obtained.
Termination by Parent
Parent may also terminate the merger agreement and abandon the transactions contemplated by the merger agreement by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the Company has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or any of its representations or warranties in the merger agreement have become inaccurate, which breach or failure to perform or inaccuracy (1) would give rise to the failure of any of the conditions set forth under the fifth and sixth bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” and (2) is incapable of being cured prior to the outside date or, if curable by such date, is not cured within the earlier of (a) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating Parent’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination, is given by Parent to the Company and (b) the outside date; provided that Parent will not have the right to terminate the merger agreement pursuant to this right to terminate if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	the Board or a committee thereof has made an adverse recommendation change.
Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions contemplated by the merger agreement by written notice to Parent at any time prior to the effective time, whether before or after receipt of the Company stockholder approval (except as otherwise noted), if:
•
either Parent or Merger Sub has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or any of their representations or warranties in the merger agreement has become inaccurate, which breach or failure to perform or inaccuracy (1) would give rise to the failure of any of the conditions set forth under the ninth and tenth bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” and (2) is incapable of being cured prior to the outside date or, if curable by such date, is not cured within the earlier of (a) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating the Company’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination, is given by the Company to Parent and (b) the outside date; provided that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•
prior to receipt of Company stockholder approval, in connection with entering into a Company acquisition agreement providing for a superior proposal in accordance with the applicable terms of the merger agreement; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company termination fee; or

•
(1) the conditions set forth under the first through seventh bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” have been satisfied or waived on the date the closing was required to have occurred pursuant to the terms of the merger agreement (other than those conditions that by their nature are to be satisfied at the closing but provided that such conditions were capable of being satisfied if the closing were to occur on such date), (2) Parent has failed to consummate the closing on the date on which Parent is required to consummate the closing of the merger pursuant to the terms of the merger agreement, (3) the Company has, after the date that the closing was required to have occurred under terms of the merger agreement and at least three business days prior to seeking to terminate the merger agreement pursuant to this right to terminate, irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the closing and (4) Parent and Merger Sub have not consummated the closing of the merger by the earlier of (a) the outside date and (b) the end of the third business day following delivery of such written confirmation.
Termination Fees
The Company will be required to pay to Parent the Company termination fee of $351 million if:
•
the merger agreement is terminated (1) by Parent pursuant to the provisions described in the second bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Parent” or (2) by the Company pursuant to the provisions described in the second bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company”; and the amount will be paid in the case of clause (1), within two business days after such termination or in the case of clause (2), simultaneously with such termination; or

•
(1) the merger agreement is terminated by the Company or Parent pursuant to the provisions described in the third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” or by Parent pursuant to the provisions described in the first bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Parent”; and (2) (a) a bona fide takeover proposal has been publicly made, proposed or communicated by a third party after the date of the merger agreement and not withdrawn prior to the special meeting of Company stockholders and (b) within twelve months after the date the merger agreement is terminated, the Company consummates, or enters into a definitive agreement providing for and later consummates, a takeover proposal, and the amount will be paid within two business days after the consummation of such takeover proposal; provided that purposes of clauses (1) and (2) above the references to “20%” in the definition of takeover proposal will be deemed to be references to “50%.”

Parent will be required to pay to the Company the Parent termination fee of $702 million if the merger agreement is terminated (1) by the Company pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company” or (2) by the Company or Parent pursuant to the provisions described in the first bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” and, at the time of such termination, the Company could have terminated the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company,” and such amount will be paid (1) in the case of any such termination by Parent, concurrently with and as a condition to the termination by Parent and (2) in the case of any such termination by the Company, within two business days after such termination.
In the event of the termination of the merger agreement pursuant to the terms of the merger agreement, there will be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and affiliates, except no such termination shall relieve any party from liability for damages (which shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, in the case of the Company, to the extent proven, a premium or other benefit of the bargain lost by the Company or the Company’s stockholders (taking into consideration relevant matters, including the aggregate merger consideration)) to another party resulting from a material and intentional breach of the merger agreement or from fraud. No termination of the merger agreement shall affect the rights or obligations of any party pursuant to the confidentiality agreement between the Company and Thoma Bravo or the limited guarantee, which survive the termination of the merger agreement in accordance with their respective terms.

Fees and Expenses
Whether or not the transactions are consummated, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in the merger agreement; except that Parent will be responsible for and pay the filing fee under the HSR Act, any filing fee payable to a governmental authority in connection with any filings made in relation to CFIUS, and any fees for similar filings or notices under foreign laws or regulations. Except as otherwise provided in the merger agreement, all transfer taxes incurred in connection with the merger shall be paid by Parent or the Company, and expressly shall not be a liability of holders of Company common stock.
Withholding Taxes
Parent, Merger Sub, the surviving corporation, the Company’s subsidiaries, the paying agent and each of their affiliates will be entitled to deduct and withhold from the merger consideration, and any other amounts payable pursuant to Article II of the merger agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law. To the extent amounts are so withheld and timely paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.
Amendment or Supplement
Subject to compliance with applicable law, at any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects by written agreement of the parties thereto; provided that following receipt of the Company stockholder approval, there will be no amendment or change to the provisions of the merger agreement which by law would require further approval by the Company stockholders without such approval.
Extension of Time, Waiver, etc.
At any time prior to the effective time, Parent and the Company may, subject to applicable law, (1) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (2) extend the time for the performance of any of the obligations or acts of the other party or (3) waive compliance by the other party with any of the agreements contained in the merger agreement applicable to such party or, except as otherwise provided in the merger agreement, waive any of such party’s conditions (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing).
Governing Law; Jurisdiction
The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement or the merger, is governed by, and will be construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement will be heard and determined in the Delaware Court (or, if the Delaware Court declines to accept jurisdiction over any action, any state or federal court within the State of Delaware).
Specific Enforcement
The parties have agreed that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to consummate the merger agreement and the transactions contemplated by the merger agreement.

Subject to certain limitations, the parties acknowledged and agreed that the parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement and that the right of specific enforcement is an integral part of the transactions contemplated by the merger agreement and without that right neither the Company nor Parent would have entered into the merger agreement. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding the foregoing, the parties have agreed that the Company shall have the right to an injunction, specific performance or other equitable relief to cause the equity financing to be funded under the equity commitment letter (including to cause Parent to enforce the obligations of the Thoma Bravo Funds under the equity commitment letter in order to cause the equity financing to be timely completed in accordance with and subject to the terms and conditions set forth in the equity commitment letter) and enforce Parent’s and Merger Sub’s obligations to consummate the merger, subject to certain additional requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Company Common Stock
The following table shows information as of September 8, 2025 (the “Reference Date”), regarding the beneficial ownership of Company common stock by:
•	each person or group who is known by us to beneficially own more than 5% of Company common stock;
•	each member of the Board and each of the Company’s named executive officers (“NEO”); and
•	all members of the Board and the Company’s executive officers as a group.
Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 157,987,891 shares of Company common stock outstanding as of the Reference Date, in addition to 1,950,866 shares of Company common stock issuable upon the exchange of the Exchangeable Shares, for a total of 159,938,757 shares outstanding as of the Reference Date. Shares of Company common stock (i) subject to stock options currently exercisable or exercisable within 60 days of the Reference Date, and (ii) issuable pursuant to equity awards that are currently vested or will vest within 60 days of the Reference Date are deemed to be outstanding and beneficially owned by the person holding the stock options or equity awards for purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each stockholder listed below is c/o Dayforce, Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Name and address of beneficial owner	Number of Shares	Percent of Total
>5% Stockholders:
T. Rowe Price Associates, Inc.(1)	24,701,801	15.4%
Capital International Investors, a division of Capital Research and Management Company(2)	21,529,164	13.5%
The Vanguard Group(3)	16,822,824	10.5%
EdgePoint Investment Group Inc.(4)	16,244,490	10.2%
Capital World Investors, a division of Capital Research and Management Company(5)	13,537,014	8.5%
BlackRock, Inc.(6)	10,898,820	6.8%
Janus Henderson Group plc(7)	8,384,284	5.2%
NEOs and Directors:
Samer Alkharrat(8)	25,891	*
Christopher Armstrong(9)	237,006	*
Brent Bickett(10)	115,220	*
Ronald Clarke(11)	42,303	*
Deborah Farrington(12)	25,750	*
Thomas Hagerty(13)	211,292	*
Stephen Holdridge(14)	136,675	*
Jeremy Johnson(15)	20,057	*
Joseph Korngiebel(16)	129,492	*
Linda Mantia(17)	33,005	*
David Ossip(18)	6,040,803	3.8%
Ganesh Rao(19)	53,253	*
Andrea Rosen(20)	45,903	*
Gerald Throop(21)	94,326	*
All current directors and executive officers as a group (15 persons)(22)	7,183,988	4.5%

*	Represents beneficial ownership of less than 1% of the outstanding Company common stock.

(1)
As reported on the owner’s most recent joint Schedule 13G Amendment filed with the SEC on June 6, 2025, to report ownership as of May 31, 2025. T. Rowe Price Associates, Inc. holds sole voting power with respect to 23,600,455 shares of Company common stock and sole dispositive power with respect to 24,700,409 shares of Company common stock. T. Rowe Price New Horizons Fund, Inc., of which T. Rowe Price Associates, Inc. is the investment adviser, holds an interest in 9,533,397 shares of Company common stock. The address for T. Rowe Price Associates, Inc. is 1307 Point Street, Baltimore, Maryland 21231.

(2)
As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on May 13, 2025, to report ownership as of March 31, 2025. Capital International Investors, a division of Capital Research and Management Company, has sole voting power over 21,491,886 shares of Company common stock and sole dispositive power over 21,529,164 shares of Company common stock. The address for Capital International Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(3)
As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 13, 2024, to report ownership as of December 31, 2023. The Vanguard Group has shared voting power over 188,459 shares of Company common stock, sole dispositive power over 16,178,892 shares of Company common stock, and shared dispositive power over 643,932 shares of Company common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on July 7, 2025, to report ownership as of June 30, 2025. EdgePoint Investment Group Inc. has sole voting power over 11,093,021 shares of Company common stock, shared voting power over 5,151,469 shares of Company common stock, sole dispositive power over 11,093,021 shares of Company common stock, and shared dispositive power over 5,151,469 shares of Company common stock. The address for EdgePoint Investment Group Inc. is 150 Bloor Street West, Suite 700, Toronto, Ontario M5S 2X9.

(5)
As reported on the owner’s most recent Schedule 13G filed with the SEC on November 13, 2024, to report ownership as of September 30, 2024. Capital World Investors, a division of Capital Research and Management Company, has sole voting power over 13,536,883 shares of Company common stock and sole dispositive power over 13,537,014 shares of Company common stock. The address for Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(6)
As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on January 26, 2024, to report ownership as of December 31, 2023. BlackRock, Inc. has sole voting power over 10,100,171 shares of Company common stock and sole dispositive power over 10,898,820 shares of Company common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(7)
As reported on the owner’s most recent Schedule 13G filed with the SEC on August 14, 2025, to report ownership as of March 31, 2025. Janus Henderson Group plc has shared voting power over 8,384,284 shares of Company common stock and shared dispositive power over 8,384,284 shares of Company common stock. The address for Janus Henderson Group plc is 201 Bishopsgate, EC2M 3AE, United Kingdom. The Schedule 13G stated that JHIUS, JHIUKL and JHIAIFML are indirect subsidiaries of Janus Henderson and are registered investment advisers furnishing investment advice to managed portfolios.

(8)	Consists of 25,891 shares of Company common stock.
(9)
Consists of (i) 127,461 shares of Company common stock, and (ii) 109,545 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date.

(10)
Consists of (i) 13,020 shares of Company common stock held directly, (ii) 87,374 shares of Company common stock held by Mr. Bickett of Ponte Vedra Beach Limited Partnership, of which Mr. Bickett is a beneficial owner, and (iii) 14,826 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date. Excludes vested Company RSUs for which the individual has elected to defer settlement.

(11)
Consists of (i) 32,771 shares of Company common stock, and (ii) 9,532 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days from the Reference Date.

(12)
Consists of (i) 18,867 shares of Company common stock, and (ii) 6,883 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date. Excludes vested Company RSUs for which the individual has elected to defer settlement.

(13)
Consists of (i) 76,745 shares of Company common stock held directly, (ii) 84,235 shares of Company common stock held by Hagerty Family 2006 Trust, of which Mr. Hagerty is a trustee, (iii) 31,900 shares of Company common stock held by a charitable foundation over which Mr. Hagerty shares voting and dispositive power, (iv) 6,803 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date, and (v) 11,609 shares of Company common stock held for the benefit of funds affiliated with Thomas H. Lee Partners, L.P. that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date. Excludes vested Company RSUs for which the individual has elected to defer settlement.

(14)
Consists of (i) 62,267 shares of Company common stock, (ii) 8,861 shares of Company common stock that are issuable pursuant to Company RSUs that are currently vested or will vest within 60 days of the Reference Date, and (iii) 65,547 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date.

(15)	Consists of 20,057 shares of Company common stock.
(16)
Consists of (i) 125,062 shares of Company common stock, and (ii) 4,430 shares of Company common stock that are issuable pursuant to Company RSUs that are currently vested or will vest within 60 days of the Reference Date.

(17)
Consists of (i) 21,671 shares of Company common stock that are issuable pursuant to Company RSUs that are currently vested or will vest within 60 days of the Reference Date, and (ii) 11,334 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date.

(18)
Consists of (i) 22,267 shares of Company common stock held by Mr. Ossip, (ii) 229,085 shares of Company common stock held by OsFund Inc., of which Mr. Ossip disclaims beneficial ownership, (iii) 3,059,055 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date, (iv) 681,031 shares of Company common stock that are issuable pursuant to Company RSUs that are currently vested or will vest within 60 days of the Reference Date, (v) 180,135 shares of Company common stock that are issuable pursuant to Company PSUs that are currently vested or will vest within 60 days of the Reference Date, (vi) 8,328 shares of Company common stock that are issuable upon the exchange of Exchangeable Shares held by Mr. Ossip and (vii) 1,860,902 shares of Company common stock that are issuable upon the exchange of Exchangeable Shares held by Osscer Inc., of which Mr. Ossip disclaims beneficial ownership.

(19)
Consists of 53,253 shares of Company common stock, of which 4,043 shares of Company common stock are held for the benefit of funds affiliated with Thomas H. Lee Partners, L.P. Excludes vested Company RSUs for which the individual has elected to defer settlement.

(20)
Consists of (i) 9,003 shares of Company common stock, (ii) 1,102 shares of Company common stock that are issuable pursuant to Company RSUs that are currently vested or will vest within 60 days of the Reference Date, and (iii) 35,798 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date.

(21)
Consists of (i) 26,958 shares of Company common stock that are issuable pursuant to Company RSUs that are currently vested or will vest within 60 days of the Reference Date, (ii) 44,183 shares of Company common stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date, and (iii) 23,185 shares of Company common stock that are issuable upon the exchange of Exchangeable Shares.

(22)
Consists of (i) the outstanding shares of Company common stock, Company RSUs, Company PSUs, Exchangeable Shares, and stock options described in the preceding footnotes (8) through (21), excluding (9), (ii) 74,527 shares of Company common stock that are held by other executive officers, and (iii) 135,491 shares of Company common stock that are held by other executive officers and that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of the Reference Date.

Beneficial Ownership of Preferred Stock
As of the Reference Date, the Company has one share of special voting preferred stock outstanding, par value $0.01 per share (the “Special Voting Share”). The Trustee holds legal title to the Special Voting Share for the use and benefit of the registered holders of Exchangeable Shares.
In connection with the Voting and Exchange Trust Agreement dated April 25, 2018, among the Company, Dayforce Canada Ltd. (f/k/a Ceridian Canada Ltd.), Ceridian AcquisitionCo ULC, and the Trustee, the Trustee is entitled, with respect to any matter, question, proposal, or proposition whatsoever that may properly come before the special meeting and with respect to all written consents sought from the holders of the Company common stock, to cast the number of votes for each Exchangeable Share equal to the number of shares of Company common stock issuable upon the exchange of each Exchangeable Share held by registered holders of such Exchangeable Shares on the record date for the special meeting and for which the Trustee has received voting instructions from such holders.
Except as specifically authorized, the Trustee has no power or authority to sell, transfer, vote, or otherwise deal in or with the Special Voting Share. The Trustee is not entitled to receive any portion of any dividend or distribution at any time. Upon any liquidation, dissolution, or winding up of the Company, the Trustee will not be entitled to any portion of any related distribution.
At such time as (i) there are no Exchangeable Shares of Ceridian AcquisitionCo ULC issued and outstanding that are not owned by the Company or any subsidiary of the Company; and (ii) there is no share of stock, debt, option, or other agreement, obligation, or commitment of Ceridian AcquisitionCo ULC which could by its terms require Ceridian AcquisitionCo ULC to issue any Exchangeable Shares to any person other than the Company or any subsidiary of the Company, then the Special Voting Share will be retired and cancelled promptly for no consideration and will not be reissued.
The Special Voting Share is held by Barbara Ferreri. The address for Barbara Ferreri is c/o Corporate Secretary, Dayforce, Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

MARKET PRICE AND DIVIDEND INFORMATION
Shares of Company common stock are listed on NYSE and TSX under the trading symbol “DAY.” The table below provides the high and low intra-day trading prices for shares of Company common stock, as reported by NYSE.

	High	Low
Fiscal Year 2025
July 1, 2025 through [ ]	$[ ]	$[ ]
Second quarter	$61.12	$48.07
First quarter	$75.12	$51.54
Fiscal Year 2024
Fourth quarter	$82.60	$59.19
Third quarter	$61.64	$47.08
Second quarter	$66.14	$48.65
First quarter	$74.65	$63.10
Fiscal Year 2023
Fourth quarter	$75.26	$60.85
Third quarter	$75.45	$62.78
Second quarter	$73.76	$55.63
First quarter	$79.62	$57.98
Fiscal Year 2022
Fourth quarter	$73.04	$51.54
Third quarter	$70.75	$46.12
Second quarter	$71.18	$43.23
First quarter	$105.49	$58.58

On August 15, 2025 the last full trading day prior to published market speculation regarding a potential sale of the Company, the closing price for shares of Company common stock was $52.88 per share. The $70.00 per share to be paid for each share of Company common stock pursuant to the merger agreement represents a premium of approximately 32% over the closing price on August 15, 2025. On [ ], the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of Company common stock on NYSE was $[  ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your Company common stock.
As of the record date for the special meeting, there were [  ] shares of Company common stock outstanding and entitled to vote, held by [  ] Company stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.
Additionally, as of record date for the special meeting, there were [  ] Exchangeable Shares outstanding and held by [  ] holders of record. Thus, the Special Voting Share represents an additional [  ] shares of Common Stock issuable upon exchange of the Exchangeable Shares, for a total of [ ] votes represented by the outstanding shares of Voting Stock as of the record date for the special meeting.
The Company does not pay any cash dividends on shares of Company common stock. The Company does not anticipate paying cash dividends on shares of Company common stock in the foreseeable future, and under the terms of the merger agreement, the Company is prohibited from establishing a record date for, declaring, setting aside for payment or paying any dividend on, or making any other distribution in respect of, any shares of its capital stock or other equity or voting interests.

HOUSEHOLDING
The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Company common stockholders sharing the same address by delivering a single proxy statement addressed to those Company common stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for Company common stockholders and cost savings for companies.
Brokers with account holders who are Company common stockholders may be “householding” proxy materials. A single proxy statement will be delivered to multiple Company common stockholders sharing an address unless contrary instructions have been received from the affected Company common stockholders. If you have received notice from your broker that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and write or call us at the following address or phone number: Dayforce, Inc., Attention: Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, MN 55425, (866) 540-7095. Company common stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers. We will promptly deliver an additional copy of the proxy statement to any Company common stockholder who so requests.

STOCKHOLDER PROPOSALS
If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. Until the merger is consummated, you will continue to be entitled to attend and participate in stockholder meetings, including our annual meetings of stockholders, and we will provide notice of or otherwise publicly disclose the date on which our 2026 annual meeting of stockholders will be held.
Our amended and restated bylaws (our “bylaws”) provide that nominations of persons for election to our Board and other proposals to be considered at an annual meeting of stockholders must comply with the requirements set forth in our bylaws. Our bylaws require that a stockholder give written notice to our Corporate Secretary, c/o Dayforce, Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, with such notice to be delivered to or mailed and received not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Since our 2025 annual meeting of stockholders was held on May 2, 2025, stockholder proposals must be received by our Corporate Secretary at our principal executive offices between January 2, 2026, and February 1, 2026, in order to be raised at our 2026 annual meeting of stockholders. Our bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after the one-year anniversary of the preceding annual meeting, notice must be so delivered, or mailed and received, not later than (i) the 90th day prior to such annual meeting or, (ii) if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company.
Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2026 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied, and we must receive such proposals no later than November 13, 2025. Such proposals must be delivered to our Corporate Secretary, c/o Dayforce, Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. If we hold our 2026 Annual Meeting more than 30 days before or after May 2, 2026 (the one-year anniversary date of the 2025 annual meeting of stockholders), we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if that method is impracticable, by any means reasonably determined to inform stockholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025;
•
the portions of our Definitive Proxy Statement on Schedule 14A for our 2025 annual meeting of stockholders, filed with the SEC on March 13, 2025, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025; and
•
our Current Reports on Form 8-K filed on February 14, 2025, February 26, 2025, March 5, 2025, May 6, 2025, August 21, 2025, September 15, 2025 (Film No. 251315471) and [ ] (other than documents or portions of these documents deemed to be furnished but not filed).

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC.

Annex A
AGREEMENT AND PLAN OF MERGER
By and Among

DAWN BIDCO, LLC,

DAWN ACQUISITION MERGER SUB, INC.

and

DAYFORCE, INC.

Dated as of August 20, 2025

i

ii

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of August 20, 2025 (this “Agreement”), is by and among Dawn Bidco, LLC, a Delaware limited liability company (“Parent”), Dawn Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Dayforce, Inc., a Delaware corporation (the “Company”).
WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”);
WHEREAS, the Board of Directors of the Company has (a) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger, (b) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and declared this Agreement advisable, (c) directed that the Company submit the adoption of this Agreement to a vote of the Holders in accordance with the terms of this Agreement and (d) resolved to recommend that the Holders adopt this Agreement (including recommending to holders of Exchangeable Shares to direct the holder of the Special Voting Share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting this Agreement);
WHEREAS, the Board of Managers of Parent has authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions, including the Merger and the Financing;
WHEREAS, the Board of Directors of Merger Sub has (a) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, including the Merger and the Financing, (b) determined that it is in the best interests of Merger Sub and its sole stockholder for Merger Sub to enter into this Agreement and declared this Agreement advisable, (c) directed that Merger Sub submit this Agreement to Parent, in its capacity the sole stockholder of Merger Sub, for adoption by written consent and (d) resolved to recommend that Parent, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement;
WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund XV, L.P. and Thoma Bravo Fund XVI, L.P., each a Delaware limited partnership (the “Equity Investors”) are entering into the Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I

The Merger
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.
Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place electronically by exchange of Closing deliverables at 8:00 a.m., New York City time, on the fifth (5th) Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of those conditions at such time), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is herein referred to as the “Closing Date”.
Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
Section 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.
Section 1.05 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety in form and substance reasonably satisfactory to the Company and Parent and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06). The parties hereto shall take all necessary actions so that, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06).
Section 1.06 Directors and Officers of the Surviving Corporation.
(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.
(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates; Equity-Based Awards
Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the outstanding shares of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:
(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b) Cancelation or Conversion of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any direct or indirect wholly owned Subsidiary of the Company, if any, immediately prior to the Effective Time shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled.
(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) shares of Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) shall be canceled and converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $70.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, on such cancelation and conversion, all such shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or of any non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor on surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b).
Section 2.02 Exchange of Certificates and Book Entry Shares.
(a) Paying Agent. Prior to the Closing Date, Parent shall (i) designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, (ii) enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). Pending its disbursement in accordance with this Section 2.02, the Payment Fund shall be invested by the Paying Agent as directed by Parent. Parent shall or shall cause the Surviving Corporation to promptly provide additional funds to the Paying Agent as necessary to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance with this Article II, which such additional funds shall be deemed to be part of the Payment Fund. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.
(b) Payment Procedures.
(i) Certificated Shares. Promptly after the Effective Time (but in no event more than five Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Certificates (other than the Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only on surrender of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration as provided in Section 2.01(c). On surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.
(ii) Book-Entry Shares. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the consideration payable in respect thereof pursuant to Section 2.01(c). In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of a Book-Entry Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than the Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) that was converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.01(c) will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares will be deemed to have surrendered such Book-Entry Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Paying Agent to pay and deliver as promptly as practicable) the Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Share. Book-Entry Shares so surrendered will be cancelled. The Paying Agent will accept transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices.
(iii) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and The Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than the Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the per share Merger Consideration (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Paying Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.
(iv) Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.
(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock on the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the

Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, on the making of an affidavit (in customary form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.
(e) Termination of Payment Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) that has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (as general unsecured creditors thereof) for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time that would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, provincial, federal or other abandoned property, escheat or similar Law.
(g) Withholding. Parent, Merger Sub, the Surviving Corporation, the Company’s Subsidiaries, the Paying Agent and each of their Affiliates shall be entitled to deduct and withhold from the Merger Consideration, and any other amounts payable pursuant to Article II of this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent amounts are so withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.03 Company Equity Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt such resolutions and take such other actions as may be required or advisable to provide that:
(a) each Company Option outstanding immediately prior to the Effective Time that is a Vested Company Option, shall, as of the Effective Time, be canceled, with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock for which such Company Option has not then been exercised multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option; provided that any Company Option (A) with a per share exercise price that is equal to or greater than the Merger Consideration or (B) that is not a Vested Company Option shall, as of the Effective Time, be canceled for no consideration;
(b) each Vested Company RSU shall, as of the Effective Time, be canceled, with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration;
(c) except as set forth in Section 2.03(c) of the Company Disclosure Letter, each Unvested Company RSU shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to

(i) the number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSU for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company RSU Amounts will have the same terms and conditions (including, with respect to vesting and, notwithstanding the prior sentence, accelerated vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts. At least five Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Unvested Company RSUs, the recipients thereof and the applicable vesting schedule with respect thereto; and
(d) except as set forth on Section 2.03(d) of the Company Disclosure Letter, each restricted stock unit awarded under a Company Equity Plan outstanding immediately prior to the Effective Time that vests on the achievement of performance goals (each, a “Company PSU” and, together with the Company Options and the Company RSUs, the “Company Equity Awards”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and replaced solely with a right to receive, in full satisfaction of the rights of the holder thereof with respect thereto, a cash payment, without interest, equal to (i) the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (with such number of shares determined assuming achievement of the applicable performance metrics at 100% of target performance levels) multiplied by (ii) the Merger Consideration (such amounts, collectively, the “Cash Replacement Company PSU Amounts” and, together with the Cash Replacement Company RSU Amounts, the “Cash Replacement Award Amounts”), which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Company PSU for which such Cash Replacement Company PSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company PSU Amounts will have the same terms and conditions (including, with respect to vesting and, notwithstanding the prior sentence, accelerated vesting) as applied to the Company PSU for which they were exchanged, except that any performance goals will be deemed satisfied as set forth in the foregoing sentence, and except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts. At least five Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Company PSUs that are outstanding, the recipients thereof and the applicable vesting schedule with respect thereto.
(e) Parent, Merger Sub and the Company acknowledge that no deduction will be claimed in computing the taxable income under the Tax Act of the Company or any Person not dealing at arm’s length (within the meaning of the Tax Act) with the Company in respect of the settlement of Company Options (or any payment in respect thereof), pursuant to this Agreement, of a holder of Company Options who is a resident of Canada or who is or was employed in Canada for purposes of the Tax Act to the extent that the deduction under paragraph 110(1)(d) of the Tax Act (or any analogous Canadian provincial or territorial Tax Laws) would otherwise be available to such holder of Company Options, and the Company and each applicable Person not dealing at arm’s length (within the meaning of the Tax Act) with the Company shall (i) where applicable, make an election pursuant to subsection 110(1.1) of the Tax Act (and any analogous Canadian provincial or territorial Tax Laws) in respect of the settlement of the Company Options pursuant to this Agreement and (ii) provide evidence in writing of such election as contemplated by the Tax Act.
Section 2.04 Payments with Respect to Company Equity Awards and Termination of Company Equity Plans. Promptly after the Effective Time (but in any event, no later than the first regularly scheduled payroll date occurring after the Effective Time), the Surviving Corporation shall pay (or cause its Subsidiaries to pay) the amounts due to the holders of vested Company Equity Awards pursuant to Section 2.03 (other than, for the avoidance of doubt, the Cash Replacement Award Amounts), less any required withholding pursuant to Section 2.02(g); provided that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay (or cause its Subsidiaries to pay) such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code. The Surviving Corporation shall pay (or cause its Subsidiaries to pay) any portion of the Cash Replacement Award Amount that vests to the applicable holder thereof no later than the first regularly scheduled payroll date that occurs more than five Business Days following the date on which such amount vests, less any required withholding pursuant to Section 2.02(g). The Company shall take all necessary and appropriate actions to terminate each Company Equity Plan effective as of and contingent upon the Effective Time such that no Company Equity Awards will be outstanding following the Effective Time.
Section 2.05 Company GESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that (a) participation in the Company GESPP is limited to those employees who participated in the Company GESPP as of the date immediately prior to the date of this Agreement, (b) participants in the Company GESPP are prevented from increasing their payroll deductions or purchase elections from those in effect immediately prior to the date of this Agreement, (c) except for any offering period in existence under the Company GESPP on the date of this Agreement, no offering period is authorized or commenced on or after the date of this Agreement, and no offering period is extended, (d) if the Closing occurs prior to the end of any offering period in existence under the Company GESPP on the date of this Agreement, all outstanding purchase rights under the Company GESPP shall automatically be exercised, in accordance with the terms of the Company GESPP, on a date that is no later than five Business Days prior to the Effective Time (the “Final Exercise Date”) based on each Company GESPP participant’s accumulated distributions under the Company GESPP on the Final Exercise Date and (e) subject to the consummation of the Merger, the Company GESPP shall terminate on the Final Exercise Date and no further rights shall be granted or exercised under the GESPP thereafter. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.
Section 2.06 Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by Section 5.01.
Section 2.07 Appraisal Rights.
(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.
(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (as well as withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL), and Parent shall have the right to participate in all negotiations and Actions with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands. Prior to the Effective

Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III

Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that, except as (a) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (b) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company after January 1, 2024 and publicly available prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors”, “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or in any other section thereof to the extent such disclosure is not a statement of fact and is cautionary, forward-looking, speculative or predictive; provided that nothing disclosed in any Filed SEC Document shall be deemed to modify or qualify the representations or warranties set forth in Section 3.02(a).
Section 3.01 Organization; Standing; Subsidiaries.
(a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company. The Company is not in violation in any material respect of the Company Charter Documents, true and complete copies of which are included in the Filed SEC Documents.
(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed, and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Significant Subsidiary, each as amended as of the date hereof. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except where such violation would not have, or reasonably be expected to have, a Material Adverse Effect.
Section 3.02 Capitalization.
(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on August 15, 2025 (the “Capitalization Date”), (i) 157,800,916 shares of Company Common Stock and one Special Voting Share were issued and outstanding, (ii) no shares of Company

Common Stock were held by the Company as treasury stock, (iii) 11,589,483 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Equity Plans, of which (A) 5,355,161 shares of Company Common Stock were issuable on exercise of outstanding Company Options (which have a weighted average exercise price of $58.23 per share of Company Common Stock), (B) 5,083,014 shares of Company Common Stock were issuable on settlement of outstanding Company RSUs and (C) 1,151,308 shares of Company Common Stock were issuable on settlement of outstanding Company PSUs (assuming target performance levels were achieved), (iv) 1,017,293 shares of Company Common Stock were reserved and available for issuance pursuant to the Company GESPP, (v) $575.0 million aggregate principal amount of the Company Convertible Notes was outstanding, with a Conversion Rate (as defined in the Company Convertible Note Indenture) of 7.5641 shares of Company Common Stock per $1,000 principal amount of Company Convertible Notes (subject to adjustment in accordance with the Company Convertible Note Indenture), (vi) 4,349,358 shares of Company Common Stock were reserved for issuance and available on conversion of the Company Convertible Notes, (vii) 1,953,965 shares of Company Common Stock were reserved for issuance and available on the exchange of the Exchangeable Shares and (viii) no shares of Company Preferred Stock (other than the Special Voting Share) were issued or outstanding. Since the Capitalization Date through the date of this Agreement, the Company has not issued any Company Securities or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock, other than, in each case, pursuant to the vesting or exercise of any Company Equity Awards outstanding as of the Capitalization Date, in connection with the exchange of Exchangeable Shares outstanding as of the Capitalization Date in connection with the conversion of any Company Convertible Notes or in connection with the Capped Call Transactions.
(b) Except as described in Section 3.02(a), and other than the Company Convertible Notes, the Exchangeable Shares, the Capped Call Transactions, and any securities granted after the date of this Agreement in compliance with Section 5.01(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, calls, puts, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company and (iv) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) of this Section 3.02(b) being referred to collectively as “Company Securities”). As of the date of this Agreement, other than the Company Convertible Notes Indenture, the Capped Call Documentation and the organizational documents of ExchangeCo, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than pursuant to the cashless exercise of Company Options or the forfeiture or withholding of taxes with respect to Company Equity Awards made available to Parent. Other than the Support Agreement, the Voting and Exchange Trust Agreement, the Company Convertible Notes Indenture and the Capped Call Documentation, neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, or other similar agreement or understanding relating to any Company Securities or to any agreement that grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(c) Other than the Exchangeable Shares, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary are owned directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) or other applicable securities Laws. Each outstanding share of capital stock of each Significant Subsidiary that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (where such concepts are recognized under applicable Law) and free of preemptive rights, and, other than with respect to the Exchangeable Shares, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary. There are no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Significant Subsidiary.
Section 3.03 Authority; Voting Requirements.
(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).
(b) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions (i) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger, (ii) determining that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and declaring this Agreement advisable, (iii) directing that the Company submit the adoption of this Agreement to a vote of the Holders and (iv) resolving to recommend that the Holders adopt this Agreement (including recommending to holders of Exchangeable Shares to direct the holder of the Special Voting Share to cast the votes corresponding to their Exchangeable Shares to be voted in favor of adopting this Agreement) (such recommendation in this clause (iv), the “Company Board Recommendation”), which resolutions have not, except after the date of this Agreement as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.
(c) The only vote of holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions is the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the Company Common Stock and the Special Voting Share (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof.
Section 3.04 Non-contravention. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (a) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision (i) of the Company Charter Documents or (ii) of the similar organizational documents of any of the Company’s Subsidiaries or (b) assuming that the consents, authorizations and approvals referred to in Section 3.05 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings and registrations referred to in Section 3.05 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (i) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit, under, any Material Contract, except, in the case of clauses (a)(ii) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.
Section 3.05 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”) and of the Toronto Stock Exchange (the “TSX”), (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, the Competition Act and any other applicable Antitrust Laws and FDI Laws, (e) compliance with any applicable Canadian or U.S. state securities or blue sky laws and (f) the filing of any required applications, filings and notices, or the seeking of waivers therefrom as applicable, with (i) the Office of the Comptroller of the Currency (the “OCC”) under the National Bank Act § 1 et seq. (the “National Bank Act”) and the requirements of 12 CFR 5.50, and (ii) any other banking or licensed financial services regulatory authorities listed on Section 3.05(f) of the Company Disclosure Letter, and approval of such applications, filings and notices or the receipt of waivers therefrom, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.
Section 3.06 Company SEC Documents; Canadian Securities Law Matters; Undisclosed Liabilities.
(a) The Company has filed with, or furnished to, the SEC all material reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to the Securities Act or the Exchange Act since January 1, 2024 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or as of their respective SEC filing dates or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of an ongoing SEC review. None of the Company’s Subsidiaries is required to file or furnish any documents with the SEC.
(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X or other rules and regulations of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnotes, none of which is material to the Company and its Subsidiaries).

(c) The Company is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian provincial securities laws (“Canadian Securities Laws”) in each of the provinces and territories of Canada (but excluding Québec). The Company is in compliance, in all material respects, with Canadian Securities Laws.
(d) The Company has filed all material forms, documents and reports (in each case, including all exhibits and schedules thereto and other information incorporated therein) required to be filed by it in accordance with applicable Canadian Securities Laws. All such documents and information, as of their respective dates (or, if amended, as of the date of such amendment), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) complied as to form in all material respects with the requirements of Canadian Securities Laws. As of the date of this Agreement, there are no outstanding or unresolved comments received from any Canadian securities regulatory authority with respect to the Canadian public disclosure record and, to the knowledge of the Company, no part of the Canadian public disclosure record is the subject of an ongoing review by any Canadian securities regulatory authority.
(e) As of the date of this Agreement, the Company is an “SEC foreign issuer” as that term is defined in National Instrument 71-102 Continuous Disclosure and Other Exemptions Relating to Foreign Issuers of the Canadian Securities Administrators.
(f) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on or reserved against in a consolidated balance sheet of the Company (or the notes thereto), except liabilities (i) reflected on or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of June 30, 2025 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which is a liability resulting from noncompliance with any applicable Law, tort or breach of Contract), (iii) arising in connection with obligations under any executory Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (iv) contemplated by this Agreement or otherwise incurred in connection with the Transactions, (v) incurred following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 5.01(b) or (vi) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(g) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. In the past three years through the date of this Agreement, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.
(h) Section 3.06(h) of the Company Disclosure Letter contains a true, correct and complete list as of the date hereof of all indebtedness for borrowed money of the Company and its Subsidiaries in a principal amount in excess of $5,000,000 individually, other than indebtedness for borrowed money reflected on the face of the Audited Company Balance Sheet, intercompany indebtedness for borrowed money or otherwise included with specificity in the Company SEC Documents.
Section 3.07 Information Supplied; Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the

Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.
Section 3.08 Absence of Certain Changes.
(a) Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto or to any alternative transaction to the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01(b)(i), 5.01(b)(ii), 5.01(b)(iii), 5.01(b)(iv), 5.01(b)(v), 5.01(b)(vi), 5.01(b)(viii), 5.01(b)(ix), 5.01(b)(x), 5.01(b)(xiii), 5.01(b)(xvi), 5.01(b)(xviii) or, with respect to any of the foregoing clauses, 5.01(b)(xxi).
(b) Since December 31, 2024 through the date of this Agreement, there has not been any Material Adverse Effect.
Section 3.09 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or prevent, materially delay or materially impair the consummation of the Transactions by the Company, there is no, and for the past there years have been no, (a) pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, suit, claim, charge, complaint, mediation, arbitration, audit, investigation, examination or action (an “Action”) against the Company or any of its Subsidiaries or, to the Knowledge of the Company, audit of the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed on the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority; provided that the representations and warranties set forth in this Section 3.09 shall not apply to any Action commenced or threatened or any Judgment that comes into effect, in each case on or after the date of this Agreement arising out of this Agreement or any Transaction Litigation.
Section 3.10 Compliance with Laws; Permits.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are, and for the past three years have been, in compliance with all material state, provincial or federal laws (including common law), acts, Judgements, statutes, ordinances, codes, rules or regulations and judicial and administrative orders (“Laws”) applicable to the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, during the past three years, no written, or to the Knowledge of the Company, oral notice has been received by the Company or any of its Subsidiaries alleging or pertaining to a violation of Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are, and for the past three years have been, in compliance with, and have not received any written, or to the Knowledge of the Company, oral notice notices of violation, noncompliance, audit, or investigation with respect to, any Payment Authority Rules, in each case, which are binding on the Company and its Subsidiaries or with which the Company and its Subsidiaries are required to comply pursuant to contractual requirements.
(b) The Company and each of its Subsidiaries hold all licenses, registrations, charters, exemptions, orders, franchises, permits, certificates, variances, clearances, consents, commissions, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses and the ownership of its properties, rights, and assets, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.10(b) of the Company Disclosure Letter identifies (i) each material Permit held by the Company or its Subsidiaries and issued by a Banking Authority (collectively, “Banking Permits”) and (ii) each pending application for a Banking Permit. Each Permit is valid and in full force and effect (and the Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith), and the Company and its Subsidiaries are in compliance, and at all times in the past three years have complied, with the terms and requirements of each Permit (including any applicable conditions to approval), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have timely filed with, or furnished to Banking Authorities all material reports, schedules, forms, statements and other documents required to be filed with or furnished to such Banking Authorities in the past three years, and as of their respective dates, such material reports, schedules, forms, statements and other documents were complete and accurate and complied with all applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and for normal examinations conducted by a Banking Authority in the ordinary course of business of Company and its Subsidiaries, no Banking Authority has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries in the past three years. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there (i) is no unresolved violation, criticism, or exception by any Banking Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Banking Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries in the past three years.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is subject to any cease-and-desist or other similar order or enforcement action issued by, (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, (iii) is a party to any commitment letter or similar undertaking to, (iv) is subject to any capital directive by, or (v) has adopted any board resolutions at the request of, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past three years, none of the Company, nor any of its Subsidiaries or any of their respective directors, officers or employees has committed any breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any customer of Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past three years, none of the Company nor any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to material claims by, any such customer for breach of fiduciary duty or otherwise in connection with any such account.
(f) The operations of Bank are limited and have been limited to the operations of an uninsured national trust bank and activities related and incidental thereto, including the conduct of fiduciary powers pursuant to 12 USC 92a and 12 CFR 5.26. Bank is not engaging and has not engaged in activities that would cause it to be a “bank” as defined in section 2(c) of the Bank Holding Company Act.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries do not have outstanding escheatment liabilities and have duly and timely reported and remitted (either directly or through an authorized third party) all unclaimed property or funds subject to escheatment under applicable Law.
(h) To the Knowledge of the Company, the Company has conducted an assessment and determined that neither the Company nor any of its Subsidiaries (i) is a “covered foreign person” as such term is defined in 31 C.F.R. § 850.209 or (ii) engages in, or has plans to engage in, any “covered activity” as such term is defined in 31 C.F.R. § 850.208.

Section 3.11 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a) The Company and each of its Subsidiaries has timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns filed by the Company and each of its Subsidiaries are true, correct, and complete in all material respects and were prepared in compliance with applicable law.
(b) All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.
(c) The Company and each of its Subsidiaries has timely paid or withheld with respect to its affiliates, employees and other third persons (and paid over any amounts withheld to the appropriate Tax authority or is holding for future payment) all Taxes required to be paid or withheld (except to the extent adequately reserved against in accordance with GAAP).
(d) No Actions with respect to Taxes or any Tax Return of the Company and its Subsidiaries are in progress as of the date of this Agreement. In the past three years, the Company has not received any written notice of any pending audits, examinations, investigations, proposed adjustments, claims, proceedings or other Actions in respect of any Taxes or any Tax Return of the Company or any of its Subsidiaries. No assessments, adjustments, or deficiencies for any Tax have been proposed, asserted or assessed in writing with respect to the Company or any of its Subsidiaries which have not been resolved.
(e) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.
(g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) as a result of being or having been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any Subsidiary thereof), including any liability under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or (ii) as a transferee or successor, or pursuant to any Law.
(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Contract allocating responsibility for any Tax liabilities (other than (i) Contracts solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (ii) Contracts entered into in the ordinary course of business, the primary purpose of which is unrelated to Tax).
(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to or is the beneficiary of any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).
(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of any U.S. federal, state, local or non-U.S. Law).
Section 3.12 Employee Benefits.
(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan; provided, however, that such list need not include any Company Plan that constitutes a Foreign Plan; provided, further, that such list shall be updated within thirty (30) Business Days following the date hereof to include any material Company Plan that constitutes a Foreign Plan. With respect to each material Company Plan (other than a Foreign Plan), the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries are prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description and (v) each insurance or group annuity contract or other funding vehicle. The Company shall have made available to Parent no later than thirty (30) Business Days following the date hereof true, complete and correct copies of each material Foreign Plan and any material amendments thereto and the most recent actuarial valuation or similar report (if applicable).
(b) Each Company Plan has been established, maintained, administered and funded in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the loss of, or adversely affect, any such qualification status of any such Company Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits), audits, investigations, proceedings or other Actions by, on behalf of, against, or related to any Company Plan or any trust related thereto, and no such claim, audit, investigation, proceeding or other Action is anticipated with respect to any Company Plan, (ii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Company Plan, and (iii) neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(c) Other than the pension plan set forth on Section 3.12(c) of the Company Disclosure Letter (the “Pension Plan”), neither the Company nor any Commonly Controlled Entity sponsors, maintains, contributes to, has any obligation to contribute to, or otherwise has any liability or obligation (contingent or otherwise) with respect to, any (i) “defined benefit plan” (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA), or any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) multiple employer plan (as described in Section 413(c) of Code or Sections 210, 4063, 4064 or 4066 of ERISA), or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). With respect to the Pension Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in each case (i) the Company and its Subsidiaries have complied with the minimum funding requirements of Sections 412 of the Code and 302 of ERISA, (ii) there have been no violations of the applicable benefits restrictions under Section 436 of the Code, (iii) no lien on the assets of the Company or any of its Subsidiaries has arisen under ERISA or Section 430(k) of the Code, (iv) all premiums described in Section 4006 of ERISA payable to the Pension Benefit Guaranty Corporation under Section 4007 of ERISA have been timely paid, and (v) the Pension Plan has been properly terminated in accordance with its terms and with the “standard termination” procedures under Section 4041(b) of ERISA. As of the date hereof, there is no outstanding “commitment to make the plan sufficient” (within the meaning of Section 29 C.F.R 4041.21(b)) or similar commitment with respect to the Pension Plan or any other defined benefit pension plan that is a Company Plan.
(d) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other similar applicable Law, the full cost of which is borne by the employee or former employee (or any of their beneficiaries).
(e) Without limiting the generality of the foregoing, with respect to each Company Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) each Foreign Plan intended to receive favorable Tax treatment under applicable Tax Laws has been determined to satisfy the requirements of such Laws and (iii) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, no Foreign Plan (i) contains a “defined benefit provision” (as described in Section 147.1(1) of the Tax Act), (ii) is a “registered pension plan” (as described in Section 248(1) of the Tax Act), (iii) is intended to be a “salary deferral arrangement” (as described in Section 248(1) of the Tax Act), (iv) is an “individual pension plan” (as described in Section 8300(1) of the Income Tax Regulations (Canada) (“Tax Regulations”)), (v) is a “multi-employer plan” (as described in Section 8500(1) of the Tax Regulations), or (vi) is a “designated plan” (as described in Section 8515(1) of the Tax Regulations).
(f) Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions could be reasonably expected to, either alone or in combination with another event, (i) accelerate the time of, or result in, the payment, funding or vesting, or increase the amount, of any compensation or benefits due to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any material Company Plan or otherwise, (ii) limit or restrict the right of the Company to merge, amend, or terminate any Company Plan, (iii) result in any forgiveness of indebtedness of any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries or (iv) result in the payment of any amount that could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G of the Code.
(g) Other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and has been established, operated and maintained in accordance with the requirements of, Section 409A of the Code and applicable rules, regulations and guidance promulgated thereunder, and no amount under any such Company Plan or arrangement is, has been or reasonably could be expected to be subject to the interest and additional Tax set forth under Section 409A of the Code.
(h) Neither the Company nor any of its Subsidiaries has any current or contingent obligation to indemnify, reimburse, gross-up or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).
Section 3.13 Labor Matters.
(a) Except as set forth on Section 3.13(a) of the Company Disclosure Letter, the Company and its Subsidiaries are neither party to, nor bound by, any Labor Agreement or bargaining relationship with any labor union, works council, or other labor organization; there are no Labor Agreements or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries.
(b) To the Knowledge of the Company, in the past three years, there have been no labor organizing activities with respect to any employees of the Company or its Subsidiaries.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization and (ii) there is no pending, and for the past three years, there has been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charge, labor grievance, labor arbitration, strike, lockout, slowdown, picketing, hand billing, work stoppage or other material labor dispute against or affecting the Company or any of its Subsidiaries.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and for the past three years have been in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all U.S. employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, paid time off, affirmative action and affirmative action plan requirements, and unemployment insurance.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, overtime, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements and other compensation that have come due and payable to their current or former employees and individual independent contractors under applicable Law, Contract or company policy; and (ii) each individual who is providing or within the past three years, has provided services to the Company and its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employee in the United States or Canada, is and has been properly classified and treated as such for all applicable purposes.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no current or former employee or independent contractor of any of the Company or its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, or other restrictive covenant agreement: (i) owed to any of the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any of the Company or its Subsidiaries.
(g) To the Knowledge of the Company, for the past three years, the Company and its Subsidiaries have reasonably investigated and responded to all sexual harassment, or other discrimination, retaliation or policy violation allegations in accordance with applicable Law. Neither the Company nor its Subsidiaries reasonably expects any material liability with respect to any such allegations and to the Knowledge of the Company, there are no such allegations relating to directors of the Company or executive officers of the Company, or any employees of the Company and its Subsidiaries who serve on the Executive Operating Committee of the Company, that, if known to the public, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, for the past three years, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of any applicable Specified ESG Legislation.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries, is, or in the last three years has been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions, notices, allegations, or inquiries, or made any voluntary or involuntary disclosures to any Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case involving the Company or any of its Subsidiaries relating to applicable Specified ESG Legislation.
Section 3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws relating to pollution, worker or public health or safety, and the protection of the environment or natural resources (“Environmental Laws”), and neither the Company nor any of its Subsidiaries has received any written notice in the past three years (or earlier to the extent unresolved) alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) the Company and its Subsidiaries possess and are, and for the past three years have been, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses or the occupation of their properties or facilities (“Environmental Permits”), (c) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any material liability (contingent or otherwise) pursuant to any Environmental Law or Environmental Permit and (d) neither the Company nor any of its Subsidiaries have become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws.
Section 3.15 Intellectual Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries exclusively own all of the Registered Company Intellectual Property and other Company IP, free and clear of all Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. Section 3.15(a) of the Company Disclosure Letter sets forth a list of all Registered Company Intellectual Property as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own (free and clear of all Liens (other than for Permitted Liens)) or has sufficient rights to, pursuant to a written license agreement, all Intellectual Property used in or necessary for the operation of the business of the Company and its Subsidiaries, as presently conducted.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of non-public information included in or relating to the Company IP, (ii) to the Knowledge of the Company, no such information owned or Processed by or for the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business or pursuant to a written confidentiality and non-disclosure agreement, and (iii) no source code for software included in the Company IP that is intended to remain confidential has been (or been agreed to be) disclosed, licensed, released, distributed, escrowed, or made available to or for any Person, in each case, other than in the ordinary course of business.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened, and in the past three years, the Company has not received any written notice or claim, (i) challenging the enforceability, ownership, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is (or has been) infringing, misappropriating or otherwise violating the Intellectual Property of any Person (including any unsolicited offer to take a license).
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past three years, to the Knowledge of the Company, (i) no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to the Company or a Subsidiary of the Company, nor has the Company or any of its Subsidiaries sent to any Person any written notice or claim or initiated any Action against any Person alleging the foregoing and (ii) neither the Company or any of its Subsidiaries nor the operation of the business of the Company or any of its Subsidiaries, has violated, misappropriated, or infringed (or is violating, misappropriating, or infringing) the Intellectual Property of any other Person.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all OSS used in the Company’s or any of its Subsidiary’s products or services. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the proprietary software included in the Company IP and intended to remain confidential is subject to any OSS in a manner that requires: (i) the disclosure, distribution or licensing of such software; (ii) a requirement that any disclosure, distribution or licensing of such software be at no charge; (iii) a requirement that any other licensee of such software be permitted to modify, make derivative works of, or reverse-engineer such software; or (iv) a requirement that such software be redistributable by other licensees.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have taken commercially reasonable measures intended to protect the security and integrity of the Company IT Systems; (ii) to the Knowledge of the Company, there have been no Security Incidents for the past three years; (iii) the Company and its Subsidiaries have implemented commercially reasonable controls intended to ensure that the Company IT Systems do not contain any virus, malware, “Trojan horses” or other malicious code, and are sufficient for the business of the Company and its Subsidiaries as currently conducted, including with respect to the number of license seats; and (iv) in the past three years, there have been no failures, breakdowns or continued substandard performance of any Company IT Systems which have caused the material and sustained disruption or interruption in or to the use of the Company IT Systems or the operation of the business of the Company or any of its Subsidiaries.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the past three years, (i) the Company and each of its Subsidiaries has operated and conducted its business in compliance with all applicable Contracts, Laws, Judgments and Permits pertaining to data protection, information privacy or security, or any other Data Requirements, (ii) to the Knowledge of the Company, no Person has made any illegal or unauthorized use or Processing of Customer Data or Personal Data or non-public information that was collected by or on behalf of the Company or any of its Subsidiaries and (iii) none of the Company or any of its Subsidiaries has been legally required to provide any notices to data owners or Persons under any Data Requirement in connection with an illegal or unauthorized disclosure or Processing of Customer Data or Personal Data, nor has the Company or any of its Subsidiaries provided any such notice. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have commercially reasonable safeguards in place that are intended to protect Personal Data and Customer Data in its possession or under its control against unauthorized Processing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the past three years, neither the Company nor its Subsidiaries have received any written notice of any claims of or threats, or been charged with or been subject to any Action, relating to Personal Data or any Data Requirement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Transactions do not and will not violate or breach any applicable data privacy Law or Data Requirement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and at all times since the issuance thereof have been, is compliant with all obligations under the FTC Order. There is no, and for the past there years have been no, Action (i) pending, threatened in writing, or, to the Knowledge of the Company, orally threatened against the Company or any of its Subsidiaries, or (ii) Judgment imposed on the Company or any of its Subsidiaries, in each case, relating to or under the FTC Order.
Section 3.16 No Rights Agreement; Anti-Takeover Provisions.
(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(b) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article IV, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.
Section 3.17 Real Property.
(a) Neither the Company nor any of its Subsidiaries currently owns any real property.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor its Subsidiaries has leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any real property leased by the Company or any portion thereof, (ii) neither the Company nor its Subsidiaries is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein and (iii) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Encumbrances).

Section 3.18 Contracts.
(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract that is in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any Contract with Parent or any of its Affiliates or any Contract that is a Company Plan) that:
(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) relates to the formation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10 million, other than indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries;
(iv) provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $5 million (A) that was entered into in the past three years or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $10 million after the date of this Agreement (in each case, excluding acquisitions or dispositions of assets in the ordinary course of business or of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);
(v) is a Company Lease that requires, or is reasonably expected to require, payments by the Company or any of its Subsidiaries in excess of $2 million in the fiscal year ended December 31, 2025 or any fiscal year thereafter;
(vi) is a material or exclusive license or similar Contract with respect to Intellectual Property (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted by the Company or any of its Subsidiaries to customers, partners or suppliers in the ordinary course of business), or that arises out of any material Intellectual Property-related dispute (including any co-existence agreement), including that involved, or would reasonably be expected to involve, payments by or to the Company or any of its Subsidiaries of more than $2 million in the fiscal year ended December 31, 2025 or any fiscal year thereafter;
(vii) under which the Company or any of its Subsidiaries is, or is reasonably expected to be, obligated to make or entitled to receive payments in excess of $10 million in the fiscal year ended December 31, 2025 or any fiscal year thereafter;
(viii) contains covenants that (A) materially limit the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or geographic area, (B) contain any “most favored nation” or similar preferential terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, or (C) contain exclusivity obligations that materially limit the freedom or right of the Company or any of its Subsidiaries to develop, sell or distribute any products or services for any other Person;
(ix) is a collective bargaining agreement, works council agreement, or other labor-related Contract with any labor union, works council or other labor organization (each a “Labor Agreement”);
(x) grants any third party rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (including material Intellectual Property) owned by the Company or any of its Subsidiaries;

(xi) provides for the settlement or other resolution of any Action against the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;
(xii) is with (A) each of the ten largest customers of the Company and its Subsidiaries, taken as a whole (the “Top Customers”) and (B) each of the ten largest commercial vendors (the “Top Vendors”) of the Company and its Subsidiaries, taken as a whole, in each case by dollar amount for the trailing twelve months ending on June 30, 2025;
(xiii) provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent;
(xiv) provides the Company or any of its Subsidiaries with sponsorship, participation or access to a Payment Authority and which is material to the business of the Company and its Subsidiaries, taken as a whole;
(xv) provides for transaction processing, clearing, settlement or account services to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, and that has been entered into with a bank, financial institution, or other provider of transaction processing, clearing, settlement, or account services; or
(xvi) has been entered into with a Governmental Authority and that is material to the business of the Company and its Subsidiaries, taken as a whole (including any operating agreement, capital and liquidity support agreement, or capital assurance and liquidity maintenance agreement, entered into with the OCC, or any settlement agreement, order or memorandum of understanding entered into with any Banking Authority), other than any commercial Contracts entered into in the ordinary course of business.
(b) Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiaries that are a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by them under each Material Contract, (iii) neither the Company nor any of its Subsidiaries has received written, or to the Knowledge of the Company, oral notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and (iv) as of the date of this Agreement, the Company has not received any written, or to the Knowledge of the Company, oral notice from any Person that such Person intends to terminate, or not renew, any Material Contract. The Company has made available to Parent a copy of each Material Contract as in effect as of the date hereof that is true and complete in all material respects, subject to redaction of privileged or competitively sensitive information.
(c) With respect to Government Contracts, in the past three years, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company has maintained necessary and adequate performance qualifications, certifications, approvals, policies and controls to ensure, and has been in, material compliance with contract requirements, laws and regulations pertaining to Government Contracts, (ii) representations and certifications applicable to such Government Contracts or to bids or proposals for prospective Government Contracts were accurate in all material respects when made, (iii) invoices submitted were accurate in all material respects, and any required adjustments have been promptly reported, credited and recorded, (iv) the Company has not made or submitted any express or implied false or fraudulent claim or statement to any Governmental Authority or any higher-tier contractor in connection with a Government Contract or with respect to the issuance or approval of any Government Contract, (v) the Company has not asserted status as a Small Business, Veteran-owned, Women-owned or Small Disadvantaged Business, or other preferred bidder or contractor status under any program of the Small Business Administration, and no Government Contract was awarded on the basis of such status (and none of the Company’s expected sales revenue will be diminished as a result of any loss of such status in connection with the transactions contemplated hereby), (vi) no Government Contract provides for payment on the basis of incurred costs or was based on a disclosure of internal costs or the pricing offered to other customers or a pricing guarantee, or includes a duty to accumulate, allocate or report costs of performance, or requires or involves access to classified information or facilities, or requires customization of software for a Governmental Authority or customer or provides software rights to the Company’s intellectual property (other than Government Contracts under which the customer is granted the Company’s standard license to commercial computer software), (vii) the Company has not asserted or received written notice of an alleged material violation or breach of representation, certification, disclosure obligation, or contract term, condition, clause, provision or specification with any respect to a Government Contract, nor any written notice of breach or for cure, show cause, deficiency, default, termination, inaccurate certification, improper billing, false or reckless claim, false statement, fraud, kickback or violation of Law arising under or related to a Government Contract or to bids or proposals for prospective Government Contracts, nor are there any related pending claims, disputes, litigation or administrative or judicial proceedings, arbitrations or mediations; (viii) neither the Company nor its officers, directors, principals, owners, managers nor (to the Knowledge of the Company) employees or agents has been suspended, debarred or excluded by a Governmental Authority (nor to the Knowledge of the Company, been threatened with suspension, debarment or exclusion) nor been in violation of any applicable restriction on conflict of interest, lobbying, political activity or the offering or giving of anything of value to a representative of a Governmental Authority and (ix) the Company has not received or provided notice of investigation or audit by a Governmental Authority or other customer in connection with a Government Contract.
Section 3.19 FCPA; Anti-Corruption; Sanctions.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer or employee, agent or other Representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, for the past five years, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of any applicable Bribery Legislation.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions, notices, allegations, or inquiries, or made any voluntary or involuntary disclosures to any Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries are currently or have been since April 24, 2019, (i) a Sanctioned Person or organized, located or resident in a Sanctioned Country, (ii) engaged in, or had any plan or commitment to engage in, direct or indirect dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country or (iii) otherwise in violation of, or engaged in any conduct sanctionable under any Sanctions Law, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”).
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, is, or since April 24, 2019 been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions, notices, allegations, or inquiries, or made any voluntary or involuntary disclosures to any Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case involving the Company or any of its Subsidiaries relating to applicable Trade Control Laws.
Section 3.20 Insurance. Section 3.20 of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all currently effective material insurance policies issued in favor of the

Company or any of its Subsidiaries (the “Material Insurance Policies”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Material Insurance Policies is in full force and effect (except for policies that have expired under their terms in the ordinary course of business) and all premiums due and payable thereon have been paid. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Material Insurance Policy, and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2025, neither the Company nor any of its Subsidiaries has received any written notice regarding any invalidation or cancellation of any Material Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.
Section 3.21 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Evercore Group L.L.C. to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof as set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. Promptly following the date of this Agreement, the Company will make available to Parent, solely for informational purposes, a written copy of such opinion.
Section 3.22 Brokers and Other Advisors. Except for Evercore Group L.L.C., the fees and expenses of which will be paid by the Company, no broker, investment banker or financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.23 Top Customers and Top Vendors. Section 3.23 of the Company Disclosure Letter sets forth a list of the Top Customers and the Top Vendors as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2025 through the date of this Agreement, the Company has not received any written, or to the Knowledge of the Company, oral notice from any Top Vendor to the effect that any such Top Vendor will stop, decrease the rate of, or adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2025 through the date of this Agreement, the Company has not received any written, or to the Knowledge of the Company, oral notice from any Top Customer to the effect that any such Top Customer will stop, decrease the rate of, or adversely change the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from the Company.
Section 3.24 No Other Representations or Warranties.
(a) Except for the representations and warranties made by the Company in this Article III and in the certificate required to be delivered pursuant to Section 6.02(d), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for any applicable representations and warranties made by the Company in this Article III and in the certificate required to be delivered pursuant to Section 6.02(d), neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b) Except for the representations and warranties made by Parent and Merger Sub in Article IV and in the certificate required to be delivered pursuant to Section 6.03(c), neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for any applicable representations and warranties made by Parent and Merger Sub in Article IV and in the certificate required to be delivered pursuant to Section 6.03(c), neither Parent, Merger Sub nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub or any of their respective businesses or (ii) any oral, written, video, electronic or other information presented to the Company or any of its Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or the course of the Transactions.
ARTICLE IV

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company:
Section 4.01 Organization; Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement.
Section 4.02 Authority.
(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub, and the consummation by each of them of the Transactions, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.
(b) The Board of Managers of Parent has duly adopted resolutions authorizing and approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Merger and the Financing, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has duly adopted resolutions (i) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, including the Merger and the Financing, (ii) determining that it is in the best interests of the sole stockholder of Merger Sub for Merger Sub to enter into this Agreement and declaring this Agreement advisable, (iii) directing that Merger Sub submit the adoption of this Agreement by written consent to the sole stockholder of Merger Sub in accordance with the terms of this Agreement and (iv) resolving to recommend that Parent, in its capacity as sole stockholder of Merger Sub, adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn.
(c) No vote of holders of capital stock of Parent is necessary to adopt or approve this Agreement or to approve the consummation by Parent and Merger Sub of the Merger and the other Transactions.
Section 4.03 Non-contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (b) assuming that the consent, authorizations and approvals referred to in Section 4.04 are obtained prior to the Effective Time and the filings and registrations referred to in Section 4.04 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (i) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit, under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub.
Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, the Competition Act and any other applicable Antitrust Laws and FDI Laws, (d) compliance with any applicable state securities or blue sky laws, and (e) the filing of any required applications, filings and notices, or the seeking of waivers therefrom as applicable, with (i) the OCC under the National Bank Act and the requirements of 12 CFR 5.50, and (ii) any other Banking Authorities with respect to a change of control of any Permit, and approval of such applications, filings and notices or the receipt of waivers therefrom, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub.
Section 4.05 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.
Section 4.06 Financing.
(a) Parent has delivered to the Company a true and complete copy of the fully executed Debt Commitment Letter (together with all exhibits and schedules thereto) from the Debt Financing Sources party thereto, pursuant to which, on the terms and subject to the conditions set forth therein, such Debt Financing Sources have committed to provide the amounts set forth therein to Merger Sub for the purpose of funding the Transactions (the “Debt Financing”).
(b) Parent has delivered to the Company a true and complete copy of the fully executed Equity Commitment Letter from the Equity Investors, pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce in accordance with its terms, the Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 8.08 (subject to clause (b) thereof).

(c) Except as expressly set forth in the Debt Commitment Letter (with respect to the Debt Financing) and the applicable Equity Commitment Letter (with respect to the Equity Financing), there are no conditions precedent relating to the obligations of the Debt Financing Sources or the Equity Investors to provide the full amount of the Debt Financing or the Equity Financing, respectively, contemplated by the applicable Commitment Letter, or any contingencies that would permit the Debt Financing Sources or the Equity Investors to reduce the aggregate amount of the Financing to an amount that is less than the Financing Amounts, including any condition or other contingency relating to the amount or availability of the applicable Financing pursuant to any “flex” provision. Parent does not have any reason to believe that (i) it or Merger Sub will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date or (ii) the full amount of the Financing to be provided under the Commitment Letters would not be available to Parent and Merger Sub on or prior to the Closing Date. There are no side letters, understandings or other agreements, contracts or arrangements of any kind (other than the Debt Commitment Letters themselves) relating to the Commitment Letters or the Financing that could adversely affect the conditionality, amount, availability, enforceability or termination of any Financing or commitments in respect thereof.
(d) Assuming that the conditions set forth in Section 6.01 and Section 6.02 have been satisfied and that the Financing is funded in accordance with the Commitment Letters (including with respect to the Debt Financing, after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the Financing provided pursuant to the Commitment Letters will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations on the Closing Date under this Agreement and the Commitment Letters, including the payment of the Merger Consideration on the Closing Date and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding Indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).
(e) The obligations set forth in the Debt Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, the Debt Financing Sources party thereto, enforceable against such Debt Financing Sources in accordance with their terms, subject to the Bankruptcy and Equity Exception, and the Debt Commitment Letter is in full force and effect. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Debt Commitment Letter or would otherwise reasonably be expected to result in any portion of the Debt Financing contemplated thereby to be unavailable. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis. Parent has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent and Merger Sub acknowledge and agree that their respective obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Debt Financing) or (ii) the availability of any financing (including the Debt Financing) to Parent, Merger Sub or any of their respective Affiliates. As of the date of this Agreement, the Debt Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, recission or other modification is contemplated other than any amendments, supplements or other modifications to the Debt Commitment Letter as expressly contemplated thereby as in effect as of the date hereof solely to add or replace in part lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not constitute a Prohibited Modification). As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent any Debt Financing Source from funding the Debt Financing under the Debt Commitment Letter or cause any other potential impediment to the funding of any of the commitments of the Debt Financing Sources under the Debt Commitment Letter at or prior to the Closing.
(f) The obligations set forth in the Equity Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent and the Equity Investors, enforceable against the Equity Investors in accordance with their terms, subject to the Bankruptcy and Equity Exception, and the Equity Commitment Letter is in full force and effect. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Equity Commitment Letter or would otherwise reasonably be expected to result in any portion of the Equity Financing contemplated thereby to be unavailable. Parent has paid, or caused to be paid, in full any and all fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent acknowledges and agrees that its obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Equity Financing) or (ii) the availability of any financing (including the Equity Financing) to Parent or any of its Affiliates. As of the date of this Agreement, the Equity Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, recission or other modification is contemplated. As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Equity Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent the Equity Investors from funding the Equity Financing under the Equity Commitment Letter or cause any other potential impediment to the funding of any of the payment obligations of the Equity Investors under the Equity Commitment Letter at or prior to the Closing.
(g) Notwithstanding anything to the contrary contained herein, each of Parent and Merger Sub expressly acknowledges, agrees and represents that its obligations to consummate the Transactions under this Agreement are not conditioned or contingent on its or its Affiliates’ (i) receipt or availability of any funds (including any Financing) or (ii) ability to obtain any financing (including the Financing).
Section 4.07 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the guarantee addressed to the Company from the Equity Investors guaranteeing the obligations of Parent and Merger Sub under this Agreement on the terms set forth therein (the “Guarantee”) and (a) the Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of the Equity Investors, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and (b) the Equity Investors are not in default or breach under the terms and conditions of the Guarantee and no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition under the terms and conditions of the Guarantee. The Equity Investors have, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guarantee.
Section 4.08 Solvency.
(a) Immediately after giving effect to the consummation of the Transactions (including the Debt Financing and the transactions in connection therewith), and assuming the satisfaction of the condition set forth in Section 6.02(a):
(i) the Fair Value of the assets of Parent and its Subsidiaries, on a consolidated basis, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(ii) Parent and its Subsidiaries, on a consolidated basis, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and
(iii) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.
(b) For the purposes of this Section 4.08, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(c) No transfer of property is being made, and no obligation is being incurred in connection with the Transactions, with the intent to hinder, delay or defraud either present or future creditors of Parent, the Company or Merger Sub or any of their respective Subsidiaries.
Section 4.09 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.
Section 4.10 No Other Company Representations or Warranties. Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and neither Parent nor Merger Sub has relied on or is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Merger Sub or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives. Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Subject to and without limiting Parent’s and Merger Sub’s reliance on the representations and warranties set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), each of Parent and Merger Sub hereby acknowledges (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation.
Section 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Subject to and without limiting Parent’s and Merger Sub’s reliance on the representations and warranties set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), any rights hereunder with respect thereto.
Section 4.12 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.
Section 4.13 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or any of their respective Affiliates or (b) Judgment imposed on or affecting Parent or Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority; provided that the representations and warranties set forth in this Section 4.13 shall not apply to any Action commenced or threatened or any Judgment that comes into effect, in each case on or after the date of this Agreement arising in relation to this Agreement or any Transaction Litigation.
Section 4.14 Ownership of Company Securities. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL).
ARTICLE V

Additional Covenants and Agreements
Section 5.01 Conduct of Business.
(a) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) shall be deemed given if Parent provides no written response within ten Business Days after a written request by the Company for such consent), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course of business and (ii) to the extent consistent with the foregoing, preserve its and its Subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, key vendors and other Persons with whom the Company or its Subsidiaries have significant business relationships substantially intact; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed, in and of itself, to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).
(b) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement, or as set forth in Section 5.01(b) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) shall be deemed given if Parent provides no written response within ten Business Days after a written request by the Company for such consent), the Company shall not, and shall not permit any of its Subsidiaries to:
(i) (A) other than transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may (x) grant Company Equity Awards not in violation of this Section 5.01 (including Section 5.01 of the Company Disclosure Letter) as contemplated by Section 5.01 of the Company Disclosure Letter or (y) issue shares of Company Common Stock (1) on the exercise or settlement of Company Equity Awards outstanding on the date of this Agreement or granted thereafter not in violation of this Section 5.01, (2) on the exercise of purchase rights pursuant to the Company GESPP (as modified by Section 2.05), (3) in connection with the conversion of any Company Convertible Notes, (4) in connection with the Capped Call Transactions, or (5) in exchange for the Exchangeable Shares, including pursuant to Section 5.17, (B) other than transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than (x) pursuant to the cashless exercise of Company Options, (y) the forfeiture or withholding of taxes with respect to any Company Equity Awards outstanding on the date of this Agreement or granted thereafter not in violation of this Section 5.01 (including Section 5.01 of the Company Disclosure Letter), or (z) in connection with the conversion of any Company Convertible Notes or in connection with the Capped Call Transactions or pursuant to Section 5.17), (C) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
(ii) (A) incur any new indebtedness for borrowed money except for (1) intercompany indebtedness for borrowed money solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, (2) overdraft facilities, reverse repo facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) indebtedness for borrowed money incurred in connection with the refinancing of any indebtedness for borrowed money existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder or (4) indebtedness for borrowed money under the revolving credit facility of the Company Credit Agreement (without an increase in commitments thereunder as in effect on the date hereof), or (5) other indebtedness for borrowed money in an aggregate principal amount not to exceed $5 million; provided that all such indebtedness pursuant to clause (3) or this clause (5) is pre-payable without penalty at the Closing, or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and not for speculative purposes;
(iii) grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations in existence at the date of this Agreement or not prohibited under Section 5.01(b)(ii) or (B) to the Company or to a wholly owned Subsidiary of the Company;
(iv) sell, transfer, lease, sublease or exclusively license to any Person, in a single transaction or series of related transactions, any of its material properties or assets except (A) pursuant to Contracts in force on the date of this Agreement, (B) transfers among the Company and its Subsidiaries or among the Company’s Subsidiaries or (C) for consideration, individually or in the aggregate, not in excess of $10 million; provided that this Section 5.01(b)(iv) shall not apply to Intellectual Property, which is addressed by Section 5.01(b)(v);
(v) (A) sell, assign, license, transfer, abandon, permit to expire or lapse, convey, lease or otherwise dispose of or subject to any Lien (other than a Permitted Lien), any material Intellectual Property, except for the expiration of Registered Company Intellectual Property at the end of the applicable maximum statutory term, the abandoning or permitting to expire or lapse Intellectual Property that is no longer relevant in any material respect to the business of the Company in the ordinary course of business, or the granting of non-exclusive licenses to Company IP in the ordinary course of business or (B) intentionally disclose any trade secrets or other confidential information to any Person other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business or (C) disclose, license, release, distribute, escrow, or make available any source code for software owned by the Company or any of its Subsidiaries that is intended to remain confidential (or agree to do any of the foregoing);
(vi) make any loans, capital contributions or advances to any Person other than (A) trade credit and advances to customers in the ordinary course of business, (B) to the Company or any Subsidiary of the Company, (C) in connection with a transaction permitted under Section 5.01(b)(viii) or (D) otherwise in an aggregate amount for all such loans, capital contributions or advances not to exceed $2 million;
(vii) make or authorize capital expenditures for property, plant or equipment, except for those (A) that are materially consistent with the Company’s plan that was previously made available to Parent or (B) in connection with the repair or replacement of facilities or properties destroyed or damaged due to casualty or accident (whether or not covered by insurance);
(viii) except as permitted under Section 5.01(b)(vii), make any acquisition (including by merger) of the capital stock or, a material portion of the assets of any other Person, other than acquisitions for which the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries (in connection with all such acquisitions) would not exceed $10 million;
(ix) except as required pursuant to the terms of any Company Plan (x) in effect on the date of this Agreement and that was made available to Parent prior to the date hereof and is set forth on Section 3.12(a) of the Company Disclosure Letter, or (y) adopted, established, entered into or amended after the date of this Agreement solely to the extent provided pursuant to Section 5.01(b)(ix)(C), (A) grant to any current or former employee or other individual service provider any material increase in compensation or material benefits, (B) grant to any current or former employee or other individual service provider any severance, retention, termination, transaction-based, or equity or equity-based compensation (including any Company Equity Awards) or material benefits, (C) establish, adopt, enter into or amend in any material respect any Company Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a Company Plan if in effect on the date of this Agreement) (other than, with respect to a Company Plan in effect on the date of this Agreement, any amendment to such Company Plan that would not result in a material increase in the cost of such Company Plan), (D) take any action to accelerate the funding, vesting or payment of any compensation or benefits payable or provided to any current or former employee or other individual service provider under any Company Plan or otherwise, (E) terminate (other than for cause), engage, hire, furlough or temporarily lay off any individual with annual base salary or wages exceeding $300,000, (F) cancel or forgive any loans to any current or former employee or individual service provider or (G) affirmatively and knowingly waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or individual service provider who has or had a title of Vice President or above;
(x) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except, in each case, as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);
(xi) (A) make (except in the ordinary course of business) or change any material Tax election, (B) adopt (except in the ordinary course of business) or change any material Tax accounting method or period, (C) amend any Tax Return relating to a material amount of Taxes (other than any amendments that would not reasonably be expected to result in a material increase in the Tax liability of the

Company and its Subsidiaries in the aggregate), (D) settle or compromise any material Tax claim or assessment, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) relating to any material amount of Tax, (F) agree to an extension or waiver of a statute of limitations period applicable to any material Tax claim or assessment (other than any automatic or automatically granted extensions or any extension in connection with any pending audits, actions, or proceedings), (G) surrender any right to claim a material Tax refund, or (H) enter into any voluntary disclosure agreement or process with any Governmental Authority with respect to a material amount of Taxes;
(xii) (A) amend the Company Charter Documents or (B) amend the comparable organizational documents of any Subsidiary of the Company in any manner materially adverse to Parent;
(xiii) negotiate, modify, amend, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, works council, labor organization, or other employee representative body as the bargaining representative for any employees of the Company or any of its Subsidiaries;
(xiv) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions that could implicate the WARN Act;
(xv) settle any pending or threatened Action against the Company or any of its Subsidiaries (other than Actions relating to Taxes, which shall be governed by clause (xi)), other than settlements of any pending or threatened Action (A) in which the Company or any of its Subsidiaries is a nominal defendant, (B) disclosed, reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its Subsidiaries is entitled to indemnification or contribution) or (C) if the amount to be paid by the Company or any of its Subsidiaries in any such settlements does not exceed $5 million in the aggregate (in each case, excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its Subsidiaries is entitled to indemnification or contribution); provided that, no settlement of any pending or threatened Action may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole; provided further that, actions by or against the Company or any of its Subsidiaries relating to Transaction Litigation shall be governed by Section 5.13 and not by this Section 5.01;
(xvi) with respect to the Company only, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
(xvii) (A) terminate (other than any expiration in accordance with its terms) or modify, amend or waive any rights under any Material Contract, in each case, other than in the ordinary course of business or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business; provided that this Section 5.01(b)(xvii) shall not restrict (x) any action that is specifically addressed by and permitted by any other clause of this Section 5.01(b) or (y) any amendment or adjustment of the Capped Call Confirmations (i) as a result of or in connection with this Agreement or the Transactions or (ii) upon exercise of any of the Company’s rights pursuant to the Capped Call Confirmations.
(xviii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;
(xix) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(xx) (A) submit any application to obtain a Banking Permit unless such application includes (1) the projected post-transaction ownership structure of the Company as contemplated by this Agreement and (2) to the extent required under applicable Law, a request for approval from the applicable Banking Authority of the change of control of the Company as contemplated by this Agreement; or (B) with respect to any such application submitted prior to the date of this Agreement that does not include the matters described in clause (A), fail to promptly amend such application to include both the projected post-transaction ownership structure and, to the extent required under applicable Law, such request for approval, in each case as contemplated by this Agreement; or
(xxi) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
(c) Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Judgment or Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), without the prior written consent of the Company, Parent and Merger Sub shall not, and shall not permit any Equity Investor’s Affiliate or the Equity Investors to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, (ii) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under any Antitrust Law, in each case described in Section 6.01(b), or (iii) materially increase the risk of any Governmental Authority seeking or entering a Judgment prohibiting the consummation of the Transactions.
(d) Without limitation of the restrictions set forth above, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.02 No Solicitation; Change in Recommendation.
(a) Subject to the terms of this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their officers and directors to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, (i) from the time this Agreement is executed until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, (A) cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and promptly (and in any event, within 48 hours) request the return or destruction of all confidential information furnished by the Company or on its behalf to any Person and its Representatives with respect to a Takeover Proposal on or prior to the time this Agreement is executed and (B) not, directly or indirectly, (1) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal or (2) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging a Takeover Proposal and (ii) from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal.
(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the time this Agreement is executed and prior to obtaining the Company Stockholder Approval, but not after, the Company or any of its Representatives receives a Takeover Proposal, which Takeover Proposal did not result from a knowing and material breach of Section 5.02(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives and financing sources to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in, a Superior Proposal, then the

Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) or access with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall substantially concurrently (and in any event within 48 hours of furnishing such Person or group of Persons making the Takeover Proposal with such information) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources, in each case, only for so long as such Takeover Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.
(c) The Company shall promptly (and in any event within 48 hours after receipt by an executive officer of the Company or after any member of the Board of Directors of the Company or any executive officer of the Company obtains actual knowledge of a Takeover Proposal) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal, or an inquiry that could reasonably be expected to lead to a Takeover Proposal, and shall disclose to Parent the terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and copies of any material documents evidencing or delivered in connection with such Takeover Proposal, and the Company shall keep Parent reasonably informed promptly of any material developments with respect to any such Takeover Proposal (including any material changes thereto and including by providing copies of any revised or new material documents evidencing or delivered in connection with such Takeover Proposal). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) shall be subject to the terms of the Confidentiality Agreement.
(d) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold (in the case of the Board of Directors of the Company) or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold (in the case of the Board of Directors of the Company) or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (B) in the case of the Board of Directors of the Company, if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, (C) fail to reaffirm the Company Board Recommendation within ten days of a written request made by Parent to do so (it being understood that Parent may only make such a request on two occasions) or (D) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that the Board of Directors of the Company or any committee thereof may, and may cause the Company to, (x) make a customary “stop, look and listen” communication, (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act and (z) subject to Section 5.02(c), disclose that the Company has received a Takeover Proposal, the operation of this Agreement with respect to such Takeover Proposal, that the Board of Directors of the Company or any committee thereof has determined that a Takeover Proposal constitutes a Superior Proposal, that the Board of Directors of the Company or any committee thereof intends to make an Adverse Recommendation Change or that the Company intends to terminate this Agreement to enter into a Company Acquisition Agreement and in each case any material facts and circumstances relating thereto) (any action described in this clause (i), other than the actions in the foregoing clauses (x) – (z), being referred to as an “Adverse Recommendation Change”) or (ii) subject to Section 5.02(e), authorize, execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”).
(e) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may, in response to a bona fide written Takeover Proposal not solicited in knowing and material breach of this Section 5.02, (i) make an Adverse Recommendation Change or (ii) cause the

Company to enter into a Company Acquisition Agreement with respect to such Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided that the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any such action set forth in clause (i) or (ii) unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal, the material terms thereof and, if available, copies of any written agreements and other documents relating thereto provided to the Company or its Representatives), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other agreements contemplated herein that would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) following the end of such notice period the Board of Directors of the Company or any committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial terms or any other material terms of such Superior Proposal, this proviso shall again apply with respect to each such revision (but the four Business Day period shall instead be two Business Days measured from the later of the end of the original four Business Day period or delivery to Parent of written notice of such revised terms)).
(f) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may make an Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any such action unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall include a reasonably detailed description of such Intervening Event), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other agreements contemplated herein such that failure to make such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the directors’ fiduciaries under applicable Law and (C) following the end of such notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such binding offer, and shall have determined that failure to make such Adverse Recommendation Change would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial or any other material facts of such Intervening Event, this proviso shall again apply with respect to each such revision (but the four Business Day period shall instead be two Business Days measured from the later of the end of the original four Business Day period or delivery to Parent of written notice of such revised terms)).
(g) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ exercise of their duties to the Company’s stockholders under applicable Law, it being understood that (x) any such statement or disclosure made by the Board of Directors of the Company (or a committee thereof) pursuant to this Section 5.02(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Board of Directors of the Company (or any

committee thereof) and the rights of Parent under this Section 5.02 and (y) nothing in the foregoing will be deemed to permit the Company or the Board of Directors of the Company (or a committee thereof) to effect a Adverse Recommendation Change other than in accordance with Section 5.02(e) or Section 5.02(f).
(h) The Company agrees that any material breach of this Section 5.02 by any of its Representatives (acting as such at the direction of or on behalf of the Board of Directors of the Company (or a committee thereof) or senior management of the Company) will be deemed to be a breach of this Agreement by the Company.
(i) As used in this Agreement:
(i) “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company after the date of this Agreement that contains confidentiality provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement and that does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Parent by this Section 5.02, it being understood that such agreement need not include any standstill provisions or similar restrictions, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar restrictions with any Person or group of Persons;
(ii) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent or any of its Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of 20% or more of the outstanding shares of Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof) or 20% or more of the aggregate voting power of the outstanding equity securities of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions, or (v) any combination of the foregoing; provided that this Agreement and the Transactions shall not be deemed a Takeover Proposal;
(iii) “Superior Proposal” means any bona fide written Takeover Proposal made by any Person or group (other than Parent or any of its Affiliates) that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (i) would be more favorable from a financial point of view to the Company’s stockholders than the Transactions and (ii) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, regulatory, financial, timing, financing, due diligence, antitrust and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “75%”; and
(iv) “Intervening Event” means any effect, change, circumstance, event or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors of the Company on the date hereof (or if known by the Board of Directors of the Company, the material consequences of which were not known to or reasonably foreseeable by the Board of Directors of the Company as of the date hereof) and becomes known to the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval and (ii) does not relate to or involve (A) any Takeover Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).
Section 5.03 Efforts.
(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, nondisapprovals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Banking Authority (including the OCC) and any other Governmental Authority or third party necessary to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws or FDI Laws, which are exclusively dealt with in Section 5.03(c) and (d) below. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including any provision of this Section 5.03) shall require Parent or any of its Affiliates to agree to any Materially Burdensome Regulatory Condition and the Company shall not agree to or take any action constituting a Materially Burdensome Regulatory Condition without Parent’s prior written consent.
(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all actions necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.
(c) Each of the parties hereto agrees: (1) that each of the applicable parties shall make, or cause to be made, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and in any event within twenty Business Days following the date of this Agreement, (B) an appropriate filing of a notification and request for an advance ruling certificate pursuant to the Competition Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, and in any event within twenty Business Days following the date of this Agreement, (C) an appropriate filing with the OCC or other applicable Governmental Authority with respect to the approvals or notices listed on Section 8.12(b) of the Company Disclosure Letter in order to obtain the Requisite Change of Control Approvals as promptly as reasonably practicable following the date of this Agreement, and in any event within twenty-five Business Days following the date of this Agreement, and (D) any appropriate filings under any other applicable Antitrust and FDI Laws as promptly as reasonably practicable following the date of this Agreement, (2) to make an appropriate response as promptly as reasonably practicable to any reasonable request for information or documentary material under the HSR Act, the Competition Act, the Other Required Antitrust and FDI Laws and any other applicable Antitrust Laws and FDI Laws and (3) to use reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws and FDI Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as practicable. Without limiting the foregoing, the Company and Parent shall, and shall cause each of their respective Subsidiaries, and, in the case of Parent, any Equity Investor’s Affiliate, to, use their reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act and the Competition Act and to use their reasonable best efforts to secure the expiration or termination of any applicable waiting period and obtain any consent, clearance or approval required under any other applicable Antitrust Laws and FDI Laws and resolve any objections asserted with respect to the Transactions under any applicable Antitrust Law or FDI Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned on the Closing. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, the Competition Act or any other Antitrust Laws or FDI Laws or enter into a timing agreement with any Governmental Authority, or withdraw its initial filing pursuant to the HSR Act, the Competition Act or any other Antitrust Law, as the case may be, and refile any of them, without the prior written consent of the other party, such consent not to be unreasonably refused, conditioned or delayed. In furtherance and not in limitation of this Section 5.03(c) and Section 5.03(d), the parties hereto shall use reasonable best efforts to defend through litigation any claim asserted in court by any Person, including any Governmental Authority, under any Antitrust Laws or FDI Laws in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that could restrain, delay or prevent the Closing, including by pursuing all reasonable avenues of administrative and judicial appeal.
(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party hereto informed in all respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the Canadian Competition Bureau (the “CCB”), the OCC or any other Governmental Authority or third Person (including any Banking Authority) and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party hereto with respect to information relating to the other parties hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “Transaction Related Documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ, the CCB or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in any meetings, telephonic conferences and videoconferences with such Governmental Authority or other Person regarding any of the Transactions. Parent and the Company shall have the right to review in advance all written materials submitted to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws or FDI Laws or the change of control of any Permit; provided that any such materials may be redacted (A) to remove references concerning the valuation of, other bidders for, or the assessment of other strategic alternatives available to, the Company, (B) as necessary to comply with contractual arrangements or applicable Law and (C) as necessary to address reasonable privilege or confidentiality concerns; provided further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”, in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. In furtherance of the foregoing, Parent shall use its reasonable best efforts, and shall use its reasonable best efforts to cause its Affiliates (including Equity Investor’s Affiliates) to provide as promptly as practicable (including using reasonable best efforts to provide within five (5) Business Days) such information as is requested by the applicable Government Authority in connection with the Requisite Change of Control Approvals, including providing the information or taking the actions specified in Section 5.03(d) of the Company Disclosure Letter; provided that, to the extent a Government Authority requests any additional personal or financial information of any indirect owners or control persons of Parent who are individuals, Parent may seek to obtain a waiver or offer to provide alternative customarily accepted information so long as such attempt would not be reasonably expected to delay in any material respect, impair or prevent the applicable party or parties from obtaining the Requisite Change of Control Approvals. Notwithstanding anything to the contrary in this Agreement, with respect to any filing or supplement thereto required by a Governmental Authority that may include sensitive financial or other information (including but not limited to sensitive personal information) with respect to Parent or Parent Related Parties, such Person may elect, in such Person’s sole discretion, to provide such information to such Governmental Authority directly through its legal counsel.
(e) Notwithstanding anything in this Agreement to the contrary, the foregoing Section 5.03(a) through Section 5.03(d), and not any other provisions, will solely govern the parties’ required efforts in order to make any required notices or filings, and obtain any consents or approvals, under any Antitrust Laws or FDI Laws.
(f) Parent shall take (and shall cause its Equity Investors’ Affiliates (the “Interested Parties”) to take) any and all actions, and do, or cause to be done, any and/or all things necessary, proper or advisable to ensure that any review of the Merger by CFIUS and any CFIUS Approval will not impede, prevent or delay the Closing and in connection therewith avoid any restraint pursuant to Section 6.01(a). In furtherance and not in limitation of the foregoing, Parent shall take (and shall cause Interested Parties to take) the following actions (and the Company shall, solely to the extent provided below and subject to Section 5.03(i) below, use its commercially reasonable efforts to cooperate with Parent in connection with the following actions) as necessary, proper or advisable to obtain the CFIUS Approval:
(i) with respect to the CFIUS Approval, (A) as promptly as reasonably practical, the Parent and Company shall file, or cause to be filed, with CFIUS a draft of the CFIUS Notice (the “Draft Notice”) as contemplated under 31 C.F.R. 800.401(f), and (B) as promptly as practicable after receiving and incorporating any feedback from CFIUS regarding the Draft Notice, Parent and Company shall file, or cause to be filed, the CFIUS Notice in accordance with the DPA;
(ii) supplying, as promptly as reasonably practicable, any certification, additional information, documents or other materials in respect of such notice or the transactions contemplated by this Agreement that may be requested by CFIUS, respectively, in connection with its review process related to the CFIUS Approval; and
(iii) cooperating with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of CFIUS or any other Governmental Authority related to the review processes for the CFIUS Approval, including by (A) allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions to CFIUS, (B) promptly informing each other of any communication received by Parent or the Company, or given by Parent or the Company to, CFIUS by promptly providing copies to the other party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi), information otherwise requested by CFIUS to remain confidential or information reasonably determined by Parent or the Company to be business confidential information, (C) permitting each other to review in advance any written or oral communication that Parent or the Company gives to CFIUS, and consult with the Company in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give each other the opportunity to attend and participate in any telephonic conferences, videoconferences or in-person meetings with CFIUS and (D) cooperating in good faith to minimize any mitigation conditions or restrictions that may be imposed by CFIUS.
(g) Parent shall not commit to, or agree with CFIUS or any other Governmental Authority in connection with the CFIUS Approval to, delay or impede the Transactions without the prior written consent of the Company.
(h) Notwithstanding anything herein to the contrary, Parent shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made in relation to CFIUS.

(i) Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with Section 5.03(f) shall not give rise to the failure of a condition precedent set forth in Section 6.02(b) or a right to terminate this Agreement pursuant to Section 7.01(c)(i) unless such failure is the result of a material and intentional breach by the Company of any provision of Section 5.03(f).
(j) Notwithstanding anything in this Agreement to the contrary, the foregoing Section 5.03(f) through (i), and not any other provisions, will solely govern the parties’ required efforts in connection with the CFIUS Approval.
(k) Until such time as the required CFIUS Approval has been obtained, each non-US person that has, as of the Closing, any direct or indirect interest in Parent (x) shall solely hold passive economic interests in Parent and (y) shall not have any board representation rights or other governance or consent rights in Parent.
(l) Nothing in this Section 5.03 shall require Parent to take any action that would cause Parent or any of its Affiliates to become subject to the Bank Holding Company Act of 1956, as amended.
Section 5.04 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment on, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by (x) the Company or Parent (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is required by applicable Law, Judgment or stock exchange rule or listing agreement, (y) the Company in compliance with Section 5.02 in connection with the matters expressly contemplated by Section 5.02 or (z) Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business (but with respect to such deal descriptions, only to the extent that such descriptions are consistent with the previous press releases, public disclosures or public statements made jointly by the parties (or individually if approved by the other party)).
Section 5.05 Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, on reasonable notice, solely for purposes of furthering the Merger and the other Transactions, including with respect to the structuring, financing or consummation thereof, or integration planning relating thereto, the Company shall (and shall cause its Subsidiaries to) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records of the Company and its Subsidiaries (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request (other than, in each case, any information that is reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; provided further that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so is reasonably likely to (i) violate applicable Law or an applicable Judgment, (ii) result in the disclosure of trade secrets or competitively sensitive information to third parties, or (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege. In any such event, the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or Judgment, result in such adverse disclosure of trade secrets or competitively sensitive information or risk waiver of such privilege or protection, including entering into a joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided between the parties hereto and their Representatives shall be subject to the terms of the Confidentiality Agreement dated as of September 20, 2024, by and between the Company and the Thoma Bravo, L.P. (the “Confidentiality Agreement”) and shall be deemed to be “Confidential Information” thereunder. Parent and Merger Sub shall safeguard all Personal Data collected from the Company in a manner appropriate to the sensitivity of such Personal Data to the extent necessary to comply with any applicable data privacy and data security Law of Canada. If the Merger is not completed for any reason, within a reasonable time, Parent and Merger Sub shall return all such Personal Data to the Company or destroy such Personal Data, with written confirmation to the Company. After Closing, Parent and Company shall give effect to any withdrawal of consent by an individual to the use or disclosure of that individual’s Personal Data to Parent or Merger Sub by the Company under this Agreement to the extent necessary to comply with any applicable data privacy and data security Law of Canada. Within a reasonable period after Closing, the Company shall, to the extent required by any applicable data privacy and data security Law of Canada, use commercially reasonable efforts to notify such individuals that the Merger has been completed and that their Personal Data has been disclosed to Parent.
Section 5.06 Indemnification and Insurance.
(a) For a period of six years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the certificate of incorporation and bylaws (or similar organizational documents) of the Company and its Subsidiaries in effect as of the date of this Agreement with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses and (ii) any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective present or former directors or officers in effect as of the date of this Agreement (provided that such agreements are in substantially the same form as the form of indemnification agreement filed with the Company SEC Documents or otherwise provided to Parent in the virtual data room for the Transaction hosted by Datasite LLC). For a period of six years from and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, (A) to the fullest extent permitted by applicable Law, jointly and severally indemnify and hold harmless each current and former director or officer of the Company or any of its Subsidiaries (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) and each individual who serves or served at the request of the Company or any of its Subsidiaries as a Representative of another Person (including any employee benefit plan) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such Indemnitee in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or serves or has served at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan) or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan)), in each case under clause (1) or (2), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification, advancement or reimbursement right of any Indemnitee) and (B) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement and reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement. Without limiting the foregoing, Parent, for a period of six years from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses of directors or officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, in accordance with the Company Charter Documents, pay, promptly after receipt by Parent of a written request by an Indemnitee, all costs and expenses of such Indemnitee in connection with matters for which such Indemnitee is eligible to be indemnified pursuant to this Section 5.06(a) in advance of the final disposition of such matter (including any Action in connection with enforcing the indemnity and other obligations referred to in this Section 5.06), subject to receipt of an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification under this Section 5.06(a).
(b) None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same aggregate coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy). The Company may (or if requested by Parent, the Company shall use reasonably best efforts to), in consultation with Parent, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits in the aggregate as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided that, the cost of any such “tail policy” shall not exceed 300% of the Company’s most recent annual premium for its directors’ and officers’ insurance policy (and if the cost would exceed such limit, the Surviving Corporation shall obtain the maximum amount of coverage available for a cost not exceeding such limit). If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, reimbursement or contribution that any such individual may have under the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third party beneficiaries of this Section 5.06).
(e) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.
(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.
(g) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six years from the Effective Time; provided that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.
Section 5.07 Financing.
(a) Each of Parent and Merger Sub acknowledges and agrees that the Company and its Affiliates have no responsibility for any financing Parent or Merger Sub may raise in connection with the Transactions. Each of Parent and Merger Sub shall use reasonable best efforts to take (and shall cause its Affiliates to use reasonable best efforts to take) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the applicable Commitment Letter on a timely basis, on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter), and (iii) satisfying, on a timely basis, all conditions in the Commitment Letters and the Definitive Agreements that are within its control. Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under each Commitment Letter in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the applicable Commitment Letter or the applicable Definitive Agreement (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failures of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, each of Parent and Merger Sub shall cause the Debt Financing Sources and/or the Equity Investors, as applicable, to fund the Financing.
(b) Each of Parent and Merger Sub shall not without the prior written consent of the Company: (i) permit any amendment or modification to, or consent to any waiver of any provision or remedy under, any of the Commitment Letters or any of the Definitive Agreements if such amendment, modification or waiver (A) imposes new or additional conditions or other contingencies or adversely modifies any existing conditions, including by expanding, amending or modifying any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or the original issue discount) or the aggregate amount of the Equity Financing contemplated in the Equity Commitment Letter below the Financing Amounts, (C) would reasonably be expected to adversely affect the ability of Parent or Merger Sub to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letters as in effect on the date of this Agreement, (D) would otherwise reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing on the date on which the Merger is required to be consummated pursuant to the terms hereof less likely to occur or (E) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other Transactions contemplated by this Agreement (each of clauses (A) through (E), a “Prohibited Modification”); or (ii) terminate any of the Commitment Letters or any Definitive Agreement; provided that, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Commitment Letter to effectuate any “market flex” terms contained in the Debt Fee Letter or as expressly contemplated thereby as of the date hereof solely to add or replace in part lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not have the effects described in clauses (i)(A) – (F) above or as otherwise expressly permitted under this Agreement in connection with an Alternate Debt Financing (and, for the avoidance of doubt, none of the foregoing matters in this proviso shall constitute a Prohibited Modification). Each of Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, modification or waiver. Any reference in this Agreement to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letter as amended or modified in express compliance with this Section 5.07(b), and “Equity Commitment Letter” shall include such document as amended or modified in express compliance with this Section 5.07(b). Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 5.07(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 5.07(b).
(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall, (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and as promptly as practicable following the occurrence of such event obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to consummate the Transactions and to pay the Financing Amounts) from alternative sources on terms and conditions no less favorable, in the aggregate, to Parent or Merger Sub than those contained in the Debt Commitment Letter (provided that no New Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 5.07(b) if the same had been effected through an amendment or modification of the Debt Commitment Letter (except with the prior written consent of the Company)) (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, to the Company promptly and in any event within 24 hours after Parent or Merger Sub, as applicable, obtains it (it being understood and agreed that any fee letter so provided to the Company in connection with any New Debt Commitment Letter may be redacted in the same manner as set forth in the definition of “Debt Commitment Letter” as in effect on the date hereof); provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees or other amounts that, taken as a whole, exceed the aggregate fees and other amounts contemplated to be paid under the Debt Commitment Letter (including after giving effect to any “flex provisions” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) and with terms (including after giving effect to any “flex provisions” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) that are materially less favorable, in the aggregate, to Parent and Merger Sub than those set forth in the Debt Commitment Letter. In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any of the Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any Debt Financing Source, the Equity Investors or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Each of Parent and Merger Sub shall, upon request, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 5.07 shall not relieve Parent or Merger Sub of its obligations to consummate the Transactions whether or not the Financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.
Section 5.08 Financing Cooperation.
(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts, to provide customary cooperation for debt financings similar to the Debt Financing, to the extent reasonably requested by Merger Sub in writing and at Merger Sub’s sole expense, in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including using reasonable best efforts to:
(i) assist in the preparation for and participate in a reasonable number of customary investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;
(ii) to the extent required by the Debt Financing, to facilitate the pledging and the granting and perfection of security interests in collateral of the Company, effective no earlier than the Closing;
(iii) provide at least three Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries to the extent they are intended, immediately following the Closing, to be obligors in respect of the Debt Financing, in each case as reasonably requested by Parent at least nine Business Days prior to the Closing Date;
(iv) to the extent reasonably requested by Parent, providing reasonable and customary assistance to Merger Sub in obtaining private corporate and facilities credit ratings with respect to the Debt Financing;
(v) assist in the preparation of, and facilitating the execution and delivery at the Closing of, Definitive Agreements, including schedules, guarantee and collateral documents and customary closing certificates to the extent required by the Debt Commitment Letter (including a solvency certificate in the form set forth on Annex I to Exhibit C of the Debt Commitment Letter);
(vi) facilitate in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will occur or take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing;
(vii) provide reasonable and customary assistance to Parent and the Debt Financing Source in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations (including providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing material for the Debt Financing;
(viii) obtain and deliver to Parent a customary payoff letter executed by the lenders (or their duly authorized agent or representative) with respect to the Company Credit Agreement, together with all required UCC-3 termination statements and any other customary documents required to evidence the discharge of the liens and security interests related thereto (in each case, with drafts of which to be provided by the Company to Parent at least three (3) Business Days prior to the Closing); and
(ix) deliver the Required Information and such readily available other financial information regarding the Company as is reasonably requested by Merger Sub in connection with the Debt Financing, and solely to the extent such information is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by the Company without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Company shall not be required to provide any Excluded Information).
(b) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries nor any of its or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.08 or Section 5.10 that could (i) require the Company or its Subsidiaries or any of its or their respective Representatives (collectively, the “Company Cooperation Parties”) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the Closing (other than the execution of customary authorization letters in connection with the obligations set forth above; provided that (1) in no event shall the Company or its Subsidiaries be required to assume any expense in connection with the execution of such documents and (2) any action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing), (ii) cause any representation or warranty in this Agreement to be breached by any Company Cooperation Party or require any Company Cooperation Party to make a representation, warranty or certification that, in good faith determination of such Person, is not true, (iii) require any Company Cooperation Party to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation whatsoever or (B) require any Company Cooperation Party to enter into or approve any Debt Financing or any transaction in relation to the Company Convertible Notes or the Capped Called Transactions that is not conditioned on the occurrence of the Closing or have any obligation of any Company Cooperation Party under any agreement, certificate, document or instrument be effective until the Closing or (iv) cause any director, officer, employee or stockholder or other Representative of the Company Cooperation Parties to incur any personal liability, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Judgment or result in the disclosure or access to any trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any of the Company Cooperation Parties is a party, (vii) require any of the Company Cooperation Parties to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (viii) provide or deliver any internal or external legal opinions by the Company Cooperation Parties, (ix) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (x) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information. Nothing contained in this Section 5.08 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing prior to the Closing or require any other Company Cooperation Party to be an issuer or other obligor with respect to the Debt Financing or other financing or to incur any liability or expense whatsoever.
(c) Parent shall, promptly, and in no event later than five Business Days of the Company’s written request therefor, reimburse the Company Cooperation Parties for all costs incurred by any of the Company Cooperation Parties in connection with fulfilling their respective obligations pursuant to this Section 5.08 (including all out-of-pocket costs and attorneys’ fees and expenses) or otherwise in connection with the Debt Financing or any other financing of Parent or Merger Sub (but in any event excluding costs relating to ordinary course financial statement preparation or financial reporting requirements or other costs that would have been incurred regardless of whether the Debt Financing occurred) and shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing or any other financing of Parent or Merger Sub, any action taken by them pursuant to this Section 5.08 and any information used in connection therewith or used with the cooperation by the Company Cooperation Parties, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Cooperation Parties.
(d) The parties hereto acknowledge and agree that the provisions contained in this Section 5.08 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent and/or Merger Sub with respect to the Transactions and the Commitment Letters and the provisions of Section 5.10 represent the sole obligations of the Company Cooperation Parties with respect to the Company Convertible Notes and the Capped Call Transactions, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
(e) All non-public or otherwise confidential information regarding the Company Cooperation Parties obtained by Parent and its Representatives shall be kept confidential in accordance with the Confidentiality Agreement. Parent and its Affiliates shall have the right to use the name and logo of the Company or any of its Subsidiaries in connection with any Financing; provided, that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives.
(f) Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 5.08 shall not give rise to the failure of a condition precedent set forth in Section 6.02(b) or a right to terminate this Agreement pursuant to Section 7.01(c)(i) unless such failure is the result of a knowing and intentional breach by the Company of any provision of this Section 5.08 and is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing Date.
Section 5.09 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.10 Convertible Notes; Capped Call Transactions.
(a) Prior to the Effective Time, at Parent’s written request, the Company and Parent shall cooperate with respect to the preparation of any notices (including with respect to holders’ rights to require repurchase or conversion of the Company Convertible Notes) that may be required to be delivered, and use commercially reasonable efforts to take all other actions that may be required to be taken at the Effective Time under the Company Convertible Notes and the indenture entered into in connection therewith (the “Company Convertible Notes Indenture”) as a result of the Transactions, including for the avoidance of doubt as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Company Convertible Notes Indenture); provided that no such notice shall be required that is not contingent on the occurrence of the Effective Time.
(b) The Company shall cooperate with Parent in connection with (i) executing and delivering to the Trustee a supplemental indenture to the Company Convertible Notes Indenture, as and to the extent required by the Company Convertible Notes Indenture, to be executed at the Effective Time, and (ii) causing to be executed and delivered to the Trustee, at the Effective Time, an Officer’s Certificate and Opinion of Counsel (each as defined in, and to the extent required by, the Company Convertible Note Indenture) and any other related documentation required by the Company Convertible Note Indenture (provided that the Company and its counsel shall not be obligated to deliver any such opinion of counsel). The Company shall prepare drafts of such supplemental indenture and provide such drafts to Parent prior to delivery to the Trustee and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such supplemental indenture, which such comments the Company shall consider in good faith.
(c) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and subject to applicable Law (i) the Company may take any actions in connection with making elections under, obtaining waivers, and/or unwinding or otherwise settling the Capped Call Transactions and (ii) the Company may initiate or continue discussions or negotiations with the counterparties to the Capped Call Transactions or any of their Affiliates or Representatives, including with respect to any cash amounts or shares of Company Common Stock that may be payable or deliverable to the Company pursuant to the Capped Call Transactions (including upon termination, cancellation or exercise thereof) and adjustments to the terms of the Capped Call Transactions (including in connection with the announcement of the Transactions), it being understood that the Company shall act in good faith and in a commercially reasonable manner in consultation with Parent and shall, if reasonably requested by Parent and at Parent’s sole cost and expense, engage a hedging advisor in connection with the foregoing.
(d) Notwithstanding anything to the contrary in the foregoing, the obligations of the Company and its Subsidiaries pursuant to this Section 5.10 shall be subject to Section 5.08(b) and (d).
Section 5.11 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.
Section 5.12 Employee Matters.
(a) For a period of 12 months following the Effective Time, Parent shall cause the Surviving Corporation or its applicable Subsidiary to provide (i) base salary and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities) to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time who remains so employed immediately following the Effective Time (each, a “Continuing Employee”) that, in each case, are no less favorable than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee immediately prior to the Effective Time under the applicable Company Plan listed on Section 5.12(a) of the Company Disclosure Letter in which the Continuing Employee was eligible to participate prior to the Effective Time (or if greater, as required under applicable Law); and (iii) other employee benefit plans and arrangements (not including defined benefit pension, retiree or post-employment health or welfare, nonqualified deferred compensation, retention, change in control, long-term incentive, severance, equity or equity-based compensation or benefits (the “Excluded Benefits”)) to Continuing Employees that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time other than the Excluded Benefits.
(b) With respect to the employee benefit plans of the Surviving Corporation and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA whether or not subject to ERISA) (including any vacation, paid time-off, defined contribution pension or retirement savings plans (including qualified profit sharing) and severance plans), but otherwise not including those that provide Excluded Benefits, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or any of its Subsidiaries for purposes of determining eligibility to participate, level of benefits, and vesting to the same extent and for the same purpose as such service was recognized and credited to such Continuing Employee by the Company and its Subsidiaries under the corresponding Company Plan; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.
(c) Without limiting the generality of Section 5.12(a), Parent shall cause the Surviving Corporation or its applicable Subsidiary use commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall cause the Surviving Corporation or its applicable Subsidiary to take commercially reasonable efforts to cause to be recognized the dollar amount of all co-payments, deductibles and similar expenses incurred by and credited to each Continuing Employee (and his or her eligible dependents) under the applicable Company Plan providing group health benefits during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the corresponding group health benefit plans in which they will be eligible to participate from and after the Effective Time.
(d) Parent hereby acknowledges that a “change in control” (or similar phrase) for purposes of any Company Plan that contains a definition of “change in control” (or similar phrase) will occur at the Effective Time. From and after the Effective Time, the Surviving Corporation or its applicable Subsidiary, shall honor all of the Company Plans in effect on the date of this Agreement (or, solely to the extent amended not in violation of this Agreement after the date of this Agreement, in effect immediately prior to the Effective Time) in accordance with their terms. Notwithstanding the foregoing, nothing will prohibit Parent or the Surviving Corporation from amending or terminating any such Company Plans in accordance with their terms or if otherwise required pursuant to applicable Law.
(e) Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) or any other Affiliate to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Effective Time, including any Continuing Employee, or prohibit Parent, the Surviving Corporation or any Subsidiary or Affiliate thereof from amending or terminating any Company Plan in accordance with its terms or if otherwise required pursuant to applicable Law. The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.12 is intended to, or shall, create any third-party beneficiary rights in any Person (including any Continuing Employee), provide any such Person any right to enforce the provisions hereof, or constitute the establishment, adoption, amendment or termination of any Company Plan or any other employee benefit or compensation plan.
Section 5.13 Transaction Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the Transactions (collectively, “Transaction Litigation”) of which Parent or the Company, as applicable, obtains Knowledge and shall keep the other party reasonably informed regarding any Transaction Litigation. Each of the Company and Parent shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation and to participate (at the other party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Prior to the Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Takeover Proposal, neither the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 5.13, in the event of any conflict with any other covenant or agreement contained in Section 5.03 that expressly addresses the subject matter of this Section 5.13, Section 5.03 shall govern and control.
Section 5.14 Stock Exchange De-listing. The parties hereto shall cooperate with each other to cause the Company Common Stock to be de-listed from the NYSE and the TSX, to be de-registered under the Exchange Act and to cease to be a reporting issuer in each jurisdiction in Canada as soon as reasonably practicable following the Effective Time.
Section 5.15 Preparation of the Proxy Statement; Stockholders’ Meeting.
(a) Promptly following the execution of this Agreement, the Company shall (and shall use commercially reasonable efforts to do no later than twenty Business Days following the date hereof) prepare the Proxy Statement in preliminary form and file it with the SEC and Canadian securities regualtory authorities. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Holders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall have become false or misleading in any material respect.
The Company shall notify Parent promptly on the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review such document or response.
(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.15(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of the NYSE and/or the TSX, as applicable, to establish a record date (and, unless otherwise required by applicable Law, the Company will not change the record date without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed) for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, and shall commence mailing the definitive Proxy Statement to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than three times, and each such time, no more than by ten Business Days on any single occasion, pursuant to this clause (iii) without Parent’s prior written consent) or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting by more than three times, and each such time, no more than by ten Business Days on any single occasion, pursuant to this clause (iv) without Parent’s prior written consent). Unless this Agreement is validly terminated in accordance with Section 7.01, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholders’ Meeting even if the Board of Directors of the Company (or a committee thereof) has effected an Adverse Recommendation Change.
Section 5.16 Repatriation. The Company and its Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing) to distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to the Company, effective immediately before and conditioned upon the occurrence of, the Closing any cash balances held by any non-U.S. Subsidiaries to the Company; provided, however, that no distribution or transfer will be required to be made (i) to the extent such distribution or transfer (x) would result in withholding or other Taxes in advance of the Effective Time or (y) would violate applicable Law or Contract (existing as of the date of this Agreement) or any minimum cash balance or capital surplus requirements applicable to such Subsidiaries and (ii) unless and until all of the conditions to the Merger set forth in Section 6.01, Section 6.02, and Section 6.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to of such conditions being capable of being satisfied at the Closing), and Parent has irrevocably confirmed and agreed in writing that it acknowledges satisfaction or waiver of all of the conditions to the Merger set forth in Section 6.02 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to such conditions being capable of being satisfied at the Closing) and it is ready, willing and able to consummate the Closing. In the event that this Agreement is terminated, Parent shall promptly reimburse the Company for any documented out-of-pocket expenses incurred by the Company as a result of any actions undertaken at Parent’s express request pursuant to this Section 5.16.
Section 5.17 Exchangeable Shares. Prior to the Effective Time, the Company shall, cause CallCo to acquire, pursuant to Section 7.2 of the articles of ExchangeCo, each outstanding Exchangeable Share (other than those owned by the Company or its Subsidiaries) in exchange for one share of Company Common Stock, all in accordance with the terms and conditions of the Voting and Exchange Trust Agreement, the Support Agreement and the articles of ExchangeCo (collectively, the “Mandatory Exchange”). For the avoidance of doubt, holders of the Exchangeable Shares will retain the ability prior to the consummation of the Mandatory Exchange to exchange Exchangeable Shares for shares of Company Common Stock in accordance with the articles of ExchangeCo. Company shall provide drafts of all documentation effecting the Mandatory Exchange to Parent at least five Business Days prior to the execution thereof and, prior to the execution thereof, shall incorporate any reasonable comments to such drafts provided by Parent or its Representatives at least one Business Day prior to the Closing Date.
Section 5.18 Consents. Prior to the Closing, the Company will take the actions set forth on Section 5.18 of the Company Disclosure Letter. Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 5.18 shall not give rise to the failure of a condition precedent set forth in Section 6.02(b) or a right to terminate this Agreement pursuant to Section 7.01(c)(i) unless such failure is the result of a knowing and intentional breach by the Company of any provision of Section 5.18 of the Agreement.
ARTICLE VI

Conditions to the Merger
Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) No Restraints. No Law or Judgment enacted, promulgated, issued, entered or amended after the date of this Agreement by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Merger;
(b) Governmental Consents.
(i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; the Competition Act Approval shall have been received; and any waiting period or consent, clearance or approval applicable to the consummation of the Merger under the other Antitrust Laws and FDI Laws of the jurisdictions set forth in Section 6.01(b) of the Company Disclosure Letter (such Antitrust Laws and FDI Laws, the “Other Required Antitrust and FDI Laws”) shall have expired, been terminated, obtained or deemed to have been granted or jurisdiction shall have been denied, as applicable; and
(ii) All Requisite Change of Control Approvals shall have been obtained and shall remain in full force and effect.
(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) and the first two sentences of Section 3.02(b) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional payments by Parent, the Company or their Affiliates under Article II that are more than $60,000,000 in the aggregate, (ii) set forth in Section 3.01(a), Section 3.02(b) (other than the first two sentences thereof), Section 3.02(c), Section 3.03, clause (a)(i) of Section 3.04, Section 3.16 and Section 3.22 (A) that are not qualified by words “materially” or “material” or any qualifications based on such terms or based on the term “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (B) that are qualified by the words “materially” or “material” or any qualifications based on such terms or based on the term “Material Adverse Effect” shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), (iii) set forth in Section 3.08(b) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date, (iv) set forth in Article III, other than those Sections specifically identified in clause (i), (ii) or (iii) of this paragraph, that are qualified by a “Material Adverse Effect” qualification shall be true and correct as so qualified as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (v) set forth in Article III, other than those Sections specifically identified in clause (i), (ii), (iii) or (iv) of this paragraph, shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), except, in the case of this clause (v), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;
(c) Material Adverse Effect. No Material Adverse Effect will have occurred after the date hereof; and
(d) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.
Section 6.03 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.01, Section 4.02 and Section 4.09 (A) that are not qualified by words “materially” or “material” or any qualifications based on such terms shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (B) that are qualified by the words “materially” or “material” or any qualifications based on such terms shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (ii) set forth in Article IV, other than those Sections specifically identified in clause (i) of this paragraph, shall be true and correct as of the Closing Date as though made as of the Closing Date

(except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger Sub;
(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and
(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.
ARTICLE VII

Termination
Section 7.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:
(a) by the mutual written consent of the Company and Parent;
(b) by either of the Company or Parent:
(i) if the Effective Time shall not have occurred on or prior to May 21, 2026 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);
(ii) if any Judgment having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the issuance or entry of such Judgment, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such Judgment in accordance with its obligations set forth in Section 5.03 of this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for the foregoing provision); or
(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;
(c) by Parent:
(i) if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of its representations or warranties in this Agreement shall have become inaccurate, which breach or failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination, is given by Parent to the Company and (2) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
(ii) if the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change; or

(d) by the Company:
(i) if either Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of their representations or warranties in this Agreement shall have become inaccurate, which breach or failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination, is given by the Company to Parent and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(ii) prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.02(e)(ii), if the Company has complied in all material respects with the terms of Section 5.02(d) and Section 5.02(e) with respect to such Superior Proposal; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due under Section 7.03(a) (to the wire instructions for such payment provided by Parent prior to the payment thereof); or
(iii) if (A) the conditions set forth in Section 6.01 and Section 6.02 were satisfied or waived on the date the Closing was required to have occurred pursuant to Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing but provided that such conditions were capable of being satisfied if the Closing were to occur on such date), (B) Parent has failed to consummate the Closing on the date on which Parent is required to consummate the Closing pursuant to Section 1.02, (C) the Company has, after the date the Closing was required to have occurred and at least three Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.01(d)(iii), irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the Closing and (D) Parent and Merger Sub have not consummated the Closing by the earlier of (1) the Outside Date and (ii) the end of the third Business Day following delivery of such written confirmation.
Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.05, Section 5.08(c), the last sentence of Section 5.16, this Section 7.02, Section 7.03 and Article VIII (other than Section 8.08(b)), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (subject to the limitations set forth in Section 7.03(a)(iv), Section 7.03(b)(iii), Section 7.03(d) and Section 7.03(e)) no such termination shall relieve any party from liability for damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, in the case of the Company, to the extent proven, a premium or other benefit of the bargain lost by the Company or the Company’s stockholders (taking into consideration relevant matters, including the aggregate Merger Consideration)) to another party resulting from a material and intentional breach of this Agreement or from Fraud. No termination of this Agreement shall affect the rights or obligations of any party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements shall survive the termination of this Agreement in accordance with their respective terms.
Section 7.03 Termination Fees.
(a) Company Termination Fee.
(i) In the event that this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay, or cause to be paid,

the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by Parent prior to the payment thereof) in the case of clause (A), within two Business Days after such termination or in the case of clause (B), simultaneously with such termination.
(ii) In the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i) and (B) (1) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to the Company Stockholder Meeting (in the event of a termination of this Agreement pursuant to Section 7.01(b)(iii) or Section 7.01(c)(i)) and (2) within twelve months after the date this Agreement is terminated, the Company consummates, or enters into a definitive agreement providing for and later consummates, a Takeover Proposal, the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by Parent prior to the payment thereof) within two Business Days after the consummation of such Takeover Proposal. For purposes of this Section 7.03(a)(ii), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.
(iii) In no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.
(iv) In the event the Company Termination Fee is paid to Parent in circumstances under which such fee is payable pursuant to this Section 7.03(a), payment of the Company Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) shall be the sole and exclusive monetary remedy of Parent, Merger Sub, the Equity Investors and their respective Subsidiaries and any of their respective former, current or future directors, officers, employees, agents, attorneys, equityholders, controlling persons, financing sources, Affiliates (other than Parent, Merger Sub or the Equity Investors), partners, managers, members, stockholders and assignees of each of Parent, Merger Sub and the Equity Investors (collectively, the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and on payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
(b) Parent Termination Fee.
(i) In the event that this Agreement is terminated (A) by the Company pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii) or (B) by the Company or Parent pursuant to Section 7.01(b)(i) and, in each case, at the time of such termination, the Company could have terminated this Agreement pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii), then Parent shall pay, or cause to be paid, the Parent Termination Fee to the Company or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by the Company prior to the payment thereof) (1) in the case of any such termination by Parent, concurrently with and as a condition to the termination by Parent and (2) in the case of any such termination by the Company, within two Business Days after such termination.
(ii) In no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.
(iii) In the event the Parent Termination Fee is paid to the Company in circumstances under which such fee is payable pursuant to this Section 7.03(b), payment of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c) and any reimbursement of expenses under Section 5.08(c) and/or Section 5.16) shall be the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and on payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, excluding any liabilities arising for breaches of the Confidentiality Agreement.
(c) Each of Parent and the Company acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions, (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation and (iii) without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 7.03 shall not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. Further, if the Company or Parent fails to promptly pay the Company Termination Fee or the Parent Termination Fee, as applicable, when due pursuant to this Section 7.03, such fee shall accrue interest for the period commencing on the date such fee becomes past due, at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such fee becomes past due. In addition, if (i) the Company shall fail to pay the Company Termination Fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including reasonable fees and expenses of legal counsel) in connection with efforts to collect the Company Termination Fee and (ii) if Parent shall fail to pay the Parent Termination Fee when due, Parent shall also pay to the Company all of the Company’s costs and expenses (including reasonable fees and expenses of legal counsel) in connection with efforts to collect the Parent Termination Fee.
(d) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee in accordance with Section 7.03(a) (in which case Section 7.03(a)(iv) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and the Company Related Parties, if any, shall be limited to (i) prior to a valid termination of this Agreement pursuant to Section 7.01, the right to specific performance or other equitable remedies pursuant to Section 8.08 or (ii) the right to an amount not to exceed the Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages, including consequential, special, indirect or punitive damages, in excess of the Company Termination Fee. For the avoidance of any doubt, under no circumstance shall Parent or any other Parent Related Party be entitled to receive both (x) the Company Termination Fee and (y) monetary damages from the Company.
(e) In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c) and any reimbursement of expenses under Section 5.08(c) and/or Section 5.16) against the Parent Related Parties, and, in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c) and any reimbursement of expenses under Section 5.08(c) and/or Section 5.16) against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guarantee or the Transactions (including, any breach by the Equity Investors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that, without limiting the provisions of Section 8.14 hereof, the foregoing shall not preclude any liability of the Debt Financing Sources to Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing or limit any damages or equitable relief for breaches of the Confidentiality Agreement. Other than the Equity

Investors’ obligations under the Guarantee and the Equity Commitment Letter and the obligations under the Confidentiality Agreement of the parties thereto and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Parties or any other Person other than the Equity Investors, Parent and Merger Sub have any liability for monetary damages to the Company or any Company Related Party relating to or arising out of this Agreement or the Merger. For the avoidance of any doubt, under no circumstance shall the Company or any other Company Related Party be entitled to receive both (x) the Parent Termination Fee and (y) monetary damages from Parent, Merger Sub or any Parent Related Party.
ARTICLE VIII

Miscellaneous
Section 8.01 No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
Section 8.02 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.
Section 8.03 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that (a) Parent may assign all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (b) from and after the Effective Time, Parent and Merger Sub may assign all of their rights, interests and obligations under this Agreement (i) in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (ii) to any of their respective Affiliates or (iii) to any Debt Financing Source pursuant to the terms of the Debt Financing; provided that no such assignment pursuant to clauses (a) or (b) above shall relieve Parent or Merger Sub of its obligations under this Agreement or be reasonably expected to prevent, impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. Subject to the immediately preceding two sentences, this Agreement shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.
Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.06 Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Equity Commitment Letter, the Guarantee, the Debt Commitment Letter and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer on any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.03; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement; (iv) the rights of the Company Cooperation Parties set forth in Section 5.08(c); (v) the rights of the Company Related Parties set forth in Section 7.03(a)(iv) and Section 7.03(d) and the rights of the Parent Related Parties set forth in Section 7.03(b)(iii) and Section 7.03(e); (vi) the rights of the Debt Financing Parties set forth in Section 8.14; and (vii) subject to Section 7.03(e) and the last sentence of this Section 8.06, the right of the Company stockholders to any monetary damages to the extent proven (including, subject to Section 7.03(e), monetary damages based on a lost premium or loss of the economic benefit of the Transactions to the Company stockholders), which are intended for the benefit of and shall be enforceable by the Persons referred to in clauses (i) through (vii) above, except in the case of clause (vii), as specified in the following sentence. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (vii) of this Section 8.06 and the provisions of Section 7.02 with respect to the recovery of monetary damages based on the losses suffered by the Company stockholders (including monetary damages based on a lost premium or the loss of the economic benefit of the Transactions to the Company stockholders) shall only be enforceable on behalf of the Company stockholders by the Company in its sole and absolute discretion, as agent for the Company stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the shares of Company Common Stock and subsequently be transferred therewith.
Section 8.07 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(b) All Actions arising out of or relating to this Agreement, all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, or the Transactions, whether in Law or in equity, whether in Contract or tort or otherwise, shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) (such courts, the “Delaware Courts”). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the Delaware Courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action brought in the Delaware Courts, (iii) agree to not contest the jurisdiction of the Delaware Courts in any such Action, by motion or otherwise and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Delaware Courts, except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process on such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by Federal Express, UPS, DHL or similar courier service to the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 8.08 Specific Enforcement.
(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Each party hereto acknowledges and agrees that (i) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company, Parent nor Merger Sub would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.
(b) Notwithstanding anything herein to the contrary, it is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable relief to cause the Equity Financing to be funded under the Equity Commitment Letter (including to cause Parent to enforce the obligations of the Equity Investors under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) and enforce Parent’s and Merger Sub’s obligations to consummate the Merger if and only if (i) all of the conditions in Section 6.01 and Section 6.02 have been satisfied or waived at the time the Closing was required to have occurred pursuant to Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions as are required of it by this Agreement to cause the Closing to occur and (iv) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to have occurred pursuant to Section 1.02. In no event shall the Company be entitled to enforce specifically Parent’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letter) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source.
(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.08, the Company shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (ii) nothing set forth in this Section 8.08 shall require the Company to institute any Action (or limit the Company’s right to institute any Action) for an injunction, specific performance or other equitable relief under this Section 8.08 prior or as a condition to exercising any termination right under Article VII (and receiving the Parent Termination Fee or pursuing monetary damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.08 or anything set forth in this Section 8.08 restrict or limit the Company’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided that in no event shall the Company be entitled to receive both a grant of specific performance that results in the Closing to occur, on the one hand, and the Parent Termination Fee or monetary damages, on the other hand.
Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR CONTROVERSY THAT MAY, DIRECTLY OR INDIRECTLY, RELATE TO OR ARISE UNDER THIS AGREEMENT, INCLUDING ANY ACTION RELATING TO THE DEBT FINANCING OR THE

PERFORMANCE THEREOF OR INVOLVING ANY DEBT FINANCING PARTY OR ANY RELATED CLAIM, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.
Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (provided that no transmission error is received) or sent by Federal Express, UPS, DHL or similar courier service (providing proof of delivery) to the applicable party at the following street or email address(es):

If to Parent or Merger Sub, to it at:

c/o Thoma Bravo, L.P.
One Market Plaza, Suite 2400
San Francisco, CA 94105
Attention:	Holden Spaht
Tara Gadgil
Email:	***@thomabravo.com
***@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
Attention:	Bradley C. Reed, P.C
Cole Parker, P.C.
Brett R. Nelson

Email:	bradley.reed@kirkland.com
cole.parker@kirkland.com
brett.nelson@kirkland.com

If to the Company, to it at:

Dayforce, Inc.
3311 East Old Shakopee Road
Minneapolis, MN 55425

Attention:	Office of the General Counsel
Email:	***@dayforce.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D Herlihy
Brandon C. Price
Email:	EDHerlihy@wlrk.com
BCPrice@wlrk.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 8.12 Definitions.
(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that in no event shall the Company or any of its Subsidiaries be deemed to be an “Affiliate” of Parent or any of its Subsidiaries nor shall Parent or any of its Subsidiaries be deemed to be an “Affiliate” of the Company or any of its Subsidiaries.
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, the Competition Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Bank” means Dayforce National Trust Bank, a national trust bank and wholly owned subsidiary of the Company.
“Banking Authority” means any Governmental Authority that issues Permits to engage in, or otherwise exercises regulatory, supervisory, or oversight authority with respect to, banking, fiduciary activities, lending, earned wage access services, income based advances, payroll processing services, money transmission or other financial services, including the Office of the Comptroller of the Currency, the Board of Governors of The Federal Reserve System, the California Department of Financial Protection and Innovation, and any other applicable federal or state banking or licensed financial services regulatory authority, including any interagency body.
“Banking Permit” means any Permit issued by a Banking Authority.
“Bribery Legislation” means all applicable U.S. and non-U.S. Laws relating to the prevention of bribery, corruption and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002.
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC, banks in Minneapolis, Minnesota or New York, New York or the Secretary of State are authorized or required by Law to be closed.
“CallCo” means Dayforce Canada Ltd, a corporation existing under the federal laws of Canada.
“Capped Call Documentation” means each of the letter agreements Re: Base Call Option Transaction, each dated as of March 2, 2021, between the Company and each of JPMorgan Chase Bank, National Association, New York Branch, Barclays Bank PLC, Citibank, N.A. and Deutsche Bank AG, London Branch and/or their respective affiliates, as the same may have been supplemented by additional letters entered into by the parties thereto on March 2, 2021, and as may have been further amended, restated or otherwise modified.
“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.
“CFIUS Approval” shall mean, following the filing of a joint voluntary notice of the transactions contemplated by Parent’s equity financing (the “CFIUS Notice”) with CFIUS, (a) the receipt by Parent and the Company of written notification (including by e-mail) from CFIUS that (i) CFIUS has determined that none of the transactions contemplated by Parent’s equity financing is a “covered transaction” under the DPA; or (ii) CFIUS has completed a review or investigation of the CFIUS Notice and has concluded all action under the DPA; or (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (A) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by Parent’s equity financing or (B) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.
“CFIUS Notice” shall have the meaning set forth in the definition of CFIUS Approval.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commissioner of Competition” means Commissioner of Competition appointed under the Competition Act.
“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letter.
“Commonly Controlled Entity” means any person or entity that, together with the Company or any of its Subsidiaries, is at any relevant time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.
“Company Convertible Notes” means the Company’s 0.25% convertible senior notes due 2026 issued under the Indenture, dated as of March 5, 2021, between the Company and the Trustee.
“Company Credit Agreement” means the Credit Agreement, dated as of February 29, 2024, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended by the First Amendment dated as of February 14, 2025.
“Company Equity Plans” means (i) the 2013 Dayforce, Inc. Stock Incentive Plan, effective as of October 1, 2013, and as amended on March 30, 2016, August 11, 2016, December 30, 2016, and March 20, 2017, and (ii) the Dayforce, Inc. 2018 Equity Incentive Plan, as amended and restated as of April 1, 2022.
“Company GESPP” means the Company’s Global Employee Stock Purchase Plan as in effect on the date of this Agreement.
“Company IP” means (i) all Registered Company Intellectual Property and (ii) all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.
“Company IT Systems” means all computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and other information technology infrastructure and equipment owned, leased, licensed, or controlled by the Company or any of its Subsidiaries and that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.
“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
“Company Options” means any outstanding options to purchase shares of Company Common Stock, whether vested or unvested, and whether granted pursuant to the Company Equity Plan or otherwise.
“Company Plan” means each plan, program, policy, agreement or other arrangement, including those covering current or former employees, directors, consultants or other individual service providers, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA) other than any plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA (whether or not subject to ERISA)), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program, arrangement or plan, (iv) an individual employment, consulting, severance, retention, change in control or other similar agreement, (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe benefit plan, program, policy, agreement or arrangement, or (vi) any other compensation or benefit plan, program, policy, agreement or arrangement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability or obligation, other than any plan, program, policy, agreement or arrangement that is sponsored and maintained by a Governmental Authority.
“Company RSUs” means any outstanding awards of restricted stock units that vest solely based on the passage of time, whether vested or unvested, and whether granted pursuant to the Company Equity Plan or otherwise.
“Company Termination Fee” means an amount in cash equal to $351,000,000.
“Competition Act” means the Competition Act (Canada), as amended, and the regulations promulgated thereunder.
“Competition Act Approval” means the occurrence of either of the following in respect of the Transactions: (a) the Commissioner of Competition shall have issued an advance ruling certificate under section 102(1) of the Competition Act; or (b) both (i) the Commissioner of Competition shall have issued a “no-action letter” confirming that he does not intend, at that time, to make an application under section 92 of the Competition Act in respect of the Transactions, and (ii) either the applicable waiting period under subsection 123(1) of the Competition Act has expired or been terminated under subsection 123(2) of the Competition Act, or the obligation to provide a pre-merger notifications in accordance with Part IX of the Competition Act has been waived under subsection 113(c) thereof.
“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract, subcontract or other legally binding agreement.
“Customer Data” means all non-public data collected, stored or processed by or on behalf of the Company or any of its Subsidiaries pertaining to, the customers of the Company or any of its Subsidiaries.
“Data Requirements” means (i) in each case to the extent applicable to the Company or its Subsidiaries and relating to data privacy, protection, or security, or any Personal Data or Customer Data: (A) all applicable data privacy and data security Laws (including any security breach notification requirements); (B) the Company’s or any of its Subsidiaries’ own published privacy policies; (C) industry standards applicable to the industries in which the Company or any of its Subsidiaries operates that are legally binding on the Company or its Subsidiaries (including, if applicable, PCI-DSS); and (D) contractual obligations related to data privacy or data security into which the Company or any of its Subsidiaries have entered, and (ii) the FTC Order.
“Debt Commitment Letter” means the executed debt commitment letter, dated as of August 20, 2025, addressed to Parent from Goldman Sachs Bank USA and Goldman Sachs Asset Management, L.P., together with all exhibits, annexes and schedules thereto, together with the fee letter referred to therein (with pricing terms, “market flex” provisions and any other economic terms in such fee letters that are customarily redacted in connection with Transactions of this type, in each case, not relating to or impacting conditionality, termination, enforceability, gross amount or availability of the Debt Financing on the Closing Date, being redacted).
“Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Parent nor any of its Affiliates shall be a Debt Financing Party.
“Debt Financing Sources” means, in their respective capacities as such, the lenders, agents and arrangers of any Debt Financing or replacement debt financings in connection with the Transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto and their successors and permitted assigns.

“DPA” means the Defense Production Act of 1950.
“Encumbrance” means any mortgage, deed of trust, lease, license, covenant, restriction, hypothecation, option to purchase or lease, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect.
“Equity Commitment Letter” means the executed equity commitment letter, dated as of the date hereof, from the Equity Investors.
“Equity Investors’ Affiliate” means any Person, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, the Equity Investors or any of their Affiliates, excluding any portfolio company or similar asset of the Equity Investors or any of their Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchangeable Shares” means the outstanding Class A Exchangeable Shares of ExchangeCo.
“ExchangeCo” means Ceridian AcquisitionCo ULC, an unlimited liability corporation existing under the laws of the Province of British Columbia.
“Excluded Information” means any (i) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (ii) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (iii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iv) historical financial statements or other information required by Rule 3-033-03(e), Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, (vi) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A in a “Rule 144A-for-life” offering, (vii) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2023, (viii) any financial statements other than the Required Information, (ix) financial information that the Company or its Affiliates does not maintain in the ordinary course of business or (x) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, in the case of clauses (ix) and (x), unless any such information would be required in order for the Required Information provided to Parent by the Company to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Required Information, in the light of the circumstances under which they were made, not misleading.
“FDI Law” means any Law, including any state, national or multi-jurisdictional Law, that is designed or intended to prohibit, restrict or regulate actions to acquire interests in equities, securities, entities, assets, land or interests, or otherwise to screen investments.
“Financing” means, collectively, the Debt Financing and the Equity Financing.
“Fraud” means an intentional act of common law fraud in the making of the representations and warranties set forth in Article III (in the case of the Company) or the representations and warranties set forth in Article IV (in the case of Parent and Merger Sub), in each case with the specific intent to deceive and mislead the other party with respect to such representations and warranties.
“FTC Order” means that certain Decision and Order, dated June 8, 2011 on Docket No. C-4325, issued by the FTC.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Government Contract” means any contract with a Governmental Authority or pursuant to which the Company is supplying or proposing to supply goods or services (at any tier) in connection with a contract between another person and a Governmental Authority, including but not limited to any prime contract, subcontract, supply agreement, letter contract, notice to proceed, purchase order, task order, delivery order, together with any teaming agreement, distribution agreement, letter of supply, letter of intent or similar agreements concerning goods or services to be purchased, funded or reimbursed by a Governmental Authority. A purchase, task or delivery order issued under a Government Contract shall be considered a part of the Government Contract to which it relates.
“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body, arbitrator or mediator (whether public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state, provincial or local, domestic, foreign or multinational.
“Holders” means, collectively, (i) holders of Company Common Stock and (ii) the Holder of the Special Voting Share, acting as trustee for the holders of Exchangeable Shares.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Indebtedness” means any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case solely to the extent drawn); (v) liabilities related to the deferred purchase price of property (including any earn outs, contingent payments, seller notes or other similar obligations) other than trade payables incurred in the ordinary course of business; (vi) liabilities under any unfunded or underfunded defined benefit pension, gratuity, termination indemnity, statutory severance, retiree welfare or similar plans or arrangements; or (vii) guaranteeing any of the obligations of a return described in the foregoing clauses (i) through (vi) of any other Person.
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; (ii) any trademark, trademark registration, trademark application, service mark, service mark registration or application, trade name, business name or brand name, together with all goodwill associated with each of the foregoing; (iii) any copyright, work of authorship, copyright registration or application, design, or design registration or application or database rights; (iv) any internet domain name or social media account or handle; (v) any trade secret, confidential know-how, or other confidential and proprietary information; and (vi) software (including object code and source code), documentation, data, databases, and collections of data.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12(a) of the Company Disclosure Letter, and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the officers or directors of Parent or Merger Sub.
“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.
“Material Adverse Effect” means any effect, change, event, facts, circumstances or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that, none of the following, and no effect, change, event or occurrence arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States, Canada or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency or the markets for any such digital asset or cryptocurrency, monetary policy or inflation or (ii) to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, in each case, after the date hereof (B) the negotiation, execution, announcement or performance of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions (other than in the context of any representations and warranties which specifically address the consequences of entering into this Agreement or consummating the Transactions), (C) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (D) tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, (E) epidemics, pandemics or other disease outbreaks or Laws or directives issued by a Governmental Authority in response to any epidemic, pandemic or other disease outbreak, (F) any action taken by the Company or any of its Subsidiaries that is expressly required or expressly contemplated by this Agreement or at Parent’s written request or with Parent’s consent, (G) relating to the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (H) any change or prospective change in the Company’s credit ratings, (I) any decline in the market price, or change in trading volume, of the capital stock of the Company, (J) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (J) hereof) is a Material Adverse Effect), (K) any Transaction Litigation or other Action threatened, made or brought by any of the current or former Company stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Board of Directors of the Company arising out of the Transactions or (L) the availability or cost of equity, debt or other financing to Parent or Merger Sub; provided further that any effect, change, event or occurrence referred to in clauses (i) or (ii) (A), (C), (D) or (E) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Materially Burdensome Regulatory Condition” means (i) a condition or restriction with respect to obtaining any consent, approval, nondisapproval letter, waiver or non-objection from the OCC that would reasonably be expected to result in a material adverse effect on the business, properties, assets, operations or financial condition of the Surviving Company and its Subsidiaries, taken as a whole, on the one hand, or, following the Closing, Parent, Merger Sub (and their respective Affiliates), on the other hand, measured in each case on a scale relative to the size of the Company and its Subsidiaries, taken as a whole, immediately prior to the Merger, or (ii) any condition, restriction or action (including with respect to any sale, divestment, hold separate, termination or amendment of any contract) with respect to any portfolio company (as such term is commonly understood in private equity industry) of Parent’s Affiliates in relation to obtaining the expiration or termination of any applicable waiting period or any consent, clearance or approval required under any Antitrust Laws or FDI Laws.
“OSS” means any software licensed under a license commonly referred to as an open source, free software, copyleft, or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL (AGPL), Apache Software License, or any other public source code license arrangement).
“Parent Termination Fee” means an amount in cash equal to $702,000,000.

“Payment Authority” means any foreign or domestic payment network, electronic funds network or association, payment card association (including any credit, debit, or prepaid card network), or similar organization that has clearing, settlement or oversight responsibilities in connection with card transactions, electronic funds transfers, or other transmissions of money or monetary value, or related financial messaging, including MasterCard, Visa, Discover, American Express, Fedwire, The Clearing House Interbank Payments System (CHIPS), The Society for Worldwide Interbank Financial Telecommunication (SWIFT) and the National Automated Clearing House Association (NACHA).
“Payment Authority Rules” means any bylaws, rules, regulations, operating circulars, procedures, guidelines, standards, or other requirements issued, adopted, implemented, or otherwise put into effect by or under the authority of any Payment Authority.
“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business, and minor title defects or imperfections, and which in all cases, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.
“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, contractors’ carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens either granted, inchoate at Law, or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) Liens discharged at or prior to the Effective Time (viii) Liens securing any Secured Obligations (as defined in the Company Credit Agreement), (ix) leases, subleases, licenses and sublicenses (other than capital leases and leases underlying sale and leaseback transactions) of any real property entered in the ordinary course of business, (x) any Liens, whether registered or unregistered, in respect of the landlord’s fee simple interest in any real property leased by the Company, all registrations against a landlord’s fee simple title to any real property leased by the Company, and the reservations, exceptions, limitations, provisos and conditions, if any, expressed in any grants from a Governmental Authority of any real property leased by the Company, and (xi) other than with respect to Intellectual Property, such other Liens, Encumbrances or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance or imperfection.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Personal Data” means all data or other information (i) relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual), or (ii) is otherwise protected by or subject to any Law or defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information” under any Law.
“President” shall have the meaning set forth in the definition of CFIUS Approval.
“Process” (or “Processing” or “Processed”) means the access, collection, use, processing, storage, sharing, sale, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any data or information.

“Proxy Statement Clearance Date” means the earliest of (i) the first Business Day immediately following the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (ii) the first Business Day that is at least ten calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement and (iii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.
“Registered Company Intellectual Property” means all patents, patent applications, registered copyrights and applications therefor, registered domain names, and registered trademarks (including service marks) and applications therefor that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.
“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.
“Required Information” means (i) audited consolidated financial statements of the Company consisting of consolidated balance sheets as of the last date of each of the two fiscal years of the Company ended at least 90 calendar days prior to the Closing Date and consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the two fiscal years of the Company ended at least 90 calendar days prior to the Closing Date and (ii) unaudited consolidated financial statements of the Company consisting of a condensed consolidated balance sheet and consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows as of the last calendar day of and for the most recently completed fiscal quarter ended at least 45 calendar days before the Closing Date, and, in the case of the consolidated statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 calendar days before the Closing Date to the last calendar day of the most recently completed fiscal quarter ended at least 45 calendar days before the Closing Date other than with respect to any quarter-end that is also a fiscal year-end.
The Company’s filing with the SEC pursuant to the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or other filing or required unaudited financial statements with respect to it that is publicly available on Form 10-Q or other filing, in each case, will satisfy the requirements, as applicable, of this definition.
“Requisite Change of Control Approvals” means (1) the approval or nondisapproval letter from the OCC under the requirements of 12 CFR 5.50, and (2) the approvals or notices specified in Section 8.12(b) of the Company Disclosure Letter (subject to the terms set forth therein), in each case, in connection with the Merger.
“Sanctioned Country” means any country or region or government thereof that is, or has been at any time since April 24, 2019, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region, so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Office of Foreign Assets Control’s (“OFAC”), the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council or (D) the European Union, (ii) any Person located, organized, or resident in, organized in any Sanctioned Country, (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) - (ii), or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
“Sanctions Laws” means all applicable U.S. or non-U.S. Laws concerning economic or trade sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Security Incident” means any breach of security or other security incident of a Company IT System resulting in (i) any unauthorized access to or use of any trade secret or material confidential information owned or Processed by or on behalf of the Company or any of its Subsidiaries, or (ii) any unauthorized Processing of any such trade secret or confidential information.
“Significant Subsidiary” means each of the Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act) and includes Bank.
“Special Voting Share” means the special voting preferred share, issued by the Company to, and deposited with, the trustee under the Voting and Exchange Trust Agreement.
“Specified ESG Legislation” means all applicable Laws relating to the prevention of slavery, servitude, forced or compulsory labor or human trafficking, including the U.S. Uyghur Forced Labor Prevention Act, the U.K. Modern Slavery Act 2015, the Canada Fighting Against Forced Labour and Child Labour in Supply Chains Act and the Australia Modern Slavery Act 2018 (Cth).
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Support Agreement” means the support agreement, dated April 25, 2018, among the Company, CallCo and ExchangeCo.
“Tax” means any federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat and unclaimed property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, (iii) license, registration and documentation fees and (iv) customs duties, tariffs, and similar charges.
“Tax Act” means the Income Tax Act (Canada), as amended.
“Tax Return” means any return, filing, form, statement, report, claim for refund, declaration of estimated Taxes, information return or information statements, including any schedule or attachment thereto or any amendment thereof, in each case with respect to Taxes and filed or required to be filed with any Governmental Authority, including any consolidated, combined or unitary tax return.
“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.
“Trustee” means Wells Fargo Bank, National Association.
“Unvested Company RSU” means a Company RSU that is unexpired and outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU.
“Vested Company Option” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of (and after giving effect to) the consummation of the Transactions contemplated hereby in accordance with its terms (and without any additional action by the Company, the Board of Directors of the Company or a committee thereof), including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time.
“Vested Company RSU” means any Company RSU that is unexpired, unsettled, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of (and after giving effect to) the consummation of the Transactions contemplated hereby in accordance with its terms (and without any additional action by the Company, the Board of Directors of the Company or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time); provided that (a) any Company RSU that is unexpired, unsettled, outstanding and held by a non-employee member of the Board of Directors of the Company as of immediately prior to the Effective Time shall be deemed a Vested Company RSU and (b) any Company PSU that is unexpired, unsettled, outstanding and for which all time- and performance-based vesting conditions have been satisfied as of immediately prior to the Effective Time, but for which settlement has been deferred by the participant, shall be deemed a Vested Company RSU.
“Voting and Exchange Trust Agreement” means the Amended and Restated Voting and Exchange Trust Agreement, dated April 25, 2018, among the Company, CallCo, ExchangeCo and Barbara Ferreri, as trustee.
(b) The following terms are defined on the page of this Agreement set forth after such term below:

Term	Section
Acceptable Confidentiality Agreement	Section 5.02(i)(ii)
Action	Section 3.09
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Alternate Debt Financing	Section 5.07(c)
Amendment and Rollover	Section 5.17
Announcement	Section 5.04
Appraisal Shares	Section 2.07(a)
Balance Sheet Date	Section 3.06(f)
Banking Permits	Section 3.10(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Share	Section 2.01(c)
Canadian Securities Laws	Section 3.06(c)
Capitalization Date	Section 3.02(a)
Cash Replacement Award Amounts	Section 2.03(d)
Cash Replacement Company PSU Amounts	Section 2.03(d)
Cash Replacement Company RSU Amounts	Section 2.03(c)
CCB	Section 5.03(d)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
CFIUS Notice	Definition of CFIUS Approval, Section 8.12(a)
Claim	Section 5.06(b)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Section 2.01
Company Convertible Notes Indenture	Section 5.10(a)
Company Cooperation Parties	Section 5.08(b)
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.03(d)
Company Preferred Stock	Section 3.02(a)
Company PSU	Section 2.03(d)
Company Related Parties	Section 7.03(a)(iv)
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(b)
Company Stockholder Approval	Section 3.03(c)
Company Stockholders’ Meeting	Section 5.15(b)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.12(a)
Debt Financing	Section 4.06(a)

Term	Section
Definitive Agreements	Section 5.07(a)
Delaware Courts	Section 8.07(b)
DGCL	Section 1.01
DOJ	Section 5.03(d)
Draft Notice	Section 5.03(f)(i)
DTC	Section 2.02(b)(iii)
DTC Payment	Section 2.02(b)(iii)
Effective Time	Section 1.03
Environmental Laws	Section 3.14
Environmental Permits	Section 3.14
Equity Financing	Section 4.06(b)
Equity Investors	Recitals
Exchange Act	Section 3.05
Excluded Benefits	Section 5.12(a)
Fair Value	Section 4.08(b)
Filed SEC Documents	Article III
Final Exercise Date	Section 2.05
Financing Amounts	Section 4.06(d)
Foreign Plan	Section 3.12(e)
FTC	Section 5.03(d)
Guarantee	Section 4.07
Indemnitees	Section 5.06(a)
Interested Parties	Section 5.03(f)
Intervening Event	Section 5.02(i)(iv)
Judgment	Section 3.09
Labor Agreement	Section 3.18(a)(ix)
Laws	Section 3.10(a)
Mandatory Exchange	Section 5.17
Material Contract	Section 3.18(a)
Material Insurance Policies	Section 3.19(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
National Bank Act	Section 3.05
New Debt Commitment Letter	Section 5.07(c)
NYSE	Section 3.05
OCC	Section 3.05
OFAC	Definition of Sanctioned Person, Section 8.12(a)
Other Required Antitrust and FDI Laws	Section 6.01(b)(i)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Related Parties	Section 7.03(a)(iv)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Pension Plan	Section 3.12(c)
Permits	Section 3.10(b)
President	Definition of CFIUS Approval, Section 8.12(a)
Prohibited Modification	Section 5.07(b)
Proxy Statement	Section 3.05
Regulatory Agreement	Section 3.10(d)

Term	Section
Restraints	Section 6.01(a)
SEC	Section 3.05
Secretary of State	Section 1.03
Securities Act	Section 3.02(d)
Superior Proposal	Section 5.02(i)(iii)
Surviving Corporation	Section 1.01
Takeover Law	Section 3.16(b)
Takeover Proposal	Section 5.02(i)(ii)
Tax Regulations	Section 3.12(e)
Top Customers	Section 3.18(a)(xii)
Top Vendors	Section 3.18(a)(xii)
Trade Control Laws	Section 3.19(c)
Transaction Litigation	Section 5.13
TSX	Section 3.05
WARN Act	Section 3.13(d)

Section 8.13 Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement, except that Parent shall be responsible for and pay the filing fees under the HSR Act, the Competition Act and any fees for similar filings or notices under foreign Laws or regulations. Except as otherwise provided in Section 2.02(b), all transfer Taxes incurred in connection with the Merger shall be paid by Parent or the Company, and expressly shall not be a liability of holders of Company Common Stock.
Section 8.14 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, hereby (a) agrees that any Action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) agrees that service of process upon it in any such Action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such Action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement or the Financing, (f) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries, controlled Affiliates or Representatives (in each case, other than Parent, the Equity Investors and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 8.14), the Debt Commitment Letter or any of the Transactions or the performance of any services under the Debt Commitment Letter, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries and controlled Affiliates) waives any and all rights or claims against the Debt Financing Parties and agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Action against any Debt Financing Party with respect to the foregoing and (g) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.14 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 8.14) may not be amended in a manner adverse to any of the Debt Financing Parties without the written consent of the Debt Financing Sources. Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligations to Parent or Merger Sub under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Effective Time.
Section 8.15 Interpretation.
(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “made available to Parent” and words of similar import refer to documents (i) posted to the virtual data room hosted by Datasite LLC under the project titled “Project Dawn” maintained by or on behalf of the Company in connection with the Transactions, or (ii) filed or furnished to the SEC, in each case prior to the execution of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and including (in the case of statutes) any rules or regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
Section 8.16 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DAWN BIDCO, LLC

By:	/s/ Dylan Despot
	Name:	Dylan Despot
	Title:	President, Assistant Treasurer and Assistant Secretary

DAWN ACQUISITION MERGER SUB, INC.

By:	/s/ Dylan Despot
	Name:	Dylan Despot
	Title:	President, Assistant Treasurer and Assistant Secretary

DAYFORCE, INC.

By:	/s/ David D. Ossip
	Name:	David D. Ossip
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

PRIVILEGED AND CONFIDENTIAL
August 20, 2025
The Board of Directors
Dayforce, Inc.
3311 East Old Shakopee Road
Minneapolis, Minnesota, 55425
Members of the Board of Directors:
We understand that Dayforce, Inc., a Delaware corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Dawn Bidco, LLC, a Delaware limited liability company (the “Acquiror”) and Dawn Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Acquiror (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock (i) owned by the Company as treasury stock or by any wholly owned subsidiary of the Company, (ii) held by Parent or Merger Sub and (iii) that are Appraisal Shares (as defined in the Merger Agreement), will be converted into the right to receive $70 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated August 20, 2025, of the Merger Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we
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have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger. In addition, we have relied, without independent verification, on the assessments of the management of the Company as to (i) validity of, and risks associated with, the Company’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of the Company’s current and future products and services.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the
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date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided investment banking and capital markets advisory services to the Acquiror and received fees for the rendering of these services. We may provide financial advisory or other services to the Company and the Acquiror in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Acquiror, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Acquiror.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:
Dominic Pomponi Senior Managing Director

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